                               AGREEMENT OF LEASE
                                     BETWEEN
                               WANAMAKER, L.L.C.,
                                    LANDLORD
                                       AND
                   American BUSINESS FINANCIAL SERVICES, INC.,
                                     TENANT


                                TABLE OF CONTENTS


                                  OFFICE LEASE

                             THE WANAMAKER BUILDING
                              100 PENN SQUARE EAST
                                PHILADELPHIA, PA

         THIS AGREEMENT OF OFFICE LEASE (hereinafter referred to as the "Lease") is made as of the ______ day of November, 2002 (hereinafter referred to as the "Effective Date") between WANAMAKER, L.L.C., a Delaware limited liability company (hereinafter referred to as "Landlord"), and American BUSINESS FINANCIAL SERVICES, INC., a Delaware corporation whose present address is 111 Presidential Boulevard, Suite 127, Bala Cynwyd, Pennsylvania 19004 (hereinafter referred to as "Tenant").

                                   WITNESSETH:

         Landlord hereby leases to Tenant, and Tenant hereby accepts from Landlord, the premises (hereinafter referred to as the "Premises") containing approximately two hundred twenty-one thousand seven hundred (221,700) square feet of rentable area on the 6th, 7th, 8th and 12th floors depicted on the plan attached hereto as Exhibit "A-1", in the building known as The Wanamaker Building, 100 Penn Square East, Philadelphia, Pennsylvania (hereinafter referred to as the "Building") located on land described with the Building on Exhibit "A-2" hereto (the Building and said land are sometimes hereinafter together called the "Property"), subject to the covenants, terms, provisions and conditions of this Lease. The term "Office Portion" shall mean the entire Building other than the portion thereof located on the first three (3) floors of the Building and leased or available for lease from time to time as a retail department store or for any other retail purposes (collectively, the "Department Store," and presently comprising approximately 435,000 rentable square feet of space in the Building). The term "Pocket Space" shall refer to the portion or portions of space located within and comprising a part of the Premises, the total area of which equals approximately ten thousand (10,000) rentable square feet. The term "Health Club Space" shall refer to the portion of space located within and comprising a part of the Premises and depicted on Exhibit "A-6" attached hereto, the total area of which equals approximately three thousand eight hundred ninety-two (3,892) rentable square feet. The ten thousand (10,000) rentable square feet of Pocket Space and the three thousand eight hundred ninety-two (3,892) rentable square feet of the Health Club Space are included within the two hundred twenty-one thousand seven hundred (221,700) square feet of the Premises.

         In consideration thereof, Landlord and Tenant covenant and agree as follows:

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         1. Term.

         (a) Initial Term. The term of this Lease (the "Term") shall commence on the Commencement Date (as hereinafter defined) and, unless sooner terminated or extended as provided herein, the Term shall end, absolutely and without the need for notice from either party to the other, on the date (the "Termination Date") that is one (1) day prior to the eleventh (11th) anniversary of (i) the Commencement Date or (ii) if the 12th Floor Extension Option is exercised, the 12th Floor Commencement Date. Notwithstanding the foregoing, if the Termination Date, as so determined, is not the last day of a calendar month, then the Termination Date shall be extended until the last day of said month. The term "Commencement Date" shall mean the following:

                  (i) if the Delivery Date (defined in Paragraph 1(b)(i) below) occurs on or before January 1, 2003, then the Commencement Date shall be the date that is the earlier to occur of:

                           (A) the date upon which Tenant first commences actual
business use and occupancy of any portion of the Premises for its general office purposes, except for an early partial occupancy as provided in Paragraph 1(a)(vi), or

                           (B) July 1, 2003, subject to extension for Force
Majeure Delay occurring after the Delivery Date pursuant to Paragraph 1(c)(iv)(A) of this Lease.

                  (ii) if the Delivery Date occurs after January 1, 2003 (including where the Delivery Date is delayed as a result of a prior Force Majeure Delay), then the Commencement Date shall be the date that is the earlier to occur of:

                           (A) the date upon which Tenant first commences actual
business use and occupancy of any portion of the Premises for its general office purposes, except for an early partial occupancy as provided in Paragraph 1(a)(vi), or

                           (B) the date that is two hundred ten (210) days after
said Delivery Date, subject to extension for a Force Majeure Delay occurring after the Delivery Date pursuant to Paragraph 1(c)(iv)(A) of this Lease; except that, if the two hundred tenth (210th) day after said Delivery Date is not the first day of a calendar quarter (i.e. July, October, January or April), then the Commencement Date shall be the first day of the next succeeding calendar quarter, provided however that in such event the Commencement Date shall be subject to Landlord's acceleration rights to the extent permitted by Paragraph 1(a)(iv) of this Lease. For purposes of illustration only, if the Delivery Date is January 15, 2003, the Commencement Date will be October 1, 2003 unless Landlord elects to accelerate the Commencement Date to July 1, 2003 to the extent permitted by Paragraph 1(a)(iv) of this Lease.

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

                  (iii) Tenant Delay Right: Notwithstanding any provision of this Lease to the contrary, Tenant shall have the right (the "Commencement Date Extension Option") to irrevocably elect that the earliest date on which the Commencement Date may occur shall be October 1, 2003, except that said election shall be effective only if Tenant delivers to Landlord written notice of said election before December 30, 2002, time being of the essence, except further that the Commencement Date Extension Option automatically shall be null and void if the Delivery Date occurs prior to the exercise by Tenant of the Commencement Date Extension Option. Tenant also shall deliver to Landlord a copy of each and every written agreement (a "Tenant 111 Extension Agreement") extending the term of Tenant's existing lease (the "111 Lease") for space at 111 Presidential Boulevard (the "111 Space") beyond July 31, 2003 promptly after the same is executed by Tenant and the landlord under the 111 Lease (the "111 Landlord"). If Tenant fails to elect or timely elect to exercise the Commencement Date Extension Option, then Tenant automatically will be deemed to have irrevocably waived and released all of its rights to make such election under this subclause
(iii). If Tenant exercises the Commencement Date Extension Option, then Tenant shall be liable for (and Landlord shall have no liability for) all of the rent, additional rent, costs and expenses (including without limitation any Excess Rent Liability and Damages, as said terms are defined in Paragraphs 1(b)(ii)(A) and 1(c)(iv)(C)), respectively, paid or payable in connection with or resulting from Tenant's occupancy of the 111 Space during the months of August, September and October of 2003, and for all months beyond October, 2003 included within an extension of the 111 Lease term pursuant to the Tenant 111 Extension Agreement, regardless of the date on which the Delivery Date occurs. For purposes hereof, a Tenant 111 Extension Agreement does not include a Landlord 111 Extension Agreement (as hereinafter defined) or any other agreement extending the term of the 111 Lease which is entered into for the purpose of mitigating liability resulting from an actual delay in the Delivery Date beyond January 1, 2003 (if the Commencement Date Extension Option has not been exercised) or March 1, 2003 (if the Commencement Date Extension Option has been exercised).

         Notwithstanding any provision of this Lease to the contrary, Tenant shall have the right (the "12th Floor Extension Option") to irrevocably elect that the Commencement Date for the portion of the Premises located on the twelfth (12th) floor of the Building (the "12th Floor Space"), which consists of 52,521 rentable square feet of space, shall be the date (the "12th Floor Commencement Date") that is the earlier of (i) the date upon which Tenant first commences actual business use and occupancy of the 12th Floor Space for its general office purposes and (ii) October 1, 2003 (or, if later, the Commencement Date for the balance of the Premises), except that said election shall be effective only if Tenant delivers to Landlord written notice of said election not later than three (3) business days after the Delivery Date, time being of the essence. If Tenant fails to elect or timely elect to exercise the 12th Floor Extension Option, then Tenant automatically will be deemed to have irrevocably waived and released all of its rights to make such election under this subclause. If Tenant exercises the 12th Floor Extension Option, then any computation of Acceleration Costs shall not include any costs relating to the construction of Tenant's Work within or for the 12th Floor Space. The exercise of the 12th Floor Extension Option does not affect the allocation of risks or liabilities of the parties hereto with respect to Damages or Excess Rent Liability.

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                  (iv) Landlord Acceleration Right.

                           (A) This Paragraph shall apply only where the
Delivery Date occurs during the month of January of 2003, and provided that Tenant has not validly exercised the Commencement Date Extension Option. For purposes of this Paragraph, the term "Delivery Delay Period" shall mean the number of days after January 1, 2003 until the Delivery Date occurs, not to exceed thirty (30) days. If the Delivery Date occurs during the month of January, 2003, then Landlord shall have the right to elect (by written notice delivered to Tenant within the earlier of five (5) business days after the Delivery Date or January 27, 2003, time being of the essence) to accelerate the construction of the Tenant's Work in accordance with the provisions of subsection (iv) (C) and (D) below.

                           (B) This Paragraph shall apply only where (a) the
Delivery Date occurs on or after February 1, 2003, and (b) the two hundred tenth (210th) day after the Delivery Date is any day occurring during the first month of a calendar quarter. In such event, Landlord shall have the right to elect (by written notice delivered to Tenant within the earlier of five (5) business days after the Delivery Date or the 27th day of the month in which the Delivery Date occurs, time being of the essence) to accelerate the construction of the Tenant's Work in accordance with the provisions of subsection (iv) (C) and (D) below.

                           (C) Prior to January 1, 2003, Tenant shall obtain
from Tenant's Contractor and deliver to Landlord a written statement of the aggregate of the costs and fees required by Tenant's Contractor to accelerate the construction of the Tenant's Work ("Acceleration Costs") under the following eight (8) scenarios (which fees and costs may be different depending upon whether the Delivery Date occurs during the month of January, 2003 or thereafter). Four (4) of the scenarios will assume that Tenant does not exercise the 12th Floor Extension Option. The other four (4) of the scenarios will assume that Tenant exercises the 12th Floor Extension Option. Each group of four (4) scenarios will address the following: (1) "Guaranteed Acceleration Costs," as hereinafter defined, where the construction of the Tenant's Work is accelerated by fifteen (15) days; (2) Guaranteed Acceleration Costs where the construction of the Tenant's Work is accelerated by thirty (30) days; (3) "Non-Guaranteed Acceleration Costs," as hereinafter defined, where the construction of the Tenant's Work is accelerated by fifteen (15) days; and (4) Non-Guaranteed Acceleration Costs where the construction of the Tenant's Work is accelerated by thirty (30) days. If Tenant exercises the 12th Floor Extension Option, then Tenant only shall be required to deliver a written statement of the four (4) scenarios that assume such election. As a condition to the effectiveness of Landlord's election to accelerate Tenant's construction, Landlord shall actually advance the amount of the Acceleration Costs (i.e., the Guaranteed Acceleration Costs or Non-Guaranteed Acceleration Costs) to an escrow account (held by an escrow agent and pursuant to an escrow agreement mutually and reasonably acceptable to Landlord and Tenant) not later than ten (10) days following its notice of election. Said escrow agreement shall provide for disbursements of the amounts held therein in proportion to the percentage of Tenant's Work completed.

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

                           (D) The Guaranteed Acceleration Costs means such
amount as Tenant's Contractor determines to be required (in such Contractor's sole discretion) in order to guarantee to Tenant that the construction of Tenant's Work (not including the Tenant's Work for the 12th Floor Space if the 12th Floor Extension Option is exercised) shall be substantially completed on or prior to July 1, 2003 (if the Delivery Date occurs during the month of January, 2003) or on the first day of the calendar quarter which is prior to the 210th day after the Delivery Date (if the Delivery Date occurs after February 1,
2003), subject to extension only for Force Majeure Delay arising after the Delivery Date (as applicable, the "Accelerated Date"). Such guarantee shall require that the Tenant's Contractor agree to pay to Tenant liquidated damages, for each day of delay beyond the Accelerated Date other than Force Majeure Delay arising after the Delivery Date, in the amount of Seventeen Thousand Dollars ($17,000) per day. If Landlord elects to, and pays, the Guaranteed Acceleration Costs as provided herein, the Commencement Date shall be the Accelerated Date (or such earlier date upon which Tenant first commences actual business use and occupancy of any portion of the Premises for its general office purposes, except for an early partial occupancy as provided in Paragraph 1(a)(vi)), whether or not Tenant actually recovers such liquidated damages or any other sum from Tenant's Contractor. The Non-Guaranteed Acceleration Costs means such amount as Tenant's Contractor determines to be required (in such Contractor's sole discretion) in order to endeavor to cause the construction of Tenant's Work to be substantially completed by the Accelerated Date, subject only to Force Majeure Delay, but without assuming any guarantee of, or liability for, such undertaking. If Landlord elects to, and pays, the Non-Guaranteed Acceleration Costs as provided herein, the Commencement Date shall be the Accelerated Date only if Tenant's Contractor shall actually cause substantial completion of Tenant's Work (not including the Tenant's Work for the 12th Floor Space if the 12th Floor Extension Option is exercised) to be accomplished by the Accelerated Date, and Landlord shall not be entitled to a refund, reimbursement or credit for the Non-Guaranteed Acceleration Costs if Tenant's Contractor does not achieve substantial completion by the Accelerated Date nor shall Tenant's Contractor have any liability to Landlord for such failure for any reason. Landlord shall have the right to confer with Tenant's Contractor regarding the basis for, and the anticipated efforts connected with, the Acceleration Costs, but the final determination thereof shall be exclusively that of Tenant's Contractor.

                  (v) "Substantial Portion" Defined. For purposes of this Lease, the term "Substantial Portion" shall mean all of the Premises except for (a) any portion of the Premises used by the current occupant thereof ("GSA") for its computer server and telecommunications equipment; and (b) other portions of the Premises still used or occupied by GSA on the Delivery Date; provided that the area of the Premises subject to use and/or retention by GSA under subclauses (a) and (b) immediately preceding shall not exceed twelve thousand (12,000) rentable square feet in the aggregate. Neither the foregoing definition nor the use of such term in this Lease shall relieve Landlord from its obligation to deliver to Tenant possession of the space described in clauses (a) and (b) of this subparagraph as soon as practical after GSA vacates the same, nor relieve Tenant from its obligation to accept and lease the same. If it becomes critical that Tenant obtain possession of the space described in clauses (a) or (b) of this subparagraph to permit Tenant to substantially complete construction of the Tenant's Work so that the Commencement Date occurs on the planned first day of a calendar quarter, then upon Tenant's request, Landlord shall use commercially reasonable efforts to enlist the cooperation of GSA to move from said space to other space within the Premises (with Tenant's consent, not to be unreasonably withheld, conditioned or delayed) or the Building. For each day that occurs between the date on which Landlord has delivered to Tenant possession of a Substantial Portion of the Premises and the date on which Landlord later delivers to Tenant possession of some additional portion of the Premises of the type described in clauses (a) or (b) above, the first day of the Rent Abatement Period for the space delivered later will be postponed by one (1) day. Except for such partial extension of the Rent Abatement Period, the Commencement Date and Termination Date of this Lease shall be determined without regard to a delay in delivery applicable to the space referred to in this subclause (v).

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                  (vi) Occupancy.

                           (A) Tenant shall have the right to take possession of
portions of the Premises (including, without limitation, portions of the 12th Floor Space if Tenant exercises the 12th Floor Extension Option) as Landlord delivers the same to Tenant for the performance of Tenant's Work and/or for the moving therein of Tenant's furniture, furnishings and personal property, and no such possession for such purposes shall accelerate the Commencement Date. Tenant shall have the obligation to take possession of a Substantial Portion of the Premises promptly after Landlord delivers the same to Tenant. In addition, Landlord and Tenant shall mutually cooperate, at Tenant's request from time to time, in the establishment and/or revision from time to time of a phased occupancy schedule (the "Phasing Plan") whereby Tenant may take occupancy of designated whole floors or other portions of the Premises (including, without limitation, portions of the 12th Floor Space if Tenant exercises the 12th Floor Extension Option) for the actual conduct of its business operations prior to the Commencement Date, in which case the Rent Abatement Period (as defined in Paragraph 2 below) shall be adjusted so that a pro-rata portion of Base Rent (in accordance with the percentage of the Premises so occupied) shall commence to accrue one (1) year after the first date on which Tenant shall take occupancy for such purposes. Notwithstanding any provision of this Lease to the contrary, if Tenant commences construction of the Tenant's Work within any portion of the Premises prior to the Delivery Date and Tenant subsequently terminates the Lease due to Landlord's failure to deliver to Tenant possession of a Substantial Portion of the Premises, Tenant shall remove (or at Landlord's election, reimburse Landlord for the cost of removing) that portion of the completed Tenant's Work that Landlord reasonably determines would materially burden Landlord's efforts to re-lease the Premises to another tenant; provided that the provisions of this sentence shall not apply if Landlord terminates this Lease prior to the Commencement Date pursuant to a right reserved to Landlord.

                           (B) In addition to the foregoing, if (1) the
Commencement Date shall be determined to be October 1, 2003 or any later first day of a calendar quarter pursuant to the provisions of this Lease, (2) the state of completion of the Premises is such as would allow Tenant to lawfully occupy same (or any portion or portions thereof), and (3) if Tenant believes, in its good faith business judgment, that there is a high probability that the Damages (as defined below, but not including any Damages for any period of time covered by a Tenant 111 Extension Agreement) will exceed $1 Million and (4) Landlord has failed to provide to Tenant within a reasonable period of time following its receipt of Tenant's written request commercially reasonable financial evidence demonstrating Landlord's financial means to pay said amount as the same is expected to accrue, then Tenant may, upon written notice thereof to Landlord (accompanied by its written certification of the reasons therefor) take occupancy of all or portion or portions of the Premises which can be lawfully occupied, and commence business operations therein (the foregoing being referred to as an "Early Mitigating Move"). In the case of an Early Mitigating Move, Landlord shall remain liable for any Excess Rent Liability and Damages covering the same period as would have been effective but for the Early Mitigating Move (but with the benefit of any actual mitigation of damages ensuing from the Early Mitigating Move), but in such case, Tenant shall be entitled to an equitable reduction in its Basic Rent as mutually and in good faith agreed by Landlord and Tenant, for the period until the first day of the succeeding calendar quarter. Such equitable reduction shall be determined on the basis of the amount Landlord would reasonably save by reason of the Early Mitigating Move and the additional adverse impact on Tenant resulting from the Early Mitigating Move.

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         (b) Delivery Date.

                  (i) Delivery Date Defined. The term "Delivery Date" means the date on which Landlord delivers to Tenant possession of a Substantial Portion of the Premises for the performance of the Tenant's Work (as hereinafter defined) in the state or condition required by this Lease. The existence of concealed Hazardous Materials (defined herein) and/or concealed legally non-complying conditions within the Premises shall not mean that the Delivery Date has not occurred, provided that the foregoing shall not relieve Landlord of its obligations with respect to said conditions as further stated elsewhere in this Lease.

                  (ii) Termination Rights

                           (A) Tenant's Limited Termination Right.

                                (1) If the Delivery Date does not occur by
Monday, February 3, 2003 (or by April 1, 2003 if Tenant has exercised the Commencement Date Extension Option), then on or after said date Tenant may deliver to Landlord written notice (an "Election Notice") of its intention to terminate the Lease effective as of a date specified in the Election Notice, which date shall be no sooner than the tenth (10th) business day following the date on which Landlord actually receives the Election Notice. Landlord and Tenant agree that the delivery of the Election Notice and the passage of any period of time will not alone be sufficient to terminate the Lease pursuant to this Paragraph. Instead, thereafter Tenant may terminate this Lease by delivering to Landlord a second and separate written notice (the "Termination Notice") which shall be effective only if by the date Landlord actually receives the Termination Notice (i) the Delivery Date still has not occurred, and (ii) Landlord has failed to obtain from the 111 Landlord a written proposal (a "111 Extension Proposal") for an extension of the term of the 111 Lease for a period (the "111 Special Extension Term") and on other terms acceptable to Landlord. After receiving the 111 Extension Proposal, Landlord and Tenant shall cooperate and work diligently to obtain from the 111 Landlord, and once obtained Tenant shall promptly execute, an amendment to the 111 Lease incorporating the terms of the 111 Extension Proposal (said amendment being referred to herein as a "Landlord 111 Extension Agreement"), provided that Tenant shall have no obligation to sign an amendment that increases Tenant's obligations under the 111 Lease unless Landlord agrees to pay the cost of such increased obligations and, if such amount is reasonably expected to exceed $1 million, Landlord provides to Tenant within a reasonable period of time following its receipt of Tenant's written request commercially reasonable financial evidence demonstrating Landlord's financial means to pay said amount as the same is expected to accrue. If the 111 Landlord fails to execute the Landlord 111 Extension Agreement within thirty (30) days following the date on which Landlord actually receives the Election Notice, then (i) Tenant may terminate this Lease, and (ii) Landlord's obligation to pay Excess Rent Liability for the three (3) month period following the 111 Expiration Date (as stated in the next succeeding paragraph) shall increase by one (1) month.

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                                (2) If a Landlord 111 Extension Agreement is
executed as set forth above prior to any permitted termination of this Lease by Tenant, then (i) on the first day of each month during the 111 Special Extension Term, Landlord shall pay to or as directed by Tenant an amount equal to one hundred percent (100%) of all rent, additional rent and other sums that Tenant is obligated to pay to the 111 Landlord during or in connection with the 111 Special Extension Term (including without limitation fees, such as option fees, paid to the 111 Landlord in order to obtain the 111 Special Extension Term) in excess of the monthly Base Rent and additional rent (not including for purposes of this deduction any payments on account of operating expenses, taxes or utilities) Tenant currently is obligated to pay during the month of July, 2003 (collectively, said excess is referred to herein as the "Excess Rent Liability"), which obligation shall survive any subsequent termination of this Lease and (ii) any Election Notice previously delivered automatically shall be null and void and Tenant's right to terminate the Lease pursuant to this Paragraph shall be suspended until a period of time equal to the 111 Special Extension Term has passed following February 3, 2003 (or following April 1, 2003 if Tenant has exercised the Commencement Date Extension Option), at which time Tenant may again deliver an Election Notice to Landlord and the other provisions of this Paragraph again shall apply. As used in this Lease, the "Excess Rent Liability" also includes the amount, as calculated above, resulting from sums payable to the 111 Landlord on account of a holdover by Tenant beyond July 31, 2003 (or October 31, 2003 if Tenant elects the Commencement Date Extension Option) regardless of whether or not pursuant to a written agreement with the 111 Landlord.

                                (3) If the Commencement Date occurs after July
31, 2003 but prior to the expiration of the 111 Lease at the end of the 111 Special Extension Term, then Landlord shall pay to or as directed by Tenant an amount equal to one hundred percent (100%) of all rent, additional rent and other sums that Tenant is obligated to pay to the 111 Landlord for the portion of the 111 Special Extension Term occurring after the Commencement Date, and said amounts shall be deemed "Excess Rent Liability" for purposes of Paragraph 1(b)(ii)(C).


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                                (4) If the Delivery Date occurs on or before the
date stated in any Election Notice, then the termination right set forth herein automatically shall be null and void. If Tenant terminates the Lease pursuant to this Paragraph 1(b)(ii)(A), then Landlord shall have no liability or obligation to pay Tenant any Damages (as such term is defined in Paragraph 1(c)(iv)(C)) or any other sum, except that Landlord shall reimburse Tenant within fifteen (15) days after receipt of Tenant's written invoice of an amount equal to one hundred percent (100%) of the Excess Rent Liability actually paid by Tenant for the three month period following July 31, 2003 (as the same may be extended pursuant to the last sentence of subclause ii(A)(1) above), or, if applicable, following the expiration of the extension of the term of the 111 Lease beyond said date as established by a Tenant 111 Extension Agreement (as said term is defined in Paragraph 1(a)(iii) hereof) or a Landlord 111 Extension Agreement (as said term is defined in this Paragraph). The last date of the term of the 111 Lease (whether by virtue of an extension agreement or otherwise) is referred to herein as the "111 Expiration Date".

                                (5) The term Excess Rent Liability shall for all
purposes exclude the following: all additional rent and other sums payable under the 111 Lease on account of operating expenses, taxes or utility charges; all Damages; all direct, indirect, consequential or punitive damages of Tenant and the 111 Landlord; and the legal fees and court-ordered legal fees of Tenant or that Tenant is obligated to the 111 Landlord (other than legal fees reasonably and prudently expended by Tenant in an effort to contest, reduce or mitigate the Excess Rent Liability, if such efforts are approved in advance and in writing by Landlord, such approval not to be unreasonably withheld or delayed). If the Excess Rent Liability that Landlord is obligated to pay pursuant to the Landlord 111 Extension Agreement would reasonably be expected to exceed $1 million, Tenant shall have the right, as a condition to executing the 111 Extension Agreement, to require that Landlord provide to Tenant commercially reasonable evidence demonstrating Landlord's financial means to pay the Excess Rent Liability as and when the same accrues.

                           (B) Mutual Outside Termination. If the Delivery Date
does not occur by December 31, 2003, regardless of whether GSA vacates the Premises on or before said date, then either Landlord or Tenant may terminate this Lease by delivering to the other party written notice of said termination after December 31, 2003 and on or before January 15, 2004. If Tenant terminates this Lease pursuant to this paragraph 1(b)(ii)(B), then on January 1, 2004 and on the first day of the next five months thereafter, Landlord shall pay to or as directed by Tenant an amount equal to the Excess Rent Liability for which Tenant is liable pursuant to the 111 Lease, which obligation shall survive any subsequent termination of this Lease. If Landlord terminates this Lease pursuant to this paragraph 1(b)(ii)(B), then on January 1, 2004 and on the first day of the next five months thereafter, Landlord shall pay to or as directed by Tenant an amount equal to the Excess Rent Liability for which Tenant is liable pursuant to the 111 Lease, together with all Damages, which obligations shall survive any subsequent termination of this Lease. If the Delivery Date occurs on or before December 31, 2003, or if the Delivery Date does not occur by said date but neither party terminates the Lease in the manner and by the date required by this Paragraph, then the termination right set forth herein automatically shall be null and void.

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

                           (C) Setoff. Notwithstanding anything in this Lease to
the contrary, but subject to the limitations and preconditions set forth below in this paragraph, Tenant shall have the right to set off against Rent and Additional Rent hereunder (1) Excess Rent Liability, (2) Damages, (3) any portion of the Tenant Allowance or Additional Allowance which Landlord shall fail to pay to Tenant as required by the provisions of this Lease and/or (4) any amount to be reimbursed to Tenant as a result of a wrongful draw under the Letter of Credit or as a result of a wrongful application of any cash security deposit held by Landlord in lieu of the Letter of Credit. Tenant shall have no right to set off any such amount owed by Landlord against Rent and Additional Rent unless and until Tenant has obtained a final judgment by a court of competent jurisdiction in the Commonwealth of Pennsylvania against Landlord beyond all appeal periods, with no appeal having been taken.

         (c) Delays Defined; Impact of Delays.

                  (i) Force Majeure Delay Defined. As used herein, the term "Force Majeure Delay" means a delay caused by casualty, natural weather disasters, acts of God or other deities, fire, and strikes or other labor troubles (except for strikes or labor trouble principally caused by the action or inaction of the party hereto claiming that the same is a Force Majeure Delay); civil commotion; acts of terrorism; war or other declared national emergency; or any other cause beyond the reasonable control of the party from whom performance is required, provided such party diligently endeavors to remedy the cause of the delay as soon as possible if commercially and economically feasible to do so. Except with respect to the performance of any monetary payment obligations, and except as otherwise expressly provided in this Lease, any prevention, delay or stoppage due to Force Majeure Delay shall excuse the performance of the party affected for a period of time equal to any such prevention, delay or stoppage. Notwithstanding any provision of this Lease to the contrary, Force Majeure Delay shall not be deemed to have occurred, nor shall such an event operate to excuse a party from performing an obligation to be performed by said party under this Lease unless the party being required to perform sends written notice of the delaying event to the other party within three (3) business days following the occurrence of such delaying event. Such written notice shall specify the nature of the delaying event and, to the extent then reasonably known, the nature (and, if then known, any damages or increase in cost) expected to result therefrom. Force Majeure Delay shall not include a delay in the Delivery Date resulting from GSA's failure to timely deliver to Landlord possession of the portion of the Premises that GSA now occupies as required by the lease between Landlord and GSA. Additionally, Force Majeure Delay shall not include delays or failures to perform resulting (i) from lack of funds, or (ii) from default by any of a party's contractors, engineers or other professionals engaged by such party for the performance of the work required or intended to be performed pursuant to this Lease (regardless of whether such delays are compensable to such party under the terms of the underlying contracts), including without limitation a default by any such party in the performance of a contractual obligation or the negligence or willful misconduct by such party.

                  (ii) Tenant Delay. As used herein, the term "Tenant Delay" shall mean (a) a delay by Tenant in the delivery of any required plans, drawings, documents or information or the giving of a required approval or consent, and (b) a delay in Landlord's Work or any required Landlord approval, consent or action, caused by the fault or delay of, or noncompliance with this Lease by, Tenant or any of its employees, agents, contractors or suppliers. Tenant Delay shall not include (a) any grace period or a period described as reasonably authorized for completion of performance by Tenant, or (b) any delay to the extent caused by Force Majeure Delay or Landlord Delay.

                  (iii) Landlord Delay. As used herein, the term "Landlord Delay" shall mean (a) a delay by Landlord in the delivery of any required plans, drawings, documents or information or the giving of a required approval or consent, or the making available of space or systems to Tenant as required by this Lease, and (b) a delay in Tenant's Work or any required Tenant approval, consent or action, caused by the fault or delay of, or noncompliance with this Lease by, Landlord or any of its employees, agents, contractors or suppliers. If the Delivery Date does not occur by January 1, 2003 (or by March 1, 2003 if Tenant has exercised the Commencement Date Extension Option), then Landlord Delay shall include each calendar day that passes after said date until the Delivery Date occurs. Landlord Delay shall include delay which is the direct result of the existence of concealed Hazardous Materials (defined herein) within the Premises or as a result of concealed legally non-complying conditions within the Premises, but only to the extent that (a) such condition is discovered and alleged to exist during the ninety (90) day period following the date on which Tenant commences the Tenant's Work within the portion of the Premises affected by such conditions, and (b) such condition is not attributable to the acts or omissions of Tenant or its employees, agents, contractors or suppliers. For purposes of the prior sentence, the term "concealed" shall mean not discoverable by reasonable and customary inspection. Landlord Delay shall not include (x) any day of a grace period or a period described as reasonably authorized for completion of performance by Landlord, (y) any delay to the extent caused by Tenant Delay, or (z) Force Majeure Delay; provided that for this purpose no delay of a type set forth in either of the two immediately preceding sentences shall be considered Force Majeure Delay regardless of whether within the control of Landlord. Landlord Delay shall not include any delay caused by any timely and proper rejection by Landlord of any plan or other information required to be submitted by Tenant and approved by Landlord (to the extent that Landlord has the right to withhold such approval pursuant to the terms of this Lease).

                  (iv) Impact of Delay. Landlord has advised Tenant that its ability to deliver possession of the Premises (exclusive of the portion of the Premises located on the 12th floor of the Building) by January 1, 2003 is dependent on the tenant occupying said portion of the Premises as of the date of this Lease vacating possession thereof by December 31, 2002, free and clear of all personal property other than the personal property Tenant is purchasing from said tenant, if any. Landlord shall use commercially reasonable efforts to enforce the obligation of said tenants to vacate the Premises on or before said date, except that Landlord, in its sole discretion and without violating the terms of this Lease, may elect to not commence or pursue legal or equitable recourse against such tenant to recover possession of the Premises. The provisions of this subclause (iv) shall not limit the other provisions of this Paragraph 1.

                  (v) Effect of Landlord Delay. For each day of Landlord Delay that occurs following the Delivery Date (and, accordingly, excluding the situation where the Delivery Date does not occur by January 1, 2003 (or by March 1, 2003 if Tenant has exercised the Commencement Date Extension Option, which situation is governed by paragraph 1(a)(ii))), the Commencement Date (and, accordingly, the first day of the Rent Abatement Period) will be postponed by one (1) day; provided that the following further provisions shall be applicable to Landlord Delay: Any Landlord Delay shall, promptly upon its discovery, be evaluated in good faith by Landlord and Tenant in consultation with Tenant's Contractor. To the extent that such Landlord Delay would reasonably cause the Commencement Date to be delayed beyond the first day of a calendar quarter, Tenant shall endeavor to cause its Contractor to take such steps as would eliminate such delay if Landlord agrees to pay any additional reasonable cost in order to eliminate the delay (and Landlord may also utilize its own contractors where appropriate for such purpose); and provided further that if Landlord is unwilling to pay same, or if it is not reasonably possible to eliminate the delay regardless of cost, then the Commencement Date shall be extended to the first day of the next calendar quarter and all provisions of this Lease shall apply in the same manner as if the delay was due to a failure of the GSA to vacate the Premises.

                  (vi) Effect of Force Majeure Delay. Any Force Majeure Delay that occurs prior to the Delivery Date and which causes a delay of the Delivery Date shall postpone the Commencement Date in the same manner as provided in paragraph 1(a)(ii) of the Lease (i.e. with the same effect as if there was a delay in the Delivery Date due to a failure of the GSA to vacate the Premises); provided that in such case Landlord's obligation for Excess Rent Liability as set forth herein shall be as set forth in subclause (vii) below. For each day of Force Majeure Delay that occurs following the Delivery Date, the Commencement Date (and, accordingly, the first day of the Rent Abatement Period) will be postponed by one (1) day. The occurrence of Force Majeure Delay will not extend the duration of the Rent Abatement Period. Following the occurrence of a Force Majeure Delay, Landlord and Tenant may, by mutual agreement, elect to pay the cost to accelerate the construction of the Tenant's Work to offset the postponement of the Commencement Date caused by a Force Majeure Delay, in which event Landlord and Tenant shall share equally the costs of such acceleration.

                  (vii) Excess Rent Liability and Damages. If and to the extent that the Delivery Date does not occur by January 1, 2003 (or by March 1, 2003 if Tenant elects the Commencement Date Extension Option) and if by virtue of the application of the terms of this Lease the foregoing results in any holdover by Tenant in the 111 Space beyond the applicable 111 Expiration Date, then (x) to the extent that the delay is due to Landlord Delay or to the failure of the GSA to vacate the Premises, and not due to Force Majeure Delay occurring prior to the Delivery Date or to Tenant Delay, Landlord shall reimburse Tenant an amount equal to one hundred percent (100%) of the Excess Rent Liability plus one hundred percent (100%) of the Damages (as said terms are defined herein) which Tenant is obligated to pay and actually pays to the 111 Landlord for or with respect to the period beginning on the day after July 31, 2003 (or October 31, 2003 if Tenant elects the Commencement Date Extension Option) and ending on the Commencement Date (or on such later date that would have been the Commencement Date but for the operation of paragraph 1(a)(i)(A) or paragraph 1(a)(ii)(A) and Tenant's earlier occupancy of the Premises), (y) to the extent that the delay is due to Tenant Delay, Landlord shall have no such obligation for reimbursement, and (z) to the extent that the delay is due to Force Majeure Delay, Landlord shall reimburse Tenant an amount equal to fifty percent (50%) of such Excess Rent Liability plus fifty percent (50%) of such Damages (provided that if Force Majeure Delay is the principal cause of the failure of the GSA to timely vacate the Premises, then (1) Landlord shall pay to Tenant the amount that Landlord is entitled to recover from the GSA on account of the failure to vacate, and (2) Landlord shall reimburse to Tenant fifty percent (50%) of the amount, if any, by which the Excess Rent Liability plus Damages exceeds the amount in subclause (1) immediately preceding. If and to the extent the Delivery Date(s) does not occur by the aforesaid date due to a combination of Landlord Delay, Force Majeure Delay and/or Tenant Delay, then there shall be an equitable and proportionate determination of the foregoing obligations.

                  Any Tenant claim for Excess Rent Liability or Damages shall be in writing and subject to Landlord's right to confirm that the amount claimed for reimbursement has, in fact, been paid to the 111 Landlord. Tenant shall make available to Landlord any and all documentation and records reasonably required by Landlord to substantiate the payment of said amount to the 111 Landlord. Tenant shall submit a claim for Excess Rent Liability or Damages promptly after Tenant determines the amount thereof. Landlord will pay Tenant's timely request for payment of Excess Rent Liability (or any portion thereof) within ten (10) days after the date on which Landlord receives Tenant's written claim.

                  (viii) Damages. "Damages" means and includes: Tenant's reasonable legal fees in connection with challenging an action or proceeding brought by the 111 Landlord to evict or otherwise remove Tenant from possession of the 111 Space or in connection with challenging or reducing any claim by Landlord for Excess Rent Liability or a claim for other compensation or damages resulting from a holdover by Tenant at the 111 Space; judicially determined damages (whether direct, indirect or consequential) recoverable by the 111 Landlord as a result of Tenant's holdover for the relevant period in question or amounts paid in settlement thereof (any such settlement to be subject to Landlord's prior written approval, except that Landlord's approval shall not be required if the amount of such settlement (or the expected Damages if the settlement is not approved) exceeds $1 million and Landlord fails to provide to Tenant within a reasonable period of time following its receipt of Tenant's written request commercially reasonable financial evidence demonstrating Landlord's financial means to pay said amount as the same is expected to accrue); and judicially ordered legal fees that Tenant is obligated to pay to the 111 Landlord. "Damages" shall exclude Tenant's loss of profits, loss of business opportunity, business interruption and other similar losses. "Damages" shall further exclude Tenant's costs to temporarily relocate some or all of its business operation from the 111 Space to space other than within the Building, except where (i) such temporary relocation is completed as a result of a final, non-appealable judicial order or (ii) Tenant elects by written notice delivered to Landlord after May 1, 2003 (or after August 1, 2003 if Tenant has exercised the Commencement Date Extension Option) and prior to the entry of such order, to temporarily relocate from the 111 Space and Landlord fails to provide Tenant within five (5) business days after Landlord's receipt of said notice commercially reasonable evidence demonstrating Landlord's financial means to pay credible Damages in excess of $1 million that might result from Tenant being dispossessed of the 111 Space prior to the Commencement Date anticipated as of the date of said notice.

                  (ix) Limitation of Liability. Notwithstanding any provision of this Lease to the contrary: (i) if the Delivery Date occurs on or before January 1, 2003, then Landlord will have no obligation or liability to pay Tenant any or all of the Excess Rent Liability or Damages or any other sum resulting from Tenant's holdover in the 111 Space beyond July 31, 2003 except as otherwise expressly provided in Paragraph 1(c)(v) above and; (ii) if the Delivery Date occurs after January 1, 2003, then Tenant's sole and exclusive remedies for said event shall be to exercise the applicable remedies expressly set forth in this Lease to the extent permitted by the foregoing Paragraphs. Without limiting the generality of the foregoing, Landlord shall have no obligation or liability to pay or reimburse Tenant for any rent or other charges or damages payable by Tenant to the 111 Landlord or otherwise except as expressly set forth in this Lease.

         (d) Renewal Option.

                  (i) If this Lease is in effect and if Tenant is not then in default hereunder beyond the applicable period of grace, Tenant shall have the right (the "Renewal Option") to extend the Term as to all (but not part, except as set forth in the next succeeding sentence) of the Premises for two (2) additional periods, each of five (5) years (each the "Renewal Term") if Tenant gives Landlord written notice of Tenant's exercise of each such option (the "Renewal Notice") not later than eighteen (18) months prior to the expiration of the then-current Term (the "Notice Cut-Off Date"), time being of the essence and timely delivery of the Renewal Notice being an express condition of valid exercise of each said option. At Tenant's election, Tenant may exclude from a Renewal Option only (i) all or any part of any Expansion Space added to the Premises after the date of this Lease (but any such partial exclusion must be such that any excluded area is reasonably susceptible of re-leasing by Landlord, as reasonably determined by Landlord) and/or (ii) all or any part of the portion of the Premises located on the eighth (8th) floor of the Building depicted on Exhibit "A-3" attached hereto (but any such partial exclusion must be such that any excluded area is reasonably susceptible of re-leasing by Landlord, as reasonably determined by Landlord), provided that Tenant designates such election in the Renewal Notice. An election to so exclude a portion of the Premises from the Renewal Option will be irrevocable once made. Notwithstanding the foregoing, if Landlord wishes to assert that Tenant may not exercise a Renewal Option by reason of an outstanding default by Tenant of its obligations under the Lease, Landlord must so notify Tenant within ten (10) days after receipt of Tenant's Renewal Notice and afford Tenant the opportunity to cure the default in accordance with and within the cure period provided by the provisions of this Lease, after which cure (if any) Tenant's Renewal Notice shall be deemed effective even if given after the Notice Cut-Off Date. If Tenant fails to cure such default in accordance with and within the cure period provided by the provisions of this Lease, Tenant's Renewal Notice of exercise shall be deemed ineffective. If Tenant effectively exercises a Renewal Option, the first Renewal Term shall commence at the expiration of the initial Term of the Lease, and the second Renewal Term shall commence at the expiration of the first Renewal Term. As a condition to exercising the second Renewal Term, Tenant must have exercised the first Renewal Term.

                  (ii) Each such extension of the Term shall be upon the same terms and conditions in force hereunder immediately prior to the expiration of the then current term, except that (a) after the exercise of the first Renewal Option, Tenant shall have the right to extend the Term only for the second Renewal Term, and after the exercise of the second Renewal Term, Tenant shall have no further right to extend the Term beyond the expiration of the second Renewal Term; (b) the Premises will be provided in their then-existing condition, on an "as is" basis, at the time the Renewal Term commences and Tenant shall not be entitled to any free rent, construction allowances, special concessions or any other leasing concessions (collectively, "Concessions") with respect to the Premises during the Renewal Term but the Base Rent shall reflect a downward adjustment to the extent that such Concessions are determined to be part of or ancillary to the Market Rate Base Rent as hereinafter determined; and
(c) Base Rent for the Premises during the Renewal Term shall be ninety-five percent (95%) the Market Rate Base Rent (defined below) as of the commencement of the applicable Renewal Option and the Base Year shall be adjusted to be consistent with the determination of the Market Rate Base Rent. Tenant shall pay Base Rent for a Renewal Term in advance on or before the first day of each calendar month during the Renewal Term in equal monthly installments, and otherwise in the manner required by this Lease for the payment Base Rent. If and when the Renewal Option is exercised, the Term shall thereupon (without the necessity for any further act or deed) be deemed to expire at the end of the applicable Renewal Term, unless further renewed as expressly set forth herein.

         (e) Confirmation Memorandum. Following the Commencement Date (and, if applicable, the 12th Floor Commencement Date), Landlord and Tenant shall promptly execute and acknowledge a memorandum in form substantially as set forth in Exhibit "F" hereto, containing the information set forth in said Exhibit (the "Confirmation Memorandum"), including without limitation the Commencement Date (and, if applicable, the 12th Floor Commencement Date) and the Notice Cut-Off Date (as such term is defined in Paragraph 1(d) of the Lease). No failure of either party to execute the Confirmation Memorandum shall be deemed to modify any of the rights of the parties hereto, all of which shall remain in full force and effect notwithstanding any such failure.

         2. Base Rent.

                  (a) Initial Term.

                           (i) Premises. Subject to adjustment as herein
provided, the Base Rent to be paid hereunder shall equal the sum of (A) the Base Rent for the Pocket Space plus (B) the Base Rent for the portion of the Premises that excludes Pocket Space. Such amounts are set forth on the applicable table below for the periods designated.

         If Tenant does not exercise the 12th Floor Extension Option as permitted herein, then the following table shall apply:



               Base Rent per                 Base Rent per             Total                        Total
Lease       rentable square foot            rentable square foot       Base Rent *            Annual Base Rent
Year     (excludes Pocket Space)            of any Pocket Space        per Lease Year*  per Month

1.*               $ 0.00                             $0.00             $        0.00         $          0.00
2.                $17.75                             $9.00             $3,847,675.00             $320,639.58
3.                $18.25                             $9.25             $3,956,025.00             $329,668.75
4.                $18.75                             $9.50             $4,064,375.00             $338,697.92
5.                $19.25                             $9.75             $4,172,725.00             $347,727.08
6.                $19.75                             $10.00            $4,281,075.00             $356,756.25
7.                $20.25                             $10.25            $4,389,425.00             $365,785.41
8.                $20.75                             $10.50            $4,497,775.00             $374,814.58
9.                $21.25                             $10.75            $4,606,125.00             $383,843.75
10.               $21.75                             $11.00            $4,714,475.00             $392,872.93
11.               $22.25                             $11.25            $4,822,825.00             $401,902.08

         *As used herein, the "Rent Abatement Period" means the period following the Commencement Date that no Base Rent shall accrue under this Lease. The Rent Abatement Period shall be one (1) year, as set forth in the above table. If Tenant exercises the 12th Floor Extension Option as permitted herein, then the above chart shall be deemed revised to reflect that (i) the one (1) year Rent Abatement Period with respect to the 12th Floor Space only shall commence on the 12th Floor Commencement Date; (ii) as provided below, Tenant begins paying Base Rent with respect to the 12th Floor Space following the expiration of said Rent Abatement period for the 12th Floor Space; and (iii) the period of time during which Tenant pays Base Rent for the portion of the Premises other than the Pocket Space and the 12th Floor Space at the rate of $17.75/rentable square foot (the 2nd Lease Year on the above chart) shall be extended to the end of the second Lease Year following the 12th Floor Commencement Date so that each of the subsequent annual increases in Base Rent designated on the chart above occur for the entire Premises on the same date effective as of the end of each Lease Year following the 12th Floor Commencement Date. The Confirming Memorandum executed after the 12th Floor Commencement Date shall reflect the foregoing.

                           (ii) Conversion of Pocket Space Base Rent. As space
is converted from Pocket Space to general office space, then commencing on the Conversion Effective Date for such space, the Base Rent for such space shall become the same Base Rent per rentable square foot charged at that time for the portion of the Premises not otherwise comprising Pocket Space, as such rate is specified on the table above, and the Base Rent payable per month and per Lease Year shall be adjusted accordingly.

                           (iii) Generally. Commencing on the Commencement Date
(and, with respect to the 12th Floor Space only, on the 12th Floor Commencement Date, but only if Tenant exercises the 12th Floor Extension Option) and continuing thereafter until the expiration of the Term or any extension or renewal thereof (but subject to the Rent Abatement Period, as it may be adjusted pursuant to the provisions contained in this Lease), Tenant shall pay to Landlord Base Rent in advance on or before the first day of each calendar month during the Term, in equal monthly installments. For purposes of this Lease, the term "Lease Year" shall mean each twelve (12) month period during the Term commencing on the Commencement Date, except where such term is used to describe a period of time following the 12th Floor Commencement Date, in which event the term shall mean each twelve (12) month period commencing on the 12th Floor Commencement Date. If the Term commences other than on the first day of a month or ends other than on the last day of a month, the Base Rent for such month shall be prorated. However, the Base Rent for the first partial month for which Base Rent is payable shall be paid on the first day of the first full calendar month which follows such first partial month.

                           (iv) Public Financing: HUD 108. The Base Rent set
forth above has been reduced to account for the HUD Section 108 loan (the "HUD 108 Loan") the parties anticipate Landlord will obtain with respect to the Property. During any Renewal Term, the Renewal Term Base Rent as determined under Paragraph 2(b) below shall be reduced by $0.75 per rentable square foot of the Premises per annum, if and so long as the HUD Section 108 loan obtained for the benefit of Landlord with respect to the Property shall remain in effect, it being understood and agreed that said reduction of Base Rent during the Renewal Term shall terminate and cease to be effective at such time as the HUD Section 108 loan terminates or is repaid in full or otherwise satisfied.

                           (v) Public Financing: UDAG. Upon receipt, Landlord
shall pay to Tenant the net loan proceeds of that certain $1 million HUD Economic Development Initiative and/or Recycled UDAG Funds (the "UDAG Loan") referred to in Paragraph 31(a)(ii) of this Lease.

..
                  (b) Renewal Term Base Rent. For the purpose of this Lease, the term "Market Rate Base Rent" is understood to mean the minimum base rental (with
(x) associated prevailing market base year/escalation formulations, and (y) if fair market conditions would otherwise include Concessions, a downward adjustment to account for the fact that Landlord will provide no such Concessions) which a landlord would receive annually by then renting the space in question (using the same square footages/floor factor set forth in this Lease), assuming the Landlord to be a prudent person willing to lease but being under no compulsion to do so, assuming the Tenant to be a prudent person willing to lease but being under no compulsion to do so, and assuming a lease containing the same terms and provisions as those contained in the Lease. The reduction of Base Rent set forth above to account for the HUD Section 108 loan will not operate to either artificially increase or decrease Market Rate Base Rent. Market Rate Base Rent shall take into consideration all relevant factors including the condition, size and location of the space as well as security for Landlord's undertakings. Landlord and Tenant agree that bona fide written offers to lease comparable space located in the Office Portion of the Building from third parties (as adjusted for size, condition and location) may be used as a factor in determining the Market Rate Base Rent. Within ten (10) business days after Landlord receives Tenant's written election exercising the Renewal Option, Landlord shall deliver to Tenant Landlord's determination of Market Rate Base Rent. If Landlord and Tenant cannot agree on the Market Rate Base Rent for the Renewal Term during the thirty (30) day period following the date on which Tenant delivers said election notice, then either party may cause said rate to be determined by arbitration in accordance with the following provisions:

                           (i) The determination of the Market Rate Base Rent
will be determined by an arbitration board consisting of three reputable commercial real estate brokers each of whom shall have at least fifteen (15) years experience with office buildings in the downtown Philadelphia central business district, or shall be a Member of the American Institute of Real Estate Appraisers with the designation of "MAI". Within 20 days after initiation of arbitration, each party shall appoint one arbitrator who shall have no material financial or business interest in common with the party making the selection and shall not have been employed by such party for a period of three years prior to the date of selection. If a party fails to give notice of appointment of its arbitrator within the 20-day period provided above, then upon 2 business days notice the other party may appoint the second arbitrator. The arbitrators selected by the parties shall attempt to agree upon a third arbitrator (the "Third Arbitrator"). If the first two arbitrators are unable to agree on a third arbitrator within 30 days after the appointment of the second arbitrator, then such third arbitrator shall be appointed by the American Arbitration Association.

                           (ii) The parties will submit to the arbitrators the
definition of the Market Rate Base Rent set forth in this Lease and their determination of Market Rate Base Rent. Within thirty (30) days thereafter, the each of the two (2) Arbitrators selected by Landlord and Tenant shall notify the parties in writing of their determination of Market Rate Base Rent, which determination shall take into account the base year/escalation provisions and other relevant economic factors, but which shall reflect a downward adjustment to account for the fact that Landlord will provide no Concessions which would otherwise be included in the Market Rate Base Rent. The Third Arbitrator shall normalize both such determinations into a comparable per-square-foot average rental rate for the renewal period in question (i.e., so that applicable base year, escalation and concessions are placed on a comparable basis). If such determinations, as so normalized, are within five percent (5%) of each other (such 5% variance to be measured from the higher number), then the Market Rate Base Rent shall be the average of the two determinations, and the Third Arbitrator shall determine the manner in which such averaged determination shall be implemented (i.e., how the Market Rate Base Rent shall be actually paid and applied during the renewal period to approximate fair market conditions as closely as practicable). If the two determinations are not within 5% of each other, then the Third Arbitrator shall select one or the other of the two determinations as the Third Arbitrator determines to be closest to the Market Rate Base Rent.

                           (iii) The decision of the arbitrators, determined as
above set forth, will be final, non-appealable and binding upon the parties. Except where specifically provided otherwise in this Lease, each party shall bear its own expenses in connection with the arbitration and the costs of its arbitrator, and the cost of the Third Arbitrator shall be shared equally by Landlord and Tenant. The costs of all counsel, experts and other representatives that are retained by a party will be paid by such party.

         3. Improvement and Fixturing of Premises.

                  (a) Landlord's Work and Tenant's Work.

                           (i) Landlord's Work. Landlord shall perform the
limited work set forth on Exhibit "E" attached hereto (the "Landlord's Work"). Landlord will cause the Landlord's Work to be completed prior to the Commencement Date or, in the case of the limited concealed conditions described on Exhibit "E" within thirty (30) days after the date on which Tenant delivers to Landlord written notice of the existence of the same. Landlord shall perform the Landlord's Work at its sole cost and expense.

                           (ii) Tenant's Work. Tenant shall perform any and all
work to enhance or supplement the Building's basic systems and components and the work necessary to fit-out and improve the Premises for its use and occupancy and to integrate the systems and components of the Premises with those of the Building (collectively, "Tenant's Work"), all in accordance with the terms and conditions of the Tenant's Workletter. Tenant shall perform the Tenant's Work at its sole cost and expense, subject to the terms and conditions of this Lease, including without limitation those relating to the Tenant Allowance and the Additional Allowance.

                  (b) Condition of Premises. Landlord agrees to deliver the Premises to Tenant in broom clean condition, free and clear of all personal property, except such personal property as Tenant may purchase from the existing tenant, provided that said items are clearly marked accordingly. Tenant agrees to accept the Premises in their present condition, subject to Landlord's obligation to complete the Landlord's Work in a good and workmanlike manner, free from material defects, and to meet the other applicable standards and requirements relating to the condition of the Premises as expressly set forth in this Lease, and without any additional representation or warranty of Landlord as to its condition, except for those representations and warranties made by Landlord in the Lease. Except as expressly set forth in the Lease, Tenant acknowledges that (i) Landlord is leasing and Tenant is accepting the Premises in its "As Is, Where-Is" condition, and (ii) Landlord has not made, nor shall Landlord be deemed to have made, any representation or warranty, express or implied, with respect to the Premises. Notwithstanding the foregoing, Landlord shall undertake the correction of defective Landlord's Work, provided that Tenant gives Landlord written notice promptly after discovery of such defect. If no notice to the contrary has been given to Landlord within thirty (30) days after the Commencement Date or thirty (30) days after the completion of the Landlord's Work (whichever is later), it shall be conclusively deemed that the all of the Landlord's Work not objected to by Tenant as aforesaid was satisfactorily performed in accordance with and meeting the requirements of this Lease. The foregoing presumption shall not apply, however:

                           (i) to required work not actually completed by
Landlord, which Landlord agrees it shall complete with commercially reasonable speed and diligence or

                           (ii) to latent defects in such work which could not
reasonably have been discovered theretofore, provided Tenant notifies Landlord thereof within ninety (90) days after occupancy.

                  (c) Delivery of Possession. If Landlord shall, for any reason fail to make available to Tenant possession of the Premises by the date set forth in Paragraph 1, Landlord shall not be subject to any liability for such failure except as set forth in Paragraph 1 above. Subject to the terms of Paragraph 1 above and to the Rent Abatement Period, Tenant's obligations to pay the Base Rent, the Tax Adjustment and the Operating Expense Adjustment shall not commence until Landlord makes possession available and the Commencement Date occurs; and, except as aforesaid, such failure to make available to Tenant possession of the Premises on or before a particular date, shall not in any other way affect the validity of this Lease, or the Term, or the obligations of Tenant hereunder, nor shall such failure be construed in any way to extend the Term. Subject to the terms of Paragraph 1 and any specific right of termination expressly granted to Tenant in this Lease, such deferral of rent shall be Tenant's sole and exclusive right and remedy with respect to any such failure.

                  (d) Occupancy. The Premises shall not be deemed not ready for occupancy or for delivery of possession, if minor details of the Landlord's Work remain to be done, and which do not (as to the status of such work or as to the intended completion thereof) materially interfere with Tenant's use of the Premises or with Tenant's Work.

                  (e) Allowances.

                           (i) Initial Allowance. Landlord shall provide Tenant
an allowance equal to the product obtained by multiplying the rentable area of the Premises as of the Commencement Date (including the 12th Floor Space, notwithstanding that the 12th Floor Extension Option is exercised) (excluding the rentable area of the Pocket Space) by Thirty-Eight Dollars ($38.00) (the "Tenant Allowance"). The Tenant Allowance shall be funded in accordance with the terms and conditions of Exhibit "B". The Tenant Allowance shall be applied toward the cost of the architect's and engineer's fees, project manager's fees and the fees of other professional consultants for designing and preparing construction documents for the Tenant's Work, legal fees in negotiating this Lease, the costs incurred to construct Tenant's Work and the costs listed on Exhibit "B-1."

                           (ii) Additional Allowance. Provided that Tenant
satisfies the Letter of Credit Condition (defined in Section 24) on or before the ninetieth (90th) day following the Delivery Date, Landlord shall pay to Tenant an allowance equal to the product obtained by multiplying the rentable area of the Premises as of the Commencement Date (excluding the rentable area of the Pocket Space and the Health Club Space) by Ten Dollars ($10.00) (the "Additional Allowance") to be utilized by Tenant as Tenant determines in its sole discretion. If Tenant fails to satisfy the Letter of Credit Condition on or before the ninetieth (90th) day following the Delivery Date, then without further notice or opportunity to cure, Tenant automatically be deemed to have irrevocably waived and released all of its rights to the Additional Allowance and Landlord will have no obligation to pay any of such amounts to Tenant. Without limiting Landlord's obligation to pay to Tenant the entire Additional Allowance as required herein, the Additional Allowance shall be applied toward the cost of the architect's and engineer's fees, project manager's fees and the fees of other professional consultants for designing and preparing construction documents for the Tenant's Work, legal fees in negotiating this Lease, the costs incurred to construct Tenant's Work and the costs listed on Exhibit "B-1" and other costs reimbursable by the PIDC if and to the extent it is possible to use the intended payment of the Additional Allowance to pay for such costs where such costs are not otherwise paid by the Tenant Allowance, provided that such use of the Additional Allowance does not disqualify Tenant's entitlement to the corresponding dollar amount of the Initial Allowance. The Additional Allowance shall be disbursed in accordance with the following parameters:

                                (A) Prior to substantial completion of the
Tenant's Work, Landlord shall disburse the Additional Allowance in accordance with the terms and conditions of Exhibit "B," provided that such disbursements of the Additional Allowance shall be applied only toward the cost of the architect's and engineer's fees, project manager's fees and the fees of other professional consultants for designing and preparing construction documents for the Tenant's Work, legal fees in negotiating this Lease, the costs incurred to construct Tenant's Work and the costs listed on Exhibit "B-1;"

                                (B) Prior to substantial completion of the
Tenant's Work, Landlord also shall disburse the Additional Allowance to pay costs and expenses that Tenant actually incurs in connection with the Lease and Tenant's relocation to the Premises where such costs and expenses are not otherwise payable or reimbursable by PIDC to Landlord in connection with the HUD Loans (defined in Paragraph 31). Tenant shall request any such advance by submitting a written request therefor, accompanied by specific invoices and a written statement by Tenant certifying the amounts to be paid (or, if already paid by Tenant, for which Tenant is to be reimbursed). After receipt of such an application, Landlord or its representative may seek to confirm the accuracy of the information set forth in the invoices. Thereafter, Landlord shall either (i) approve said application in the amount applied for or (ii) withhold its approval of the amount applied for, notifying Tenant of its reasons for withholding approval, said approval or disapproval being based on Landlord's reasonable determination of whether the requested advance are costs associated with the Lease or Tenant's relocation to the Premises. If Landlord does not approve any such application in the amount applied for, Landlord may approve the application to the extent and in the amount that it is able. All payments made with respect to any such approved application shall be made out of, to the extent of and for the items covered by the Additional Allowance. If Landlord approves the application or any part thereof, Landlord shall pay the amount approved to Tenant (or in Landlord discretion, to the contractor or party entitled to receive payment) by no later than the 45th day after the date on which Landlord receives an application pursuant to this paragraph that Landlord subsequently approves; and

                                (C) Following substantial completion of the
Tenant's Work, Tenant may request in writing that Landlord disburse to Tenant the entire remaining portion of the Additional Allowance not previously disbursed to Tenant, without Tenant having to tie such funds to the payment of costs associated with the Lease or Tenant's relocation to the Premises. Such request shall include a written statement by Tenant or its architect certifying that substantial completion of the Tenant's Work has occurred. Landlord shall pay said amount to Tenant by no later than the fifth (5th) business day after the date on which Landlord receives said application.

                           (iii) Reimbursement of Design Costs. Landlord shall
pay to Daroff Design, Inc. ("Daroff") the cost of the work performed and plans prepared by Daroff through and including January 23, 2002 in connection with Tenant's leasing of the Premises promptly after Landlord receives written invoice itemizing in reasonable detail the amount due and payable (the "Daroff Costs").

                  (f) "Pocket Space."

                           (i) Use, Condition and Expense Calculation. Tenant
may use the Pocket Space only for the storage of Tenant's personal property and equipment and for no other purpose without Landlord's prior written consent. In connection with such use, only employees whose primary responsibility relates to the items stored in the Pocket Space may occupy the Pocket Space on a regular basis during any given period of time. Until such time as Pocket Space is converted to general office space (i.e., for office space regularly occupied by Tenant's office personnel for the conduct of Tenant's business), (i) fifty percent (50%) of the area of such Pocket Space shall be included in the area of the Premises for the purpose of calculating Tenant's Proportionate Share (defined herein), and (ii) such Pocket Space shall not be entitled to the Pocket Space Allowance referred to below.

                           (ii) Conversion of Pocket Space. Tenant may elect to
convert the use of Pocket Space to general office use permitted by this Lease by delivering to Landlord written notice of such election (the "Conversion Notice"), and said conversion shall be effective on the date on which Tenant first uses for general office purposes the space being converted with Landlord having paid to or for the benefit of Tenant the Pocket Space Allowance (the "Conversion Effective Date").

                           (iii) Pocket Space Allowance. If Tenant delivers the
Conversion Notice and converts the Pocket Space to general office use space, Landlord shall provide Tenant an allowance (the "Pocket Space Allowance") equal to the product obtained by multiplying (a) the rentable area of the space then being converted from Pocket Space to general office use by (b) the Allowance Amount (defined below). The term "Allowance Amount" means the product obtained by multiplying Thirty-Eight Dollars ($38.00) by a fraction, the numerator of which is the number of months remaining in the Term after the date on which Landlord receives the applicable Conversion Notice and the denominator of which is the total number of months in the Term exclusive of the Rent Abatement Period, in each case excluding any extension or renewal periods. Landlord shall have no obligation to advance more than the total amount of the Pocket Space Allowance for the payment of such costs. The Pocket Space Allowance shall be applied toward the cost of (A) the architect's and engineer's fees, project manager's fees and the fees of other professional consultants for designing and preparing construction documents for the Tenant's Work in converting the Pocket Space to general office space, (B) the costs incurred to construct said Tenant's Work and (C) the costs listed on Exhibit "B-1." The Pocket Space Allowance will be distributed in the same manner and subject to the same terms and conditions as the Tenant Allowance, as specified in Exhibit "B."

                           (iv) Any cost incurred by Tenant that is of a nature
or category otherwise payable or reimbursable to Tenant from the Tenant Allowance but that is not paid or reimbursed to Tenant because Tenant has received the entire Tenant Allowance may be used as the basis for Tenant's draw of the Pocket Space Allowance at such time as Tenant converts Pocket Space pursuant to this Paragraph 3(f).

         4. Additional Rent. In addition to paying the Base Rent specified in Paragraph 2 hereof, Tenant shall pay as "additional rent" the amounts determined as hereinafter set forth in this Paragraph 4, any and all other sums, expenses and charges due or payable by Tenant under this Lease, and any and all reasonable costs, expenses and attorneys' fees incurred by Landlord in collecting any and all Base Rent or in enforcing any of Tenant's obligations following an Event of Default. The Base Rent and such additional rent are sometimes herein collectively referred to as "rent." All amounts due under this Lease as additional rent shall be payable in the same manner and at the same place as the Base Rent.

                  (a) Definitions. As used in this Paragraph 4, the terms:

                           (i) "Base Year" shall mean the calendar year 2003;
provided that the following provisions shall apply to the calculation of Operating Expenses for the Base Year in recognition of the fact that the Premises are not expected to be in operation for a majority of the Base Year and that, accordingly, Operating Expenses may be disproportionately lowered for the Base Year by reason of such lack of operation:

                                (A) Landlord represents that, on a square foot
basis, Taxes (based upon the total rentable area of the Office Portion of the Building) and Operating Expenses (for the Office Portion of the Building, as adjusted to 95% occupancy as set forth herein) were $1,451,784.11 and $5,855,225.00 respectively, for the calendar year 2001, and are estimated to be $1,851,572.17 and $6,418,248.00, respectively, for the calendar year 2002, it being understood and agreed that this estimate is not binding on Landlord and in no way limits the Base Year Taxes and Operating Expenses.

                                (B) In the event that Operating Expenses for
calendar year 2004 shall exceed the corresponding Operating Expenses for the Base Year (as adjusted to 95% occupancy as set forth herein) by MORE than five percent (5%), exclusive of the Excluded Increase Items (as hereinafter defined), then (i) the amount of such increase in EXCESS of five percent (5%) shall be determined (the "Excess Operating Percentage"), and (ii) Operating Expenses for the Base Year, for purposes of this Lease (i.e., for the purpose of all future calculations of Tenant's Proportionate Share of Operating Expenses), shall be adjusted upward by the Excess Operating Percentage, as the case may be. The term "Excluded Increase Items" means any increase, to the extent in excess of five percent (5%), attributable to (1) increases in utility costs, whether unit price, surcharges, fees or otherwise or (2) costs under collective bargaining agreements, including unit wage costs and benefits, (3) costs for the types and amount of insurance maintained in place during the Base Year for the Building;
(4) Taxes or (5) costs of service contracts for the regular maintenance and repair of the Office Portion of the Building. Landlord represents to Tenant that it is not aware of any facts or condition applicable only to calendar year 2003 that would cause Landlord to protest the Taxes for said calendar year.

                           (ii) "Calendar Year" shall mean each calendar year in
which any part of the Term falls, through and including the year in which the Term expires.

                           (iii) "Consumer Price Index" shall mean the United
States Department of Labor, Bureau of Labor Statistics, Consumer Price Index for Urban Wage Earners and Clerical Workers (CPI-W) (Philadelphia area only), 1982-84 = 100.

                           (iv) "Tenant's Proportionate Share" shall mean
22.42%, which is the percentage calculated by dividing (a) the sum of the rentable area of the Premises (excluding the rentable area of the Pocket Space) plus one-half of the rentable area of the Pocket Space (which sum equals as of the date hereof 216,700 square feet), the agreed-upon rentable area of the Premises and the Pocket Space provided at the beginning of this Lease, by (b) 966,459 square feet. As Pocket Space is converted to office use as permitted by this Lease, Tenant's Proportionate Share will be adjusted to include 100% of the rentable area of the Pocket Space. The rentable area of the Premises has been calculated according to a method pursuant to which a portion of the Common Areas has been deemed included in the Premises. Landlord and Tenant irrevocably acknowledge and agree that the rentable area of the Premises for the purposes of calculation of Additional Rent and Tenant's Proportionate Share shall be deemed to be 221,700 square feet and the area of the rentable office space in the portion of the Building which is intended for office occupancy (the "Office Portion") shall be deemed to be 966,459 square feet (and Landlord represents that the total rentable area of the Office Portion is 966,459 square feet).

                           (v) "Taxes" shall mean all real estate taxes and
assessments (general, extraordinary, special or otherwise, provided that any special assessment relating to a betterment having a useful life beyond the Term shall be apportioned in accordance with the remaining Term), any Center City District costs included in real estate taxes, the gross receipts portion of the Philadelphia Business Privilege Tax (but specifically excluding the net profits portion or any other tax based upon net income or net profits), or similar impositions and expenses, levied or assessed upon or with respect to the Office Portion of the Building, and an equitable allocation of ad valorem taxes for any personal property used in connection therewith and all taxes levied or assessed upon or the rents or receipts paid or payable to Landlord therefrom (including, without limitation, any general gross receipts tax and any income tax levied or assessed especially with respect to real property or any type of real property which includes the Property), which Landlord shall become obligated to pay with respect to the Property during any Calendar Year, any portion of which occurs during the Term (without regard to any different fiscal year by the respective governmental or municipal authority). Should the Commonwealth of Pennsylvania, or any political subdivision thereof, or any other governmental authority having jurisdiction over the Property, impose a tax, assessment, charge or fee, which Landlord shall be required to pay, wholly or partially in substitution for or in addition to any of the above Taxes, all such taxes, assessments, fees or charges shall be deemed to constitute Taxes hereunder, computed as if the Property were the sole asset of Landlord. "Taxes" shall include all reasonable fees and costs, including attorneys' fees, appraisals and consultants' fees, incurred by Landlord in any year in seeking to obtain a reduction of, or a limit on, any increase in any Taxes (regardless of whether any reduction or limitation is obtained). To the extent that notes or documents within the files located at the City of Philadelphia Assessor's Office establish with reasonable certainty that an increase in real estate taxes is attributable to an addition or improvement to the Office Portion of the Building which does not benefit tenants of the Office Portion of the Building generally, such increased amount shall be excluded unless the Taxes for the Base Year are adjusted in such a manner that such increase does not affect Tenant.

                           (vi) "Operating Expenses" shall mean all expenses,
costs and disbursements (other than Taxes), determined for the applicable Calendar Year on an accrual basis, paid or incurred by or on behalf of Landlord in connection with the ownership, management, operation, maintenance and repair of the Property, or are payable or allocable with respect to the Office Portion of the Building by virtue of the ownership of the Building, and which are reasonably incurred and considered an operating, repair or maintenance cost of the Property in accordance with sound accounting practices applicable generally to other reasonably high quality office buildings located within the Philadelphia Central Business District ("Sound Accounting Practices"). The following, however, will not be included in Operating Expenses:

                                (A) Costs of alterations of any tenant's
premises;

                                (B) Principal or interest payments on loans
secured by mortgages or trust deeds on the Property or portions thereof;

                                (C) Costs of capital improvements, except that
Operating Expenses shall include the cost as amortized over such number of years as Landlord may reasonably determine as the anticipated useful life of the improvement, with interest at the rate of 9% per annum on the unamortized amount, of any capital improvements made or installed after the Base Year which
(1) in Landlord's reasonable opinion, will have the effect of reducing any component cost included within Operating Expenses, provided that the amount included for such purpose shall not exceed the resulting savings in Operating Expenses as reasonably determined by Landlord, (2) are made or installed to keep the Property in compliance with all governmental rules and regulations applicable from time to time thereto, provided that the rule or regulation in question was not in effect on the Commencement Date or that Landlord was not required to comply with such rule or regulation (except where the permitted non-compliance was due to a special request of Landlord to defer the same to a future year), and provided further that the annual inclusion for the purposes of this subclause (2) shall not apply to structural alterations or additions, and no such inclusion shall apply in calculating Tenant's Proportionate Share of Operating Expenses for any Calendar Year, to the extent that such inclusion, in and of itself, would result in an increase in such Tenant's Proportionate Share of Operating Expenses for a Calendar Year of more than two percent (2%) above Tenant's Proportionate Share of Operating Expenses for the immediately prior Calendar Year; or (3) under Sound Accounting Practices may be expensed or treated as deferred expenses (and the amortization and interest so determined for each Calendar Year shall be included in Operating Expenses for that Calendar
Year);

                                (D) Expenses incurred in leasing or procuring
new tenants or extending, modifying or amending any leases or the space covered by any lease (including without limitation lease commissions, legal, advertising and renovating space);

                                (E) The cost of electricity to any space leased
or available for lease (it being understood that electricity for the Premises, other than HVAC, shall be separately metered or sub-metered to Tenant and that Tenant shall not pay for increased electricity costs except for the Building's common areas, HVAC, base building systems and elevators) or for which Landlord receives reimbursement from Tenant or other tenants (other than reimbursements by way of their proportionate share of Operating Expenses for Common Area electric);

                                (F) Except as provided in subsection (C) above,
depreciation or amortization of the Building or improvements in the Building or expenditures which, under Sound Accounting Practices, are treated as capital in nature;

                                (G) Expenses for repairs or other work
occasioned by fire, windstorm or other casualty, whether or not insured, provided, however, a deductible expense of no greater than $25,000 per occurrence shall be included as part of Operating Expenses if such amount is actually paid by Landlord as part of an insured casualty;

                                (H) Legal expenses in enforcing the terms of or
analyzing any lease or in connection with any actual or proposed sale or financing of the Building;

                                (I) Fees and expenses paid to Landlord or an
affiliate of Landlord for services to the extent such fees and expenses are above a reasonably competitive rate;

                                (J) Costs of environmental investigation or
remediation with respect to existing or future conditions in the Building, including without limitation asbestos (reserving to Landlord, however, its rights against Tenant for any violation of Tenant's environmental obligations under this Lease); provided Landlord shall have the right to periodically test the air and water quality in the Building and to perform routine operation and maintenance pursuant to an existing operation and maintenance plan and to treat the costs thereof as an Operating Expense;

                                (K) The cost of material specialized services
provided to a tenant or tenants in the Building which are not provided to Tenant, including without limitation any specialized service furnished exclusively or primarily to or with respect to the Department Store; and provided that if any such services are furnished to or with respect to the Department Store in quantities or levels significantly higher, on a square foot basis, than to the Office Portion, a further adjustment shall be made so that only the amount equitably attributable to the Office Portion shall be included in Operating Expenses;

                                (L) Uninsured judgments, the cost of the defense
of claims, settlements, payments or liabilities to third parties, or other costs or expenses, to the extent attributable to or the fault or negligence of Landlord or any other tenant of the Building or their agents or employees or to a failure of Landlord or any other such tenant to comply with the terms of any agreement or lease to which it is a party;

                                (M) The cost of adding capacity to the
Building's electric, HVAC or other systems or components or making any repairs, changes, enhancements or upgrades to the Building systems which are necessary to enable Landlord to meet the standards set forth on Exhibit "H" of this Lease;

                                (N) Late fees, penalties or interest on billings
payable by Landlord or attributable to a failure by Landlord or any other tenant to comply with legal requirements, or costs to remedy a condition or circumstance which is in violation of, or contrary to, a specific warranty or representation of Landlord in this Lease;

                                (O) Costs which could reasonably have been
avoided, by the enforcement of an applicable vendor's, installer's, or manufacturer's warranty which is in effect;

                                (P) Costs of operating, maintaining or repairing
any specialty facility provided to a tenant or tenants in the Building which are not provided to and used by Tenant;

                                (Q) Costs of acquiring, leasing, insuring,
restoring, removing or replacing sculptures, paintings, and other objects of art located within or outside the Building, except for the cost of routine maintenance of such objects in the public areas in the Building.

                           (vii) The following items shall be credited against
Operating Expenses in the calculation thereof: (A) all discounts or rebates received by Landlord in connection with Operating Expenses; (B) all cost recoveries by Landlord from any parking garage or other facility in the Building to the extent such costs were included in Operating Expenses or to the extent the same are paid on account of Operating Expenses; and (C) all cost recoveries by Landlord from tenants in the Building for special services where such costs were included as Operating Expenses (as contrasted to recoveries of a tenant's percentage of increases in Operating Expenses).

                           (viii) Without limiting any other provision of this
Lease, Landlord agrees to keep, preserve and maintain the Building and the Common Areas, and the use thereof, at all times in a manner and condition comparable to other reasonably high quality office buildings located within the Philadelphia Central Business District, and Landlord shall use commercially reasonable efforts to operate, manage and maintain the Building and Common Areas in an efficient and prudent manner with a view toward keeping increases in Operating Expenses at reasonable and competitive levels.

                           (ix) Landlord agrees that its statements of Operating
Expenses delivered pursuant to this Lease will be prepared in accordance with Sound Accounting Practices and will be consistently applied. For these purposes, consistent application shall include consistency in the type, category and nature of all items included in Operating Expenses, and consistency in the assumptions used to perform the occupancy adjustment under subsection (b)(1) below. Operating Expenses will be calculated, and adjusted in such manner that the total of all applicable percentage shares of the office tenants of the Building of increases in Operating Expenses attributable to the Office Portion does not exceed one hundred percent (100%).

                  (b) Expense Adjustment.

                           (i) Tenant shall pay as additional rent for each
Calendar Year, that amount ("Expense Adjustment Amount") which is Tenant's Proportionate Share of the amount by which the Operating Expenses incurred with respect to such Calendar Year exceed the amount thereof incurred with respect to the Base Year; provided, however, that in determining the amount of Operating Expenses for the Base Year and for each Calendar Year subsequent to the Base Year, if less than 95% of the Rentable Area of the Office Portion of the Building shall have been occupied at any time during such Base Year or Calendar Year, Operating Expenses (including without limitation management fees) shall be deemed for such Calendar Year to be in the amount reasonably determined by Landlord to be equal to that amount of like expenses which normally would be expected to be incurred had such occupancy been 95% throughout such Base Year or Calendar Year.

                           (ii) The Expense Adjustment Amount with respect to
each Calendar Year shall be paid in monthly installments, payable in advance on the first day of each calendar month during the course of such year, in amounts estimated from time to time by Landlord and communicated by written notice to Tenant in accordance with the procedures hereinafter set forth. Landlord shall cause to be kept books and records showing Operating Expenses in accordance with Sound Accounting Practices. Following the close of each Calendar Year, Landlord shall cause the amount of the Expense Adjustment Amount for such Calendar Year to be computed based on Operating Expenses for such Calendar Year, and Landlord shall deliver to Tenant a statement ("Annual Statement") of such amount and Tenant shall pay any deficiency as shown by such statement to Landlord within 30 days after receipt of such Annual Statement. If the total of the estimated monthly installments paid by Tenant during any Calendar Year exceed the actual Expense Adjustment Amount due from Tenant for such Calendar Year, then, at Landlord's option, such excess shall be either credited against payments next due hereunder or refunded by Landlord. Tenant's obligations to pay the Expense Adjustment Amount and Landlord's obligations to refund any excess amount shall survive the expiration or earlier termination of this Lease, subject to the limitations set forth in subclauses (vi) and (vii) below. Tenant shall not be deemed to be in default of this Lease if Tenant shall, within forty five (45) days after its receipt of the Annual Statement, notify Landlord that it disputes same (setting forth with reasonable particularity the basis for the dispute) and shall pay to Landlord the portion thereof that is not then in dispute plus 50% of the amount in dispute, and if Tenant thereafter proceeds in good faith to resolve the dispute in accordance with the provisions of this Lease and pays any sums ultimately determined to be payable by Tenant together with interest at the Lease Interest Rate.

                           (iii) Landlord's estimate of Tenant's Expense
Adjustment Amount shall be based on the budgeted expenses of the Building for the year in question, and Landlord shall notify Tenant as to such estimate (which shall not constitute a guarantee by Landlord) as soon as is practicable. Until such time as Landlord delivers to Tenant a statement setting forth a new estimate of Tenant's Proportionate Share of Operating Expenses, Tenant shall pay towards its Proportionate Share of Operating Expenses at the rate due from Tenant during the prior Calendar Year. Such estimate furnished to Tenant shall show with reasonable detail and by category the various expenses for the previous year and those budgeted for the upcoming year, and shall include a supporting explanation for any cost categories which are anticipated to increase by more than five percent (5%) over the previous year. Landlord may adjust its estimate of the excess Operating Expenses from time to time, and Tenant shall commence payment of monthly installments at the adjusted estimate upon not less than thirty (30) days prior to written notice thereof from Landlord.

                           (iv) Landlord's Annual Statement shall (1) be
certified to be accurate and complete to the knowledge of Landlord or Landlord's managing agent responsible for the preparation of such statement (provided that such certification shall not prevent Landlord from correcting errors thereon as allowed by this Lease) and (2) set forth with reasonable detail the assumptions and methodology utilized for making the occupancy adjustment set forth in subsection (b)(i) above for each item of expense which is so adjusted.

                           (v) Landlord's Annual Statement, including corrected
statements described below, shall be binding and conclusive upon Tenant (subject to the permissible adjustments of prior statements as set forth below) unless Tenant shall dispute such statement in writing (specifying in detail the basis for such assertion) within nine (9) months after such Annual Statement has been rendered. At Tenant's written request, Landlord shall provide Tenant with reasonable back up information regarding any disputed amount. In the event such dispute is not amicably settled between Landlord and Tenant within sixty (60) days after Tenant's notice of dispute, either party may refer the dispute to a mutually acceptable independent certified public accountant knowledgeable in high quality Center City Philadelphia office buildings and the decision of such accountant shall be final, conclusive and binding upon Landlord and Tenant. In the event either party requests such determination, Landlord shall submit a list of three (3) independent certified public accountants which shall be other than the regular certified public accountant used by Landlord or its affiliates, and Tenant shall select the certified public accountant to be used from such list within twenty (20) days thereafter. In the event such accountant determines that any item of expense or gross-up was treated or reflected incorrectly by Landlord, the appropriate adjustment shall be made and shall likewise be made in the previous two (2) Annual Statements if the same or substantially similar incorrect determination appeared. Any adjustment required by such decision shall be made within thirty (30) days after such decision has been rendered. The expenses (other than the costs of Tenant's auditor if paid on a contingency basis) involved in such determination shall be borne by Tenant unless such accountant determines that Landlord has overstated Tenant's Proportionate Share of Operating Expenses for the applicable Calendar Year by more than five percent (5%), in which case Landlord shall pay for such expenses. If Tenant shall not so dispute any item or items of any Annual Statement within nine (9) months after Landlord has delivered such Annual Statement to Tenant, Tenant shall be deemed to have approved such Annual Statement (subject, however to the adjustment for prior incorrect items which may be ascertained in a future review as set forth in this subclause). If as a result of the foregoing process a party is obligated to pay to the other party any sum, the party owing said sum shall render payment within 30 days after receipt of such determination.

                           (vi) Without limiting the foregoing, Tenant shall
have the right once during each nine (9) month period referred to in subparagraph (v) above, and regardless of whether Tenant disputes a statement of Landlord, to audit and/or review the books and records of Landlord through a firm of accountants or other qualified lease analysts selected by Tenant and at Tenant's cost, provided, however, Landlord may condition any such audit or review upon Tenant and such firm signing a confidentiality agreement reasonably satisfactory in form and substance to Landlord. Such audit or review shall be conducted at Landlord's Philadelphia office or such other office in Philadelphia where the books and records of the Building are made available during Landlord's regular business hours and upon reasonable notice. Landlord may adopt reasonable regulations or impose reasonable charges (in order to reimburse Landlord for reasonable out-of-pocket expenses) with respect to any such audit or review.

                           (vii) Landlord shall have the right, for a period of
nine (9) months after the rendering of any Annual Statement, to send corrected statements to Tenant, and any payments required thereby to or from Tenant shall be made within thirty (30) days thereafter. In the event Landlord shall determine that any item of expense or gross-up was treated or reflected incorrectly in prior statements prepared by Landlord, Landlord shall have the right to make such adjustment in the corrected statement and in the previous two
(2) Annual Statements in which the same or substantially similar incorrect determination occurred, and any payments required thereby to or from Tenant shall be made within thirty (30) days thereafter. The correction made in any such corrected statement shall be subject to Tenant's audit or review rights as set forth above.

                  (c) Adjustment for Services not Rendered by Landlord. If Landlord is not furnishing any particular work or service (the cost of which, if furnished by Landlord would be included in Operating Expenses) to an Office Portion tenant who has undertaken to itself to perform or obtain such work or service in lieu of the furnishing thereof by Landlord, Operating Expenses shall be deemed for purposes of this Paragraph 4 to be increased by an amount equal to the additional Operating Expenses, as reasonably determined by Landlord, which would have been incurred during such period if Landlord had at its own expense furnished such work or service to such tenant.

                  (d) Tax Adjustment. Tenant shall pay as additional rent, in addition to the Base Rent required by Paragraph 2 hereof, an amount ("Tax Adjustment Amount") equal to Tenant's Proportionate Share of the amount by which the Taxes with respect to each Calendar Year exceeds the Taxes with respect to the Base Year. The Tax Adjustment Amount with respect to each Calendar Year shall be paid annually, not more than 30 days before the underlying amount is due by Landlord to the taxing authorities; provided that if Landlord is required by its mortgagee to escrow for taxes in monthly installments, upon written notice from Landlord (which need be given only once during the Term), Tenant shall pay the Tax Adjustment Amount in monthly installments on the first day of each calendar month in amounts reasonably estimated from time to time by Landlord and communicated by written notice to Tenant. Following the close of each Calendar Year, Landlord shall cause the amount of the Tax Adjustment Amount for such Calendar Year to be computed based on Taxes for such Calendar Year and Landlord shall deliver to Tenant a statement of such amount and Tenant shall pay the required amount, or any deficiency, as shown by such statement to Landlord within 30 days after receipt of such statement. If the total of the estimated monthly installments paid by Tenant during any Calendar Year on account of Taxes exceeds the actual Tax Adjustment Amount due from Tenant for such Calendar Year, then, at Landlord's option such excess shall be either credited against payments next due hereunder or refunded by Landlord. The amount of any refund of Taxes received by Landlord, net of Landlord's costs related thereto, shall be credited against Taxes for the year in which such refund is received. In determining the amount of Taxes for any year, the amount of special assessments to be included shall be limited to the amount of the installment (plus any interest payable thereon) of such special assessment required to be paid during such year as if the Landlord had elected to have such special assessment paid over the maximum period of time permitted by law; if the authority to whom such assessment is to be paid shall not permit such assessment to be paid in installments, the amount of such assessment shall be treated as being amortized over such number of calendar years, beginning with the Calendar Year in which the assessment is payable, as Landlord shall reasonably determine, with interest at the rate of 8% per annum on the unamortized amount, and such amortization and interest for each Calendar Year shall be included in Taxes for that Calendar Year.

                  (e) Partial Year. If only part of any Calendar Year shall fall within the Term, the amounts computed as additional rent, with respect to such Calendar Year under the foregoing provisions of this Paragraph 4 shall be prorated in proportion to the portion of such Calendar Year falling within the Term, but the expiration or termination of this Lease prior to the end of such Calendar Year shall not impair the Tenant's obligation hereunder to pay such prorated portion of such additional rent with respect to that portion of such year falling within the Term, and such obligation shall survive the expiration or termination of this Lease.

                  (f) Tax Appeals. Tenant shall have no right to contest the validity, application or amount of any real estate assessment made on the Property by the City of Philadelphia or to require that Landlord conduct such contest. Landlord agrees to consult with Tenant in good faith in connection with Landlord's decision to prosecute or not prosecute a proposed prosecution of any such contest, and to keep Tenant reasonably informed of the progress thereof. If Landlord conducts such contest, Landlord's reasonable costs in connection therewith, including reasonable legal fees, shall become part of Taxes. Any adjustment, retroactive or otherwise, resulting from any appeal or contest of Taxes shall be promptly implemented by Landlord and Tenant.

                  (g) Place of Payment. Tenant shall, without any demand therefor and without setoff, reduction or recoupment except as otherwise expressly provided in this Lease, pay, to Landlord's agent, Amerimar Wanamaker Management Co., Inc. at The Wanamaker Building, 100 Penn Square East, Philadelphia, PA 19107 Attention: Accounts Receivable Dept. ("Agent") or to such other person and/or at such other place as Landlord may from time to time direct by notice given to Tenant, the Base Rent as well as all other sums which may become due by Tenant under this Lease. All such other sums shall be payable as additional rent. All checks shall be made payable to WANAMAKER, L.L.C. Except to the extent expressly provided to the contrary in this Lease or as otherwise provided by law, Tenant hereby covenants and acknowledges that Tenant's obligation to pay Base Rent and all additional rent pursuant to this Paragraph 4 is independent of Landlord's covenants and agreements contained in this Lease.

                  (h) Tenant Taxes. Any provision hereof to the contrary notwithstanding, Tenant shall, upon demand from time to time, as additional rent, pay to Agent or, as Landlord may direct, to Landlord or to the tax collecting authority, the full amount of all taxes, levies, charges and assessments legally required or authorized to be collected by Landlord from Tenant or any subtenant or occupant of the Premises (including without limitation any use and occupancy tax (or its equivalent) imposed on the Premises) and all taxes, levies, charges and assessments required to be paid by Landlord (or imposed upon the Property) if not paid by or collected from Tenant or a subtenant or occupant of the Premises and which are the primary responsibility of Tenant under applicable law. Tenant hereby agrees to defend, indemnify and hold harmless Landlord from and against all loss, cost, liability and expenses (including reasonable counsel fees and costs of litigation) which Landlord may suffer, incur or be exposed to as a result of any assertion against Landlord of liability for any of the taxes referred to in this subparagraph (h), and from and against any penalties or interest relating thereto, which Tenant fails to pay pursuant hereto. Landlord shall have the same rights and remedies for the non-payment of such taxes that it has upon Tenant's failure to pay Base Rent hereunder.

                  (i) Delay in Computation. Delay in computation of the Expense Adjustment Amount or Tax Adjustment Amount shall not be deemed a default hereunder or a waiver of Landlord's right to collect any of such amounts, subject to the provisions of Paragraph 4(b)(vii) above.

                  (j) No Credit. Tenant shall not be entitled to any rebate or credit in the event either Taxes or Operating Expenses for any Calendar Year is lower than the Base Year.

         5. Use of Premises. Tenant shall use and occupy the Premises (excluding the Health Club Space) as an office for general office and administrative purposes (including the use by Tenant's employees and business guests of a kitchen and dining facility), data processing, training and for all lawful functions and purposes ancillary to general office and administrative purposes and for no other purpose; provided, however, that with the prior written consent of Landlord, not to be unreasonably withheld, Tenant or any approved assignee or subtenant of Tenant may conduct such other lawful business in the Premises as is not inconsistent with the nature and quality of the Building and the other tenancies therein. The maximum permitted occupancy of the Premises as a whole (on a regular basis) is one person for each 100 rentable square feet of the Premises.

         Tenant may use the Health Club Space for the operation of a limited service health and fitness club facility offering the following services: aerobics, stationary cardiovascular training equipment, such as treadmills, simulated stair climbing and cross country skiing machines, and bicycles, and weights (excluding free weights) and other fitness and strength training equipment approved by Landlord, which approval Landlord shall not unreasonably withhold, condition or delay. Only employees and guests of Tenant and its affiliates will be permitted to use the Health Club Space. Tenant shall maintain all equipment located within the Health Club Space in good condition and repair at its sole cost and expense. Notwithstanding the foregoing, Tenant shall have the right to convert the Health Club Space at any time to office space, in which case the foregoing restrictions shall not apply.

         6. Condition of Premises; Repairs.

                  (a) At the expiration or other termination of this Lease or of Tenant's right of possession, Tenant shall leave the Premises, and during the Term will keep the same, in reasonably good order and condition, ordinary wear and tear, damage by fire or other casualty and repairs, replacements and other work, repairs, maintenance or damage which is the responsibility of Landlord excepted; and for that purpose, Tenant shall make all necessary repairs and replacements. Tenant shall give Landlord prompt notice of any damage to or accident upon the Premises and of any breakage or defects in the window glass, wires or plumbing, heating, ventilating or cooling or electrical apparatus or systems on or serving the Premises. Tenant shall at the expiration or termination of this Lease or of Tenant's right of possession, also have had removed from the Premises all furniture, trade fixtures, office equipment and all other items of Tenant's property, subject to Tenant's rights to leave certain improvements in place as set forth in this Paragraph and in Paragraph 8 below, so that Landlord may again have and repossess the Premises; provided that Tenant shall not be required to remove any of its improvements to the Premises in the nature of flooring, carpeting or ceiling; and provided further that Tenant shall not be required to (but may) remove any wiring, cabling, conduit, partitions, built-ins or, without limiting the foregoing, other items which are commonly installed by office and administrative tenants to the extent installed in connection with the Tenant's Work or any replacement thereof. Tenant shall comply with all laws, rules, orders, ordinances and regulations at any time issued or in force by any lawful authority, applicable to Tenant or any other occupant of the Premises, or to the Premises, or to the use or occupancy of the Premises, except that Landlord shall comply with all such laws, rules, orders, ordinances and regulations which are of general applicability to office tenancies in the Building (the cost of compliance by Landlord to constitute an Operating Expense except as otherwise set forth in this Lease). Tenant shall repair, at or before expiration or termination of this Lease or of Tenant's right of possession, all damage done to the Premises or any other part of the Building by installation or removal of furniture and property by Tenant or any subtenant or any agent, employee or invitee of Tenant or any subtenant (not including such damage within the Premises that, in Landlord's sole determination, would have no material impact on Landlord's re-letting of the Premises). Tenant shall, upon demand, pay to Landlord the amount of any damages suffered or incurred by Landlord as a result of any injury to any part of the Property other than the Premises, done by Tenant or any subtenant or any agent, employee or invitee of Tenant or any subtenant, subject to the provisions of Paragraph 10 hereof. Tenant shall not do or commit, or suffer or permit to be done or committed, any act or thing as a result of which any policy of insurance of any kind on or in connection with the Property shall become void or suspended, or any insurance risk on or in connection with the Building or any other portion of the Property shall (in the opinion of the insurer or any insurance organization) be rendered more hazardous than for general office and administrative use, unless Tenant shall agree to pay and pays the incremental additional premium necessitated for the maintenance of such insurance. Without limitation of all other rights and remedies of Landlord, Tenant shall pay as additional rent the amount of any increase of premiums for such insurance, resulting from any breach of this provision.

                  (b) At Landlord's cost (which cost shall be an Operating Expense except as otherwise excluded by the provisions of Paragraph 4 above), Landlord shall perform all maintenance and repairs necessary to maintain, in accordance with the standards referred to in this Lease and consistent with other reasonably high quality office buildings located within the Philadelphia Central Business District, the plumbing, heating, ventilating, air conditioning, electrical and other systems located in the Premises or elsewhere in the Building and which serve the Building and/or the Premises, including, without limitation, the elevators, the sprinkler system and the security and fire alarm systems, structural elements, slabs, exterior walls and windows, and all common areas of the Building, except however that Landlord shall have no obligation to maintain or repair, and Tenant shall maintain and repair at its sole cost and expense, any and all of the following: (1) supplemental HVAC systems installed by Tenant within the Premises providing service in excess of the HVAC Specifications ("Supplemental HVAC"), unless Tenant elects by written notice to Landlord instructing Landlord to maintain and repair such Supplemental HVAC, provided that upon such election Tenant shall pay directly to Landlord (and not as Operating Expenses) Landlord's cost of said maintenance and repair, together with a commercially reasonable charge for Landlord's supervision of the same,
(2) supplemental fire and life safety systems installed by Tenant, (3) equipment Tenant installs within or used in connection with the cafeteria to be located within the Premises, including without limitation all exhaust and ventilation systems and grease traps and drains and (4) other specialty items and equipment of a similar nature.

         7. Services.

                  (a) List of Services. Landlord shall provide the following services, and no others, on all days during the Term (except where limited below) and any extensions thereof, unless otherwise provided as set forth below:

                           (i) Subject to subparagraph 7(b) hereof, Landlord
shall provide to the Premises (via connection points located at or within reasonable proximity to the perimeter of the Premises) heating and air conditioning during the applicable heating and cooling seasons so that, when distributed within the Premises through properly designed, sized, installed and maintained systems, meet the performance specifications (the "HVAC Specifications") set forth on Exhibit "H" (but Landlord shall not be required to provide heating or air conditioning to any extent in excess of that which is within the parameters of any federal, state or local requirements or recommendations which may be applicable or with which Landlord in good faith may decide to comply after written notice to Tenant) from Monday through Friday, during the period from 8 a.m. to 6 p.m., and Saturdays from 8:00 a.m. to 12:00 noon, holidays excepted, and on other days or times upon request of Tenant and at the after-hours charges hereinafter specified. Tenant acknowledges that Tenant shall be responsible for the installation of properly designed and sized HVAC distribution systems within the Premises as a part of the Tenant's Work. Tenant, within twenty (20) days after its receipt of each bill therefor, will pay for all after-hours heating and air conditioning requested and furnished at the regular rates to be reasonably and competitively established from time to time by Landlord. As of the date of this Lease, the rate for after-hours service for any part or all of the portion of the Premises located on the 6th, 7th and 8th floors of the Building is $125.00 per hour, and the rate for after-hours service for the portion of the Premises located on the 12th floor of the Building is $125.00 per hour. If another tenant of the Building requests after-hours service and such service utilizes the air handlers for the 6th, 7th and 8th floors of the Building or the 12th floor of the Building, Landlord will equitably allocate and invoice the applicable hourly after-hours service charge between Tenant and said other tenant. Landlord represents that any charges for after-hours services established from time to time shall include only a reasonable overhead amount in excess of Landlord's actual cost.

                           (ii) Without limiting any other applicable provisions
of this Lease (including without limitation the provisions of subsection (c) below), Landlord agrees that (1) any Tenant complaints regarding the failure of the Building's HVAC system to meet the HVAC Specifications shall be address by Landlord promptly and diligently, (2) if any deficiencies or noncompliance are not remedied within five (5) business days after notice from Tenant, Landlord shall, within three (3) days thereafter, present to Tenant in writing its intended approach to remedy the problem, including without limitation any anticipated testing, repairs, replacements, upgrades and the like, and the estimated timing thereof, and (3) in any event, if the deficiencies or noncompliance are not remedied for any portion or portions of the Premises within thirty (30) days after notice from Tenant, twenty percent (20%) of the Base Rent for such affected portion or portions of the Premises shall abate for the duration of such noncompliance, and if the deficiencies or noncompliance continue unremedied for more than sixty (60) days after notice from Tenant, fifty percent (50%) of the Base Rent for such affected portion or portions of the Premises shall abate for the continued duration of such noncompliance. Notwithstanding the foregoing, Landlord shall not be responsible or liable for and there shall be no reduction in Base Rent (i) due to the inadequacy of any Supplemental HVAC systems installed by Tenant or its agents or contractors within the Premises providing service in excess of the HVAC Specifications or
(ii) during the first three Lease Years due to the improper or defective design, sizing or installation of the HVAC distribution systems within the Premises as a part of the Tenant's Work.

                           (iii) Subject to subparagraph 7(b) hereof, Landlord
shall provide an average of eight (8) watts per usable square foot of the Premises of electrical energy for standard building lighting fixtures provided by Landlord and for the operation of Tenant's equipment, provided that (A) the connected electrical load of such equipment does not exceed an average of eight
(8) watts per usable square foot of the Premises and (B) except to the extent specified in the plans Landlord approves for the Tenant's Work, the electricity so furnished for equipment uses will be at a nominal 120 volts and no electrical circuit for the supply of such use need have a current capacity exceeding 20 amperes. If Tenant's requirements for electricity are in excess of those set forth in the preceding sentence, and if, in Landlord's reasonable judgment, Landlord's facilities are inadequate for such additional requirements and if electrical energy for such additional requirements is available to Landlord, Landlord upon written request and at the sole cost and expense of Tenant will furnish and install, or, at Landlord's sole discretion, permit Tenant to furnish and install, such additional wires, risers, conduits, feeders and switchboards as reasonably may be required to supply such additional requirements of Tenant provided (1) that the same shall be permitted by applicable laws and insurance regulations (2) that, in Landlord's reasonable judgment, the same are necessary and will not cause permanent damage or injury to the Building or the Premises or cause or create a dangerous or hazardous condition or entail excessive or unreasonable alterations or repairs or unreasonably interfere with or disturb other tenants or occupants of the Building, (3) that, in Landlord's reasonable judgment, the same will not in any way diminish or adversely affect the electricity which Landlord deems should remain available for other tenants, and
(4) that Tenant, at Tenant's expense, shall, concurrently with the making of such written request, execute and deliver to Landlord, Tenant's written undertaking, in form and substance satisfactory to Landlord, obligating Tenant to fully and promptly pay the entire cost and expense of so furnishing and installing any additional wires, risers, conduits, feeders and/or switchboards.

                           (iv) Tenant shall bear the cost of replacement of
lamps, starters and ballasts for lighting fixtures and shall reimburse Landlord therefor within 30 days of Landlord's submission of each bill therefor. At Tenant's election and at its sole cost and expense, Tenant may replace such lamps, starters and ballasts using parts of a quality no less than those used by Landlord throughout the Building, using Tenant's own employees to perform the labor.

                           (v) Domestic cold and heated water for drinking,
lavatory, kitchen, dining facility and toilet and shower purposes, and sewer service.

                           (vi) Janitorial services Monday through Friday in and
about the Premises (except holidays) in accordance with the janitorial specifications set forth on Exhibit "G" hereto. Tenant reserves the right to engage a firm at its sole cost and expense to provide supplemental janitorial services (or to use its own staff for such purposes) if Tenant requires a level of service in excess of that specified in the aforesaid Exhibit "G", unless Landlord is able to provide such additional service at competitive rates. If any material use made of the Premises after 6 p.m. shall by reason of work force scheduling or security, overtime, union rules, general security or otherwise cause any increase in Landlord's cost for providing janitorial services, Landlord shall still provide such services as required in this Lease, but Landlord may include such costs in Operating Expenses.

                           (vii) Automatic passenger elevator service at all
times for authorized building personnel in accordance with the present array of elevators servicing the Office Portion, subject to such reasonable restrictions as Landlord may impose after the standard business hours established by the Landlord for the Building, including without limitation reducing the number of cars in operation; provided however that after said standard business hours employees of Tenant shall be able to move between floors of the Premises via the elevator without having to return to the first floor of the Building.

                           (viii) Freight elevator services on call during the
standard business hours established by the Landlord for the Building and thereafter subject to reasonable scheduling by Landlord. Landlord shall cooperate with Tenant in scheduling freight elevator services in connection with Tenant's move into the Premises.

                  (b) Billing for Electricity.

                           (i) Payment for Normal Service. Tenant shall pay for
electric service as described in the first sentence of subparagraph 7(a)(iii).

                           (ii) Separate Metering. As part of the Tenant's Work,
Tenant shall install in the Premises or elsewhere a submeter or submeters to measure the electricity used by Tenant within the Premises; and Tenant shall pay to Landlord for such use within twenty days after submission of each bill by Landlord therefor at a rate equal to 110% of the so called "High Tension" rate paid by Landlord. Landlord further agrees to consult with Tenant in good faith from time to time upon request regarding alternative energy suppliers for the Building, and to endeavor to achieve the lowest competitive pricing reasonably available, subject to prior commitments made by Landlord from time to time.

                  (c) Interruption of Services. Except to the extent otherwise expressly set forth in this Lease, Tenant agrees that Landlord shall not be liable for damages (by abatement of rent or otherwise) for failure to furnish or delay in furnishing any service, or for any diminution in the quality or quantity thereof, when such failure or delay or diminution is occasioned, in whole or in part, by repairs, renewals, or improvements, by any strike, lockout or other labor trouble, by inability to secure electricity, gas, water, or other fuel at the Building after reasonable effort so to do, by any accident or casualty whatsoever, by act or default of Tenant or other parties, or by any other cause beyond Landlord's reasonable control; and such failures or delays or diminution shall never be deemed to constitute an eviction or disturbance of the Tenant's use and possession of the Premises or relieve the Tenant from paying Rent or performing any of its obligations under this Lease. Notwithstanding the foregoing, if, as a result of any cause (other than (i) damage by fire or other casualty, which is dealt with elsewhere in this Lease, and (ii) cases of emergency or circumstances caused by Tenant's negligence, willful misconduct, violation of laws or default of this Lease), utility services or access to the Premises are interrupted resulting in all or a substantial part or parts of the Premises being rendered untenantable for a period of in excess of five (5) consecutive business days, and if as a result thereof Tenant is unable to and does not utilize such portion or portions of the Premises for the active conduct of Tenant's business, then commencing on the sixth (6th) consecutive business day of such untenantability, Tenant's obligations to pay Base Rent and additional rent on account of Taxes and Operating Expenses shall abate in proportion to that portion of the Premises so rendered untenantable. Such abatement shall continue until the service or access in question is restored so as to make the Premises or portion or portions thereof tenantable.

         8. Alterations.

                  (a) Tenant shall not, without the prior written consent of Landlord which shall not be unreasonably withheld or delayed, make any alterations, improvements or additions to the Premises, including without limitation the initial improvements to the Premises as well as any installations on the roof or other mechanical areas of the Building for the purpose of supporting services to the Premises. Approval of the initial improvements is dealt with in the Tenant's Workletter. Notwithstanding the foregoing, Landlord's consent shall not be withheld for the following non-structural, interior alterations which do not affect the systems of the Building (such as electrical, water and HVAC) and the total cost of which is less than $100,000: carpeting, wallcovering, painting or other similar work of a decorative nature, the installation of built-ins, or the installation and reconfiguration of interior partitions which do not penetrate the finished ceiling, and reconfiguration and supplementing of cabling and wiring. If Landlord consents to any alterations, improvements or additions, it may impose such reasonable conditions with respect thereto as Landlord deems appropriate, including, without limitation, Landlord's reasonable approval of the contractors to perform the work, contractor's lien waivers, insurance against liabilities which may arise out of such work, plans, and specifications and permits necessary for such work. All work done by Tenant or its contractors pursuant to and in accordance with this Paragraph 8, or otherwise shall be done in a first-class workmanlike manner, using only good grades of materials and without unreasonably disturbing other tenants, shall be done in compliance with all insurance requirements and all applicable laws or ordinances and rules and regulations of governmental departments or agencies, and all landmark or historical designation requirements, and shall be done by responsible contractors and subcontractors approved by Landlord in advance whose engagement will not in Landlord's reasonable opinion, and in fact does not, result in any labor dispute at the Building, whether in connection with any construction at the Building, the operation of the Building or otherwise. Landlord will promptly following the execution of this Lease make available to Tenant and its architect information in Landlord's possession concerning the landmark or historical designation of the Building.

                  (b) All alterations, additions or improvements made by Tenant and all fixtures attached to the Premises or Building (other than Tenant's trade fixtures and other than any specialized or supplementary equipment installed by Tenant to support its business operations to the extent the same is above the standard customarily installed by Landlord in other portions of the Building, including without limitation electronic switches and devices, antennas, and Supplemental HVAC, fire suppression and security system components, all the foregoing being collectively referred to as "Tenant's Equipment"), shall become the property of Landlord and remain at the Premises, except to the extent refurbished, replaced or removed pursuant to the terms and conditions of this Lease. Tenant may remove Tenant's Equipment from the Premises and Building upon expiration of the Term or Tenant shall have the right to leave all such items in place. However, if Tenant makes an alteration after the performance of the Tenant's Work (not including for this purpose a non-structural, interior alteration, addition or improvement to the Premises which does not affect the systems of the Building (such as electrical, water and HVAC)), including all material additional wiring, cabling and conduit, but excluding the replacement, refurbishment or modification of an existing installation or a new installation of flooring, carpeting, ceiling; partitions or built-ins, at Landlord's option (to be exercised by written notice to Tenant at any time during the Term), Tenant shall remove such alteration, addition or improvement at Tenant's cost before the expiration or sooner termination of this Lease unless Landlord, at the time it grants written approval of Tenant's installation of such alteration, advises Tenant in writing that Tenant will not be so required to remove the same. Landlord's determination that such items may remain shall be based upon Landlord's determination of the likelihood that such items would materially burden Landlord's efforts to re-lease the Premises or materially increase the cost of demolishing such items. At any time during the last twelve (12) months of the Term or a renewal thereof, Tenant may submit to Landlord its written request that Landlord identify such items that must be removed as required herein and Landlord shall respond to such request within a reasonable period of time after receiving the same. In any event, Tenant shall repair all damage to the Premises or Building caused by the installation and/or removal of any items.

                  (c) Tenant shall not permit or suffer any signs, advertisements or notices to be displayed, inscribed upon or affixed on any part of the outside of the Premises, or in the Building outside of the Premises, except (i) at its sole cost, Tenant may install, and if installed, will repair, maintain and remove at the end of the Term, a monument sign at the entry plaza of the Building located adjacent to South Penn Square and a directional sign at the top of the escalators on the lobby mezzanine level facing the top of said escalators (ii) Tenant may have its name on the directory board to be provided by Landlord and on the entrance doors of the Premises, and in the elevator lobby on any full floor leased by Tenant (or a directional sign in the elevator lobby of any partial floor leased by Tenant if such signage is in accordance with Landlord's standards for the Building), provided, however, that Tenant shall not display, inscribe or affix any sign on such directory board or on the entrance doors of the Premises without, in each instance, obtaining the prior written approval from Landlord as to the size, color, style and placement of such sign, such approval not to be unreasonably withheld. Tenant acknowledges and agrees that Accenture, formerly known as Anderson Consulting LLP, another tenant of the Building, has certain rights to include its name on any monument sign erected by or for the benefit of Tenant, as set forth in Exhibit "L" attached hereto. The monument signs shall be subject to the rights of all applicable governmental and regulatory requirements and approvals, including the Philadelphia Historical Commission and Art Commission. Landlord shall have the right to remove unauthorized signs at Tenant's expense. In the event Landlord allows any Smaller Tenant (defined below) to place identifying signage in the lobby, entrance or exterior of the Building, then Tenant will be afforded a comparable right to do so with a sign or signs of equal or greater prominence, at Tenant's cost. The term "Smaller Tenant" shall mean an office or administrative tenant leasing space within the Building where the total area of said space is less than the total area of the Premises.

                  (d) Notwithstanding anything to the contrary set forth in this Lease, Tenant will be entitled to Building services at a rate to be no more in cost than, and in the quality and of the type to be no less than any Smaller Tenant. Furthermore, if Landlord shall make available to any Smaller Tenant any facilities in the Building which are not part of such other tenant's leased space and which could reasonably be availed of by Tenant without compromising proprietary or confidential rights (such as, for example, a meeting room, auditorium, or dining facility), Tenant will have the right to utilize such facility on substantially the same terms and conditions as offered to the other tenant.

         9. Liens. Tenant shall not permit there to be filed against the Property or Landlord's interest therein or any part of either, and shall forthwith remove or have removed, any mechanics' or materialmen's or other lien, or claim thereof, filed by reason of work, labor, services or materials provided for or at the request of Tenant (other than work, labor, services or materials provided by the Landlord) or any subtenant or occupant or for any contractor or subcontractor employed by Tenant or any subtenant or occupant, and shall exonerate, protect, defend and hold free and harmless Landlord against and from any and all such claims or liens. Without limitation of the foregoing, if any such claim or lien be filed, Landlord may, but shall not be obligated to, discharge it either by paying the amount claimed to be due in the claim or lien or by procuring the discharge of such lien or claim by deposit or by bonding proceedings, and in any such event, Landlord shall be entitled, if Landlord so elects, to compel the prosecution of any action for the foreclosure of such lien by the claimant or lienor and to pay the amount of any judgment in favor of the lienor with interest, costs and allowances. Any amount so paid by Landlord and all costs and expenses, including, without limitation, reasonable attorneys' fees, in connection therewith, together with interest thereon at the Lease Interest Rate (hereinafter defined) from the respective dates of Landlord's making of the payments and incurring of the costs and expenses, shall constitute additional rent payable by Tenant under this Lease and shall be paid by Tenant to Landlord on demand. Notice is hereby given that Landlord shall not be liable for any labor or materials furnished or to be furnished to Tenant, and that no mechanic's or other lien for such labor or material shall attach to or affect the reversion or other estate or interest of Landlord in and to the Premises or the Building.

         10. Insurance and Waiver of Subrogation.

                  (a) During the Term, Tenant at its sole cost shall maintain, with responsible insurance companies acceptable to Landlord and qualified to do business in the Commonwealth of Pennsylvania, general comprehensive public liability insurance with the broad form commercial liability endorsement insuring against claims for personal injury (including death) and property damage, with respect to Tenant's activities and property in, on and about the Premises, and with respect to occurrences arising out of or related to Tenant's use or occupancy of the Premises and the Property and the activities therein, thereon and thereabout of Tenant and any subtenants and their respective servants, employees, agents, invitees and licensees, with coverage on an occurrence basis in all cases of not less than a combined single limit of $5,000,000 per occurrence. Landlord, Amerimar Wanamaker Management Company, Inc. ("Manager"), or any other manager of the Building whose name is furnished to Tenant, and any Mortgagee (as hereinafter defined) whose name is furnished to Tenant, and (by general reference) their respective agents, partners and employees, all as their interests may appear, shall be designated additional named insureds in the policies for such insurance. Said policies shall contain endorsements providing that the naming of more than one insured shall not operate to limit or void the coverage of any named insured relating to claims by another named insured. Tenant shall, prior to the commencement of the Term, and at least 30 days prior to the expiration date of each policy which Tenant is required by this Lease to maintain, furnish to Landlord certificates evidencing the coverage required hereinabove in this Paragraph and the renewal thereof, which certificates shall state that such insurance coverage may not be changed so as to reduce, diminish or eliminate the type, scope or amount of coverage as required herein, and state further that such insurance coverage may not be cancelled without at least twenty (20) days prior written notice to Landlord. The aforesaid amount of required insurance coverage shall, at the request of Landlord, be increased, effective upon the 60th day after Landlord shall have given Tenant notice specifying the new amount, to be that amount which is customarily provided by similarly sized and situated tenants for leased space in Center City Philadelphia, but not an amount greater than that which bears the same ratio to $5,000,000 as the Consumer Price Index (hereinabove defined) for the calendar month next preceding the date of such notice bears to the Consumer Price Index for the month in which the Commencement Date falls. Such notice shall not be given sooner than the fifth anniversary of the date of this Lease nor more frequently than once every five years. During the Term, Landlord shall maintain physical damage insurance on all additions, improvements and alterations to the Premises which become the property of Landlord upon installation.

                  (b) During the Term, Landlord, at its cost and as an Operating Expense, shall maintain "Special Form" physical damage insurance on the Building for its full replacement value, including fire, sprinkler, leakage, vandalism and extended coverage on all additions and improvements, including those constructed in connection with and constituting Tenant's Work. Landlord's current physical damage insurance on the Building does include coverage for certain acts of terrorism. In no event shall Tenant be required (but Tenant may elect) to pay, as part of its Proportionate Share of Operating Expenses, an increase in insurance premiums applicable to terrorism coverage for any Calendar Year to the extent that such inclusion, in and of itself, would result in an increase in such Proportionate Share of Operating Expenses of more than three percent (3%) per Calendar Year during the Term, calculated on a compounded and cumulative basis.

                  (c) As used in this Paragraph 10(c) and in Paragraph 12 hereof only, "Landlord" shall mean Landlord, Beneficiary (if Landlord is a trustee under a land trust), Manager, any other manager of the Building, any Mortgagee; and "Landlord" and "Tenant" shall include their respective partners, shareholders, agents, employees, officers and directors. Notwithstanding anything in this Lease to the contrary, Landlord and Tenant each hereby releases the other, to the extent of the releasing party's coverage under its insurance policies and in any event to the extent of the insurance coverage which such party is required to maintain under this Lease or which may elect to self-insure to the extent expressly by this Lease, from any and all liability for any loss or damage which may be inflicted upon the property of such party, or for any personal injury or death, notwithstanding that such loss or damage shall have arisen out of the negligence of the other party, its partners, agents or employees; provided, however, that this release shall be effective only with respect to occurrences occurring during such time as the appropriate policy of insurance of the party so releasing shall not prohibit such release nor adversely affect the said policy or the right of the insured to recover thereunder (unless the party who would benefit from the release take such action or makes such payment so as to eliminate such adverse effect).

         11. Fire or Casualty.

                  (a) If the Premises or the Building (including machinery or equipment used in the operation of the Building) shall be damaged by fire or other casualty, or if by reason of fire or other casualty any essential utility or other service or access which is required by Tenant for the conduct of its business shall be materially curtailed, or if greater than twenty-five percent (25%) of the Premises is subject to an environmental contamination not caused by Tenant or Tenant's assignee or subtenant or their respective agents, contractors, servants, employees, invitees or licensees, or caused by any equipment or improvements to the Premises installed by or on behalf of Tenant (including without limitation toxic mold or contaminated water or air) such that Tenant is unable to and does not utilize such portion or portions of the Premises for the active conduct of Tenant's business (and without limiting any other applicable right of Tenant relating thereto) (each such event being referred to herein as a "Casualty"), Landlord shall, upon notification of any such event, obtain the written estimate of a reputable contractor selected by Landlord for the time required for restoration and repair, remediation or restoration of service, as applicable. If (1) the damage is of such nature or extent that, in the written estimate of such contractor, more than two hundred seventy (270) consecutive days after commencement of the work would be required (with normal work crews and hours) to repair and restore the part of the Premises or the Building which has been damaged (the "270 Day Repair Condition"), or (2) the 270 Day Repair Condition exists and the damage is so extensive that Landlord determines to permanently close down the office portion of the Building and terminate all tenancies therein, or (3) the damage requires repair to more than fifty percent (50%) of the value of the permanent improvements constituting the Premises (including the Tenant's Work) and less than two (2) years remain on the Term, then Tenant, in the case described in clause (1) above, or Landlord, in the case described in clause (2) above, or either party, in the case described in clause (3) above, shall have the right to terminate this Lease by written notice to the other, as of the date specified in such notice, which termination date shall be no later than sixty (60) days after the date of such notice; provided, however, if Landlord terminates this Lease pursuant to clause (3) above and within thirty (30) days following receipt of Landlord's notice thereof, Tenant agrees to extend the Term hereof by the proper exercise of a Renewal Option, such notice of termination shall be deemed rescinded. In the event of such fire or other casualty, if this Lease is not terminated pursuant to the terms of this Paragraph, or in the event of fire or other casualty not resulting in a right of termination, (A) Landlord shall diligently prosecute the claim against its casualty insurance policy available to Landlord as a result of such fire or other casualty or (B) where the terms of Landlord's Mortgage preclude Landlord from applying the net proceeds of Landlord's casualty insurance policy to the restoration of the Building, Landlord shall diligently pursue the refinancing of said Mortgage on terms and conditions reasonably acceptable to Landlord, which terms and conditions allow for the restoration of the Building. If subclause (B) of the preceding sentence applies and Landlord is unable to obtain such financing within ninety (90) days following the date of the fire or other casualty, then Tenant shall have the right (as its sole remedy against Landlord as a result of said fire or casualty and Landlord's inability to restore the Building and/or Premises) to terminate the Lease by delivering written notice to Landlord and upon such termination neither party shall have any further liability to the other party except for the rights and obligations of Paragraph 24 and the rights and obligations which accrued prior to the date of such fire or casualty. Within as short a period of time as is reasonable following the date on which Landlord either completes its prosecution of the insurance claim or obtains the replacement financing, Landlord shall proceed diligently to restore the Building (including the Premises and improvements thereto, such as the Tenant's Work, but excluding other leaseable space not within the Premises) to substantially its condition prior to the occurrence of the damage, it being agreed by the parties that Landlord shall not be obligated to repair or restore any personal property or trade fixtures of Tenant. If this Lease is not terminated as permitted by this Paragraph, the validity and effect of this Lease shall not be impaired by the failure of Landlord to complete repairs and restoration of the Premises or of the Building within two hundred seventy (270) consecutive days after commencement of work, even if Landlord had estimated in good faith that the repair and restoration could be completed within such period, provided that Landlord proceeds diligently with such repair and restoration.

                  (b) Without limiting the provisions of subsection (a) above, in the case of a Casualty, or the interruption of the provision of essential utility or other services or the substantial impairment of reasonable access to the Premises (where such interruption or impairment continues for a period of five (5) consecutive business days), which is of such nature and extent that Tenant's continued occupancy of the Premises or a portion thereof is substantially and materially impaired so as to render same untenantable for Tenant's intended business purposes, and if as a result thereof Tenant is unable to and does not utilize such portion or portions of the Premises for the active conduct of Tenant's business, all Rent otherwise payable by Tenant hereunder shall be abated or adjusted, in proportion to the percentage of the total area of the Premises rendered untenantable, for the duration of such interruption or impairment (and thereafter, in the case of damage to the Premises, to the extent reasonably required for Tenant to re-fixture the Premises like, for up to 30 days to allow such re-fixturing).

                  (c) Without limiting Tenant's rights respecting a 270 Day Repair Condition, in the event a Restrictive Condition continues for more than two hundred seventy (270) consecutive days, Tenant shall have the right to terminate this Lease, by notice to Landlord, specifying an effective date of termination (the "Termination Effective Date") not more than 90 days thereafter. In connection with any such termination by Tenant solely on account of a Restrictive Condition, and if the termination occurs during the initial 11 year
Term: (i) If Landlord is able to place Tenant in alternative space which is not subject to the Restrictive Condition, in a building controlled by Landlord or its affiliates, and such other space is geographically, functionally and strategically suitable and appropriate for Tenant's business operations in Tenant's reasonable judgment, Tenant shall negotiate with Landlord in good faith for a new lease at such alternative building at fair market rates, and (ii) if a new lease at an alternative building is not feasible as set forth in the immediately preceding subclause, then as a further condition of Tenant's termination, Tenant shall pay Landlord a termination fee (the "Termination Fee") an amount equal to the least of the following amounts: (A) Base Rent for the one
(1) one year of Base Rent at the rate that would have been payable under this Lease beginning on the Termination Effective Date had Tenant not elected to terminate; (B) fifty percent (50%) of the unamortized balance as of the first day of said 270 day period of the sum of (1) the actual cost of the Landlord's Work, (2) the Tenant Allowance, the Additional Allowance, the Pocket Space Allowance and the Daroff Costs and (3) all leasing commissions actually paid by Landlord in connection with this Lease (the sum of the amounts referred to in (1) through (3) being referred to herein as the "Landlord's Costs"); or (C) twenty percent (20%) of the Base Rent then remaining for the 11 year initial Term (calculated as of the Termination Effective Date). The amortization of the amount set forth in subparagraph (B) above shall be calculated using the period commencing on the Commencement Date and ending on the last day of the initial Term. The Confirmation Memorandum required by Paragraph 1(e) of this Lease shall confirm the amount of the Termination Fee payable pursuant to this Paragraph.

         In connection with any such termination by Tenant solely on account of a Restrictive Condition, and if the termination occurs during any Renewal Term, then the terms and conditions of the immediately prior paragraph will apply, except that the Termination Fee will be an amount equal to the least of the following amounts: (A) Base Rent for six (6) months of Base Rent at the rate that would have been payable under this Lease beginning on the Termination Effective Date had Tenant not elected to terminate; (B) fifty percent (50%) of the unamortized balance as of the first day of said 270 day period of the sum of
(1) the actual cost of any work performed by Landlord in connection with a renewal of the Term, (2) any allowance paid by Landlord in connection with a renewal of the Term, and (3) all leasing commissions actually paid by Landlord in connection with a renewal of the Term (the sum of the amounts referred to in (1) through (3) being referred to herein as the "Landlord's Renewal Costs"); or
(C) twenty percent (20%) of the Base Rent then remaining for the Renewal Term (calculated as of the Termination Effective Date). The amortization of the amount set forth in clause (B) above shall be calculated using the period commencing on the first day of the Renewal Term and ending on the last day of the Renewal Term.

         The Termination Fee is intended to accommodate a sharing by Tenant and Landlord of the risk of a Restrictive Condition, and shall not apply to any other right of termination set forth in this Lease, including without limitation a termination for fire or other casualty which would be available absent the application of the terms of this Lease relating to a Restrictive Condition.

                  (d) A "Restrictive Condition" means an event or occurrence, or series of events or occurrences relating to the Property or its immediate surroundings, and not applicable generally to office buildings in the Philadelphia metropolitan area, including without limitation terroristic occurrences and damage to surrounding areas, in each case beyond the reasonable control of Tenant, the effect of which is to materially interrupt essential services or access to the Premises or to otherwise render it impractical or unreasonably burdensome for Tenant to continue its business operations at the Premises, and as a result thereof Tenant actually ceases its active operation of the business at the Premises, notwithstanding that direct physical damage to the Premises or Building itself can be repaired within the 270 day period mentioned in subsection (a) above. For purposes of the immediately preceding sentence, Tenant will not be deemed to have failed to satisfy the requirement that it actually cease its active operation of the business at the Premises if Tenant maintains within the Premises a "skeleton" crew of personnel for security or other emergency or essential general business purposes reasonable in light of the circumstances of the Restrictive Condition. A Restrictive Condition shall not include fire or other direct damage to the Building itself for which Tenant has a right of termination under subsection (a) above. A Restrictive Condition shall also include the inability of Tenant to obtain casualty insurance, liability insurance or business interruption insurance, or the like, for its operations at the Premises by reason of the Restrictive Condition, or the inability of Tenant to obtain same except for such causes at rates which are more than five hundred percent (500%) of the rates which would be applicable absent such events or occurrences, unless Landlord pays the excess (over the 500% increase) necessary to maintain such insurance in effect.

                  (e) Notwithstanding anything to the contrary herein set forth, Landlord shall have no duty pursuant to this Paragraph 11 to repair or restore any portion of any of Tenant's Equipment, trade fixtures or personal property.

                  (f) Any termination of this Lease as set forth in this Paragraph 11 shall be without further liability or obligation of Landlord or Tenant except for those obligations that survive such termination as otherwise expressly set forth in this Lease, and except for such obligations as shall have accrued, as of the date of and attributable solely to periods of time prior to, the date of termination. For such purposes no rent or additional rent attributable to any period of time after the date of termination (whether by reason of acceleration or otherwise) shall be due or payable by Tenant.

         12. Waiver of Claims - Indemnification. To the extent not prohibited by law, and except to the extent caused by or attributable to the gross negligence of a party or a breach by such party of its obligations under this Lease (but subject to the waiver of claims in Paragraph 10(c) above and to the abatement and termination provisions of Paragraph 11), Landlord and Tenant shall not be liable to the other for, and each hereby release and relieve the other, its agents, servants and employees from, all liability in connection with bodily injury, death or property damage in connection with any defect in or failure of the plumbing, sprinkler, electrical, heating, ventilating and air conditioning equipment, or any other systems and equipment in the Building, or by reason of any steam, gas, water, rain or snow that may leak into or flow from any part of the Premises or Building, including without limitation bursting or leaking of pipes, faucets, sprinklers, plumbing fixtures and windows breaking, or by reason of the acts or omissions of other tenants or occupants of the Building or by reason of theft, Acts of God, or orders of any governmental authorities. In addition to the foregoing, as Landlord has agreed to not require Tenant to carry insurance on Tenant's office furniture, trade fixtures, office equipment, and other items of Tenant's property on the Premises, Tenant hereby agrees that Landlord shall not be liable to Tenant for, and Tenant hereby releases and relieves Landlord, its agents, servants and employees from, any and all liability in connection with damage to such property of Tenant, regardless of the cause.

         Subject to the preceding provisions of this Paragraph 12 and to the waiver of claims in Paragraph 10(c) above, Tenant agrees to indemnify and save harmless, and upon request defend, Landlord against and from any and all claims by or on behalf of any person, arising out of or related to:

                  (a) the negligent use or occupancy of the Premises by Tenant or any subtenant or assignee Tenant, or any of their respective agents, contractors, servants, employees, invitees or licensees, or the negligent conduct of business by such parties in or about the Premises, or any activity, work, or thing, permitted or suffered by Tenant, in, on or about the Premises or the Property which is attributable to the negligence of Tenant or any subtenant or assignee of Tenant, or any of their respective agents, contractors, servants, employees, invitees or licensees; or

                  (b) any occurrence in, on or about the Premises except to the extent caused by the fault or negligence of, or which occurred at the direction or control of, Landlord.

         Such indemnification shall include all reasonable costs, counsel fees, expenses, penalties, fines and liabilities which Landlord may suffer or incur in connection with any such claim and any action or proceeding brought with respect thereto. In the event that any action or proceeding shall be brought by reason of any such claim, against any party to be indemnified hereunder, Tenant covenants that Tenant, upon notice from such party and at Tenant's expense, shall resist and defend such action or proceeding by counsel reasonably satisfactory to such party. All of Tenant's obligations under this Paragraph 12 shall survive the expiration or termination of this Lease. Notwithstanding anything to the contrary contained in this Lease, in no event shall Tenant be liable for consequential damages (except as expressly provided in this Lease) or punitive damages.

         13. Nonwaiver. No waiver of any provision of this Lease shall be implied by any failure of Landlord or Tenant to enforce any remedy on account of the violation of such provision, even if such violation be continued or repeated subsequently, and no express waiver shall affect any provision other than the one specified in such waiver and that one only for the time and in the manner specifically stated. No payment by Tenant or receipt by Landlord of a lesser amount than the rent payment herein stipulated shall be deemed to be other than on account of the rent, nor shall any endorsement or statement on any check or any letter accompanying any check or payment as rent be deemed an accord and satisfaction, and Landlord may accept such check or payment without prejudice to Landlord's right to recover the balance of such rent or pursue any other remedy provided in this Lease. No receipt of moneys by Landlord from Tenant after the termination of this Lease shall in any way alter the length of the Term or of Tenant's right of possession hereunder or after the giving of any notice shall reinstate, continue or extend the Term or affect any notice given Tenant prior to the receipt of such moneys, it being agreed that after the service of notice or the commencement of a suit or after final judgment for possession of the Premises, Landlord may receive and collect any rent due, and the payment of said rent shall not waive or affect said notice, suit or judgment.

         14. Condemnation.

                  (a) In the event all or part of the Premises or Property (including for purposes of this Paragraph 14 all or substantially all rights of access) is taken by right of eminent domain, whether by condemnation or deed in lieu thereof and either (i) in the opinion of Landlord, the portion so taken is such that a reasonable amount of reconstruction of the Property not so taken will not result in a suitable and practical improvement for the remaining land, or (ii) in the opinion of Tenant, the effect of the taking will not reasonably allow Tenant to use the Premises for Tenant's normal business purposes, then in either of said events, at the option of the affected party, this Lease shall expire and terminate on the date when the right of possession vests in the condemning authority and Tenant shall not be responsible for any payments of Rent hereunder with respect to any period after such date.

                  (b) In the event that a portion (but not all) of the Premises or Property is taken, by right of eminent domain, whether by condemnation or deed in lieu thereof, and the foregoing conditions for termination are not satisfied, then this Lease shall not terminate but shall remain in full force and effect with respect to the portion of the Premises and Property not so taken or condemned. In the event of a partial taking described in this subsection, if any reconstruction of the Property or Premises is necessary, then Landlord shall promptly undertake and complete such reconstruction to the extent of available net condemnation proceeds. All Rent shall be equitably abated during and after said reconstruction in accordance with the proportion of the Premises which remains tenantable.

                  (c) Tenant shall have no claim against Landlord and shall not have any claim or right to any portion of the amount that may be awarded as damages or paid as a result of such taking or condemnation, and Tenant shall have no claim against Landlord or the condemnor for the value of the unexpired term of this Lease. All compensation awarded for any taking of the Premises or the Property shall belong to and be the property of Landlord, Tenant hereby assigning to Landlord all rights with respect thereto; provided, however, nothing contained herein shall prevent Tenant from applying for reimbursement from the condemning authority (if permitted by law) for moving expenses, the expense of removal of Tenant's trade fixtures, and for the value of Tenant's trade fixtures and property and for any improvements belonging to Tenant, but only if such action shall not reduce the amount of the award or other compensation otherwise recoverable from the condemning authority by Landlord and attributable to property owned by Landlord.

         15. Assignment And Subletting.

                  (a) Except as otherwise set forth in this Lease, Tenant shall not, without the prior written consent of Landlord, assign, transfer, convey, mortgage or otherwise encumber this Lease or sublet the Premises or any portion thereof. Anything in this Paragraph 15 to the contrary notwithstanding, Landlord's consent to any sublease or assignment shall not be unreasonably withheld or delayed, and in any event shall not be required for (nor shall any participation by Landlord in any profit or other revenues, if otherwise set forth in this Lease, apply to) any of the following (each, a "Permitted Transfer"): (i) any sublease or assignment to, or occupancy by, an Affiliate of Tenant (as hereinafter defined); (ii) Tenant's assignment or subletting to any purchaser of all or a substantial part of the assets of Tenant or Tenant's Affiliate; (iii) any transfer of Tenant's stock; or (iv) an assignment to the entity merging or consolidating with Tenant or resulting from the merger or consolidation with Tenant. As used herein, the term "Affiliate" of a party means any entity controlling, controlled by or under common control with the party in question ("control" and its variants meaning the power to control the day to day management of a party). Although Landlord's consent is not required, Tenant hereby agrees to notify Landlord of any transaction permitted under this Paragraph within thirty (30) days following its consummation and to deliver with such notification documentation reasonably satisfactory to Landlord establishing that the sublease or assignment is a Permitted Transfer, and further establishing Landlord's continuing rights with respect to the Letter of Credit. Notwithstanding any provision of this Lease to the contrary, Landlord may withhold its consent in its sole discretion to any assignment of the Lease or Sublease of the Premises (other than a Permitted Transfer) that occurs during the first twelve months of the Term. Notwithstanding any provision of this Lease to the contrary, (i) no Transfer or Permitted Transfer shall release Tenant or any subsequent tenant from any covenant or obligation under this Lease, and (ii) no exercise of the Renewal Option or an Expansion Option by an assignee or subtenant of Tenant pursuant to a Permitted Transfer or any other Transfer shall release Tenant from any covenant or obligation under this Lease in connection with said Renewal Term or Expansion Space.

                  (b) At least 20 days prior to any proposed subletting or assignment other than a Permitted Transfer, Tenant shall submit to Landlord a statement seeking Landlord's consent and containing the name and address of the proposed subtenant or assignee, the terms of the proposed sublease or assignment and such financial and other information with respect to the proposed subtenant as Landlord reasonably may request. Landlord shall indicate its consent or non-consent within 15 days of its receipt of said statement.

                  (c) In addition to withholding its consent to a sublease or assignment that is not a Permitted Transfer, Landlord shall have the additional rights as follows. In the event that Tenant seeks to sublet more than 50,000 rentable square feet of the Premises (calculated as an aggregate of all such subleased space) for the balance of the then existing Term (or for substantially the balance in all material respects), other than in connection with (i) a Permitted Transfer or (ii) a bona fide strategic partner of Tenant, Tenant shall so advise Landlord in its notice under subclause (b) above, and Landlord shall thereupon have the right (by so notifying Tenant within 10 business days after its receipt of Tenant's notice) to terminate this Lease as to that portion of the Premises which Tenant seeks to sublet (the "Release Space") and thereby (i) release Tenant from any obligations accruing after the effective date of said termination with respect to the Release Space, and (ii) agree to pay to Tenant fifty percent (50%) of any Subrent Profit as and when received by Landlord. "Subrent Profit" means, for any period of time (during what would have been the unexpired Term of this Lease) following the date that Landlord re-leases all or any portion of the Release Space, the excess, if any, of the rent and additional rent actually received by Landlord during such period for the leasing of the Release Space over the rent and additional rent that would have been due from Tenant had the Release Space or portion thereof remained subject to this Lease for such period of time, after deducting Landlord's costs and expenses incident thereto (including without limitation legal and brokerage fees and retrofit costs). In the event that Landlord exercises such right to terminate, Landlord shall be entitled to recover possession of such portion of the Premises on the later of (i) the proposed date for possession by such assignee or subtenant, or
(ii) 90 days after the date of Landlord's notice of termination to Tenant. The provisions of this subclause (b) shall not apply to an assignment of the Lease as permitted herein or to any subleasing for less than substantially all of the remaining balance of the Term, as defined above.

                  (d) The parties hereto agree and acknowledge that, among other circumstances for which Landlord may reasonably withhold its consent to an assignment or sublease, it shall be reasonable for Landlord to withhold its consent where, among other factors: (i) the assignment or subletting would materially increase the operating costs for the Building or the burden on the Building services, or materially increase security concerns in the Building, as reasonably determined by Landlord; (ii) the space will be used for a school or training facility regularly visited by the public, an entertainment, sports or recreation facility, retail sale to the public, a personnel or employment agency, an office or facility of any governmental or quasi-governmental agency or authority regularly visited by the public, a place of public assembly (including without limitation a meeting center, theater or public forum), or use by or affiliation with a foreign government (including without limitation an embassy or consulate or similar office), or a facility for the provision of social, welfare or clinical health services or sleeping accommodations (whether temporary, daytime or overnight); (iii) the proposed assignee or subtenant is a current tenant of the Building or a prospective tenant of the Building with whom Landlord is negotiating and would thereby vacate its current space or not lease additional space or would hereby discontinue its negotiations with Landlord (unless the Landlord is unable to fulfill the bona-fide space needs of such prospect or entity); (iv) Landlord reasonably disapproves of the proposed assignee or subtenant's reputation or creditworthiness, in the context of the obligation to be undertaken; (v) Landlord reasonably determines that the character of the business that would be conducted by the proposed assignee or subtenant at the Premises, or the manner of conducting such business, would be materially inconsistent with the character of the Building as a first-class office building; (vi) the proposed assignee or subtenant is an entity or related to any entity with whom Landlord or any affiliate of Landlord has had adverse dealings through no fault of Landlord or that has failed to perform an agreement with Landlord in any material respect; (vii) the assignment or subletting may conflict with any exclusive uses granted to other tenants of the Building (all of which Landlord will disclose to Tenant within fifteen (15) days after receiving Tenant's written request), or with the terms of any easement, covenant, condition or restriction, or other agreement affecting the Property;
(viii) the assignment or subletting would involve a material change in use from that expressly permitted under this Lease; (ix) Landlord determines that the proposed assignee may be unable to perform all of Tenant's obligations under this Lease or the proposed subtenant may be unable to perform all of its obligations under the proposed sublease; or (x) in the case of a sublease, of more than 20,000 rentable square feet (in the aggregate, taking into account prior subleases), the Sub-Rent Market Condition is not satisfied. Landlord's foregoing rights and options shall continue throughout the entire term of this Lease. The "Sub-Rent Market Condition" means that (A) Landlord is then actively marketing reasonably comparable space for lease in the Building, which consists of the greater of (x) 50,000 rentable square feet, or (y) twice the rentable area of the space which Tenant seeks to sublease, (B) the rental rate at which Landlord is marketing such other space in the Building (which means the rental rate for a period similar to the sublease term proposed by Tenant, taking into account the relevant "base year" for tax and operating expense escalations as well as any applicable allowances or concessions being offered by the Landlord, and which is referred to as the "Sublease Market Rate") has been furnished to Tenant, (C) the rental rate which Tenant proposes to obtain from the subtenant is at least equal to the LESSER of (x) ninety percent (90%) of the Sublease Market Rate, or (y) the applicable rental rate under this Lease.

                  (e) If Tenant shall assign this Lease as permitted herein, the assignee shall expressly assume all of the obligations of Tenant hereunder which shall accrue from and after the date of assignment in a written instrument delivered to Landlord not later than ten (10) business days before the effective date of such assignment (or, if a Permitted Transfer, within 21 days after the effective date of such assignment.) Each and every assignment of the Lease shall state that (i) the assignor assigns and sets over unto the assignee the Tenant's leasehold interest in this Lease; (ii) the assignee assumes and agrees to perform and bound by all of the terms and conditions of the Lease to be performed by Assignor from and after the effective date of such assignment;
(iii) if Landlord's consent to such assignment is required by this Lease, the effectiveness of such assignment is conditioned upon Landlord consenting to the assignment, which consent shall be evidenced solely by Landlord's execution of the assignment; (iv) Tenant shall not be released from any of its obligations arising under the Lease; and (v) Landlord shall continue to have all rights and recourse against the Letter of Credit or any substitution or replacement thereof. The assignment form shall be reasonably acceptable to Landlord. If Tenant shall sublease the Premises as permitted herein, Tenant shall obtain and furnish to Landlord, not later than ten days after the date of such sublease, and in form reasonably satisfactory to Landlord, the written agreement of such subtenant to the effect that the subtenant will attorn to Landlord, at Landlord's option and written request, in the event this Lease terminates before the expiration of the sublease.

                  (f) In the event of an assignment of this Lease or a subletting of any part or all of the Premises, and except in connection with a Permitted Transfer as set forth under subsection (a) above, Landlord shall be entitled to receive fifty percent (50%) of the total "Transfer Profit." The Transfer Profit means the amount actually received by Tenant in consideration of the assignment or sublease of its leasehold interest (but not any amount attributable to any of Tenant's fixtures, equipment or personal property or to any improvements, alterations or additions which, by the terms of this Lease, are Tenant's property), after deducting (i) Tenant's costs and expenses incident thereto (including without limitation legal and brokerage fees and retrofit costs), (ii) if the space which is subject to the assignment or subletting, or any substantial part thereof, was vacant or otherwise not utilized by Tenant for business purposes for at least 3 months prior to the effective date of assignment or subletting, during which period Tenant was actively seeking an assignment of subletting, a further deduction of one half (1/2) of the total Rent paid by Tenant for the vacant or non-utilized space during the period of vacancy or non-utilization, and after deducting (iii) in the case of a subletting, the rent and other sums due from Tenant to Landlord under this Lease (prorated on a square foot basis) for each period for which the subrent is calculated.

         Tenant shall furnish Landlord with a sworn statement, certified by a financial officer of Tenant, setting forth in detail the computation of Transfer Profit (which computation shall be based upon generally accepted accounting principles), and Landlord, or its representatives, shall have access to the books, records and papers of Tenant in relation thereto, and to make copies thereof. Any rent in excess of that paid by Tenant hereunder realized by reason of such assignment or sub-lease, after making the computations set forth above, shall be deemed an item of such Transfer Profit. If a part of the consideration for such assignment shall be payable other than in cash, the payment to Landlord shall be payable in accordance with the foregoing percentage of the cash and other non-cash considerations in such form as is reasonably satisfactory to Landlord. Such percentage of the Transfer Profit shall be paid to Landlord promptly by Tenant upon Tenant's receipt from time to time of periodic payments from such assignee or subtenant or at such other earlier time as Tenant shall realize a Transfer Profit from such assignment or sublease.

         16. Holdover.

                  (a) If Tenant or any person claiming through the Tenant shall retain possession of the Premises or any part thereof after the expiration or earlier termination of the Term and if Landlord shall have consented to such continuation of possession, such possession shall be (unless the parties hereto shall otherwise have agreed in writing) deemed to be under a month-to-month tenancy which shall continue until either party shall notify the other in writing, at least 30 days prior to the end of any calendar month, that the party giving such notice elects to terminate such tenancy at the end of such calendar month, in which event such tenancy shall so terminate. Anything contained in the foregoing provisions of this paragraph to the contrary notwithstanding, the rental payable with respect to each such monthly period shall be 150% of the monthly Base Rent, Tax Adjustment Amount and Expense Adjustment Amount (both calculated in accordance with the provisions of Paragraph 4 hereof) which would have been payable had this Lease been extended at its then-current rates; and such month-to-month tenancy with Landlord's consent shall be upon the same terms and subject to the same conditions as those which are set forth in this Lease except as aforesaid. If Tenant or any person claiming through Tenant shall retain possession of the Premises or any part thereof, after the expiration or earlier termination of the term or of Tenant's right of possession, and if such retention shall be without Landlord's consent, Tenant shall pay Landlord (a) for each month or portion thereof during which such possession continues, an amount equal to the rental to be paid for each month pursuant to the foregoing provisions of this Paragraph when such possession is with Landlord's consent, plus all other sums which would have been payable hereunder had the term continued during such retention of possession and (b) all other damages sustained by Landlord, by reason of such retention of possession. During any such retention of possession without Landlord's consent, all of Tenant's obligations with respect to the use, occupancy and maintenance of the Premises shall continue. The provisions of this Paragraph shall not be deemed to limit or constitute a waiver of any other rights or remedies of Landlord provided herein or at law or in equity and applicable to unlawful retention of possession or otherwise.

                  (b) Notwithstanding the provisions of subclause (a) above, Tenant may request of Landlord (and if the conditions set forth in this Section are satisfied, Landlord shall grant to Tenant) the right to holdover beyond the end of the Term for two (2) periods of up to three (3) months each, without the imposition of damages by reason of the holdover, subject to the following terms, conditions and limitations:

                           (i) To make such request, Tenant must give written
notice to Landlord at least sixty (60) days prior to the end of the Term stating therein the length of the proposed holdover, not to exceed three (3) months. Should Tenant fail to deliver or timely deliver such notice, Tenant's right to request such holdover (and any corresponding right of holdover, if any) pursuant to this Paragraph automatically shall be null and void.

                           (ii) Tenant shall have no right to obtain a
consensual holdover beyond the end of the Term, and Landlord may deny any request for the same, if (A) at the time Tenant delivers a request to holdover (or at any time thereafter) an Event of Default exists, (B) Landlord has, at the time of receiving Tenant's request for holdover, entered into a lease with a new tenant for all or a portion of the Premises or (C) if Landlord is in bona-fide negotiation with a new tenant for all or any portion of the Premises, and the holding over by Tenant would, in the sole determination of Landlord, interfere with, impair or be inconsistent with the new or prospective lease. If after receiving Tenant's holdover request Landlord delivers to Tenant a written statement that a condition described in subparagraph (B) or (C) above exists (which statement shall identify which of said conditions exists), such statement shall be conclusive and binding upon Tenant in all respects and Tenant shall have no right to holdover or further holdover pursuant to this Paragraph and all such rights automatically shall be null and void.

                           (iii) During the period of a holdover falling within
the scope of this Paragraph, Tenant shall continue to be obligated to perform all of its covenants under this Lease as if the Term had continued, including the payment of additional rent on account of Taxes and Operating Expenses, but Tenant shall be obligated to pay Base Rent in the amount equal to one hundred twenty percent (120%) of the Base Rent applicable immediately prior to the holdover, together with all other sums due and payable under this Lease, including without limitation Tenant's Expense Adjustment Amount and Tenant's Tax Adjustment Amount.

         17. Estoppel Certificate. Each of Landlord and Tenant shall from time to time, within ten days after receipt of request from the other therefor, execute, acknowledge and deliver to the requesting party, or as the requesting party may direct, a written instrument (a) certifying (i) that this Lease is in full force and effect and has not been modified, supplemented or amended in any way (or, if there have been modifications, supplements or amendments thereto, that it is in full force and effect as modified, supplemented or amended, and stating such modifications, supplements and amendments) and that this Lease (as modified, supplemented or amended, as aforesaid) represents the entire agreement among Landlord and Tenant as to the Premises and the leasehold; (ii) the dates to which the Base Rent, additional rent and other charges arising hereunder have been paid, (iii) the amount of any prepaid rents or credits due to Tenant, if any; and (iv) that if applicable, Tenant has entered into occupancy of the Premises; (v) the date on which the Term shall have commenced and the corresponding expiration date; and (b) stating, to the best knowledge of the signing party, whether or not all conditions under the Lease to be performed by the other prior the date of such certificate have been satisfied and whether or not the other party is then in default in the performance of any covenant, agreement or condition contained in this Lease and specifying, if any, each such unsatisfied condition and each such default known to the signing party; and (c) stating any other fact or certifying any other condition reasonably requested by the requesting party or by any mortgagee or prospective mortgagee or purchaser of the Property or of any interest therein, or by any prospective assignee or subtenant of the Premises pursuant to an assignment or sublease permitted under this Lease. In the event that a party shall fail to complete, execute and deliver any such instrument within twenty (20) days after the other party's request therefor, the information set forth in said estoppel as listed in subparagraphs (a) and (b) above shall be deemed true and the party failing to return said certificate shall be estopped from asserting the contrary.

         18. Subordination.

                  (a) Subject to the terms and conditions of Paragraph 18(b) of this Lease, and to delivery to Tenant of an SNDA Agreement (as hereinafter defined) for any mortgage or deed of trust to which this Lease is to be subordinate, this Lease shall be subject and subordinate at all times to the lien of any mortgage or deed of trust, heretofore or hereafter placed by Landlord upon any or all of the Premises or the Property, or any interest therein and of all renewals, modifications, consolidations, replacements and extensions thereof (all of which are hereinafter referred to collectively as a "Mortgage"), all automatically and without the necessity of any further act on the part of Tenant to effectuate such subordination other than the execution of an SNDA Agreement. Tenant shall, at the request of the holder of a Mortgage (the "Mortgagee"), upon foreclosure thereof attorn to the Mortgagee. Tenant shall also execute, enseal, acknowledge and deliver, within 15 days after Tenant's receipt of demand from Landlord or the Mortgagee such further instrument or instruments evidencing such subordination of Tenant's right, title and interest under this Lease to the lien of the Mortgage, and such further instrument or instruments of attornment, as shall be desired by the Mortgagee.

                  (b) At the same time as Landlord and Tenant execute this Lease, the parties also shall execute a non-disturbance agreement substantially in the form attached hereto as Exhibit "D" (a "SNDA Agreement") wherein the Mortgagee shall confirm that, so long as Tenant is not in default hereunder beyond the applicable period of grace, all of Tenant's rights, remedies, options and privileges under this Lease shall be preserved and unaffected notwithstanding any foreclosure, possessory or other action taken by the Mortgagee in the enforcement of its rights under the Mortgage or any documents or instruments relating thereto, and regardless of whether the Mortgagee or any other person shall succeed to Landlord's ownership or possessory interest in the Property as a result thereof. After execution, Landlord shall deliver the signed SNDA Agreement to the existing Mortgagees for the purpose of having the Mortgagees to sign the same. Landlord shall deliver to Tenant an original SNDA Agreement executed by each existing Mortgagee within thirty (30) days following the Effective Date. Thereafter, Landlord shall deliver the SNDA Agreement in substantially similar form and substance as a condition to the subordination of this Lease to any other Mortgage.

                  (c) Anything contained in the foregoing provisions of this Paragraph to the contrary notwithstanding, any Mortgagee may at any time subordinate its Mortgage to this Lease, without the necessity of obtaining Tenant's consent, by giving notice of the same in writing to Tenant, and thereupon this Lease shall be deemed to be prior to such mortgage without regard to their respective dates of execution, delivery or recordation and/or the date of commencement of Tenant's possession, and in that event the Mortgagee shall have the same rights with respect to this Lease as though this Lease shall have been executed, delivered and recorded prior to the execution and delivery of the Mortgage.

                  (d) If Landlord is or becomes lessee of premises of which the Premises are a part, Tenant agrees that, automatically and without the necessity of any further act, Tenant's possession shall be as a subtenant but all rights, remedies, options and privileges under this Lease shall be preserved and unaffected by reason thereof or by reason of any action, inaction or default by Landlord under its lease, and notwithstanding the foregoing, if Landlord's tenancy shall terminate by expiration, by forfeiture or otherwise, then this Lease shall automatically and without the necessity of any further act become a direct lease between Tenant and Landlord's lessor (the "Paramount Lessor").

                  (e) It is further agreed that if any Mortgage shall be foreclosed, or if the lease of the Paramount Lessor be terminated, (A) the liability of the Mortgagee or purchaser at such foreclosure sale, or the Paramount Lessor, as the case may be, or the liability of a subsequent owner designated as landlord under this Lease shall exist only so long as such Mortgagee, Paramount Lessor, or such subsequent owner, as the case may be, is the owner of the Property, or any portion thereof, and such liability shall not continue or survive after further transfer of ownership; (B) the Mortgagee, or Paramount Lessor, or such subsequent owner, as the case may be, and their respective successors or assigns that succeed to the interest of the Landlord in the Property, or acquires the right to possession of the Property, or any portion thereof (as applicable, a "Successor"), shall not be (1) liable for any act or omission of the party named above as the Landlord under this Lease except for such conditions or states of fact attributable to the prior act or omission as may continue in effect during the period of ownership or possession of the Successor and are capable of being cured by the Successor; (2) liable for the performance of the prior Landlord's covenants pursuant to the provisions of this Lease which arise and accrue prior to the Successor's succeeding to the interest of Landlord under this Lease or acquiring such right to possession, except for such conditions or states of fact attributable to the prior act or omission as may continue in effect during the period of ownership or possession of the Successor and are capable of being cured by the Successor; (3) subject to any offsets or defenses which Tenant may have at any time against Landlord except for an offset on account of a failure of Landlord to have paid to Tenant a specific allowance stated in this Lease, or reimbursed to Tenant the amount of a wrongful draw under the Letter of Credit, but only to the extent such offsets are expressly permitted by the terms and conditions of paragraph 1(b)(ii)(C); or
(4) bound by any rent which Tenant may have paid previously for more than one month in advance; and (C) subject to the terms and conditions of the SNDA Agreement, upon request of the Mortgagee, if the Mortgage shall be foreclosed, Tenant will attorn, as Tenant under this Lease, to the purchaser at any foreclosure sale under any Mortgage.

                  (f) Landlord represents that it is the lessee of the Property, that it has full right, power and authority to execute and deliver this Lease. The lease under which Landlord is the lessee is a Master Lease dated May 31, 2001 (the "Master Lease"), in which Philadelphia Center Realty Associates, L.P. ("Owner"), is the lessor, and a copy of which is attached hereto as Exhibit "J". Contemporaneously with execution of this Lease, Owner shall execute an acknowledgement to this Lease certifying that (A) said Master Lease is in full force and effect without uncured defaults, (B) there have been no written or oral amendments thereto as of the Effective Date, (C) the making of this Lease and the carrying out of the activities referred to in this Lease (including without limitation all Tenant's Work and Landlord's Work) does not require any consent or approval by the Owner, (D) regardless of any default or termination of said Master Lease for any reason whatsoever (including without limitation any rejection in bankruptcy or expiration of the term thereof), this Lease shall be preserved and unaffected and shall continue as a direct lease between Owner (or any successor in interest to Owner) and Tenant, (E) in no event will Tenant be obligated or responsible for any of the liabilities or undertakings of Landlord under said Master Lease, and Tenant's sole obligations shall be as set forth in this Lease, (F) none of Tenant's rights, remedies, options, powers and/or privileges under this Lease (including without limitation rights respecting any casualty or condemnation) shall be disturbed or impaired by reason of said Master Lease, any default thereunder and/or any action taken by Owner with respect thereto, (G) notwithstanding any consent or approval rights of Owner for alterations, improvements or any other matters relating to the Property, Tenant shall be entitled to communicate with, deal with and rely solely upon Landlord in connection with any consents or approvals required under this Lease, without the necessity for any dealings with, communications with, or consent or approval of, Owner, and (H) without limiting the foregoing, that notwithstanding the provisions of Paragraph 15(a) of said Master Lease, this Lease shall be subject and subordinate to the provisions of said Master Lease only with the understanding that Tenant's rights as set forth in this Lease and in this subsection 18 (f) shall be preserved and unaffected so long as Tenant is not in default under this Lease beyond the applicable period of grace.

         19. Certain Rights Reserved By Landlord. Landlord shall have the following rights, each of which Landlord may exercise without notice to Tenant (except as otherwise provided below) and without liability to Tenant for damage or injury to property, person or business on account of the exercise thereof, and the exercise of any such rights shall not be deemed to constitute an eviction or disturbance of Tenant's use or possession of the Premises and shall not give rise to any claim for set-off or abatement of rent or any other claim:

                  (a) To change the Building's name or street address upon not less than 90 days prior notice to Tenant; provided that (i) Landlord reimburses Tenant for associated reasonable costs of reprinting stationery and business cards in quantities equal to Tenant's existing quantities, and (ii) so long as Tenant leases 100,000 rentable feet of space within the Building, the name of the Building shall not be changed so as to be associated with a "competitor" of Tenant or a name which would, under the circumstances of Tenant's business operations, reasonably result in embarrassment or material detriment to such business operations. For purposes of this Paragraph 19(a) only, the term "competitor" shall mean an entity whose primary business is prime and sub-prime lending secured by residential mortgages. By way of example only, Tenant's competitors as of the date of this Lease include, without limitation, Freedom Mortgage and Equity One.

                  (b) To install, affix and maintain any and all signs on the exterior and on the interior of the Building, subject to Tenant's rights under Paragraph 8 above, and subject, further to the requirement that all such signage be such as would not reasonably detract from the image of the Building as a high-class office/retail complex.

                  (c) To decorate or to make repairs, alterations, additions, or improvements, whether structural or otherwise (including alterations in the configuration of the Common Areas), in and about the Building, or any part thereof, and for such purposes to enter upon the Premises, and during the continuance of any of said work, to temporarily close doors, entryways, public space and corridors in the Building and to interrupt or temporarily suspend services or use of facilities; provided, however, that notwithstanding the foregoing: (i) the configuration of the Building, the size and configuration of the Building's entrance lobby and the availability of the other common areas of the Building which provide essential access or services to the Premises, will not be materially and substantially changed by Landlord without the prior written consent of Tenant, which consent shall not be unreasonably withheld, delayed or conditioned by Tenant and which consent shall be given if the proposed change does not materially and adversely change the nature of the Building nor materially and adversely affect Tenant's use and enjoyment of the Premises, and further, which consent shall be deemed given if Tenant fails to object to a written proposal within fifteen (15) business days after receiving the same from Landlord; (ii) except in cases of emergency or on account of a circumstance caused by Tenant's negligence, willful misconduct, violation of laws or default of this Lease, no entry may be made into the Premises, and no work may be performed therein, for any of the foregoing purposes, during the standard business hours established by Landlord for the Building without reasonable prior notice to Tenant, and during any entry into the Premises, Landlord agrees to use commercially reasonable efforts to minimize the disruption to Tenant's business operation cause by such entry; (iii) except in cases of emergency or on account of a circumstance caused by Tenant's negligence, willful misconduct, violation of laws or default of this Lease, no essential services or access shall be denied to Tenant for any of the foregoing purposes, except for temporary periods after the standard business hours established by Landlord for the Building; (iv) except on account of a circumstance caused by Tenant's negligence, willful misconduct, violation of laws or default of this Lease, and subject to the waivers and releases in Paragraphs 10 and 12 of this Lease, Landlord shall indemnify and hold Tenant harmless from all damage to the Premises or to Tenant's property directly caused by Landlord's entry and work; and (v) except in cases of emergency or on account of a circumstance caused by Tenant's negligence, willful misconduct, violation of laws or default of this Lease, if as a result of such access, activities or work Tenant is unable to and does not utilize such portion or portions of the Premises for the active conduct of Tenant's business, then commencing on the sixth (6th) consecutive business day of such untenantability, Tenant's obligations to pay Base Rent and additional rent on account of Taxes and Operating Expenses shall abate in proportion to that portion of the Premises so rendered untenantable. Such abatement shall continue until the material and substantial disruption ends so as to make the Premises or portion or portions thereof tenantable.

                  (d) To keep a reasonable number of door keys or key cards for the entry door(s) in the Premises at the commencement of the Lease, and to retain at all times, and to use in the case of emergency, keys or cards to all doors within and into the Premises. Tenant agrees to furnish Landlord with keys or cards for access to the Premises in the event Tenant changes any locks or affixes additional locks. Upon the expiration of the Term or of Lessee's right to possession, Tenant shall return all keys to Landlord and shall disclose to Landlord the combination of any safes, cabinets or vaults left in the Premises.

                  (e) To approve all window coverings used in the Building, such approval not to be unreasonably withheld.

                  (f) To approve the weight, size and location of safes, vaults and other heavy equipment and articles in and about the Premises and the Building so as not to exceed a live load of 100 pounds per actual (as opposed to rentable) square foot of the Premises, and to require all such items and furniture and similar items to be moved into or out of the Building and Premises only at such times and in such manner as Landlord shall reasonably approve. Tenant's movements of property into or out of the Building or Premises and within the Building are entirely at the risk and responsibility of Tenant.

                  (g) To establish reasonable controls for the purpose of regulating all property and packages, both personal and otherwise, to be moved into or out of the Building and Premises and all persons using the Building after normal office hours. Landlord agrees to maintain at all times for the Building in general and for the Office Portion in particular, a modern, cost-competitive security system or systems, and security programs and procedures (collectively, "Security Program"), comparable to other reasonably high quality office buildings located within the Philadelphia Central Business District. Landlord shall consult with Tenant at Tenant's request and in good faith from time to time, on the status of the Security Program and any proposed upgrades, and Landlord shall consider the implementation of such modifications to such Security Program as Tenant may suggest (consistent with Landlord's obligations to maintain a proper and effective Security Program for the safety and security of all tenants and occupants of the Building). The Security Program, as presently in effect an as envisioned for enhancement, is described in Exhibit "I" hereto.

                  (h) To regulate delivery and service of supplies in order to insure the cleanliness and security of the Premises and to avoid congestion of receiving areas and freight elevators.

                  (i) On reasonable advance notice to Tenant, to show the Premises to lenders, purchasers and investors at reasonable hours and to prospective tenants at reasonable hours during the last twelve months of the Term and, if vacated or abandoned, to show the Premises at any time and to prepare the Premises for re-occupancy.

                  (j) To erect, use and maintain pipes, ducts, wiring and conduits, and appurtenances thereto, in and through the Premises at reasonable locations above ceilings or below raised floors (other than raised floors located in Tenant's computer server rooms), subject to the restrictions and limitations of subclause (c) above.

                  (k) To enter the Premises at any reasonable time, on reasonable advance notice to Tenant, to inspect the Premises.

                  (l) To grant to any person or to reserve unto itself the exclusive right to conduct any business or render any service in the Building, provided that such exclusivity does not apply to a business which is the same, substantially the same or is ancillary to the business or businesses conducted by Tenant from the Premises. If Landlord elects to make available to tenants in the Building any services or supplies, or arranges a master contract therefor, Tenant agrees to obtain its requirements, if any, therefore from Landlord or under any such contact, provided that the charges therefor are reasonable and Tenant does not have other bona-fide business reasons for purchasing such items elsewhere.

                  (m) To approve the location and style of the suite number and identification sign or lettering for the Premises, which approval shall not be unreasonably withheld.

                  (n) To grant to anyone the right to conduct any business or render any service in the Building, whether or not it is the same as or similar to the use expressly permitted to Tenant by Paragraph 5 hereof.

                  (o) To require all persons entering or leaving the Building during such hours as Landlord may from time to time reasonably determine to identify themselves to security personnel by registration or otherwise in accordance with Building security controls, and to establish their right to enter or leave in accordance with Exhibit "C" attached to this Lease.

         20. Rules and Regulations. Tenant shall, and shall cause all of its subtenants and occupants, its and their agents, employees, invitees and licensees to, observe faithfully, and comply strictly with, the rules and regulations attached to this Lease as Exhibit "C", as they may be supplemented and revised by Landlord from time to time, and such other rules and regulations promulgated from time to time by Landlord, as in the Landlord's judgment may be desirable for the safety, care and cleanliness of the Building and the Premises, or for the preservation of good order therein; provided that such rules and regulations (i) are uniformly applied and enforced by Landlord against all office tenants in the Building, and (ii) no such rules and regulations shall materially restrict or limit Tenant's rights, powers, options and privileges set forth in this Lease. Landlord shall not be liable to Tenant for violation of such rules and regulations by any other tenant, its subtenants and occupants and its and their agents, employees, invitees or licensees, nor shall any such violation or failure constitute, or be treated as contributing to, an eviction, actual or constructive, or affect Tenant's covenants and obligations hereunder, or allow Tenant to reduce, abate or offset the payment of any rent under this Lease, provided that Landlord, upon learning of such violation, shall use its diligent efforts to enforce the rule or regulation in question.

         21. Landlord's Remedies. If: (i) Tenant fails to make any payment of Base Rent, Expense Adjustment Amount or Tax Adjustment Amount, any installment thereof or any other regularly scheduled payment and such failure continues for more than three (3) consecutive business days after written notice thereof is given or deemed given (as defined in Section 27) Tenant (except that Landlord will only be required to give such notice three (3) times in any given calendar year); (ii) Tenant fails to make payment of any other sum required to be paid by Tenant under this Lease within the time period required by this Lease and such failure continues for more than ten (10) business days after written notice thereof is given or deemed given to Tenant after the expiration of said time period; (iii) the interest of Tenant in this Lease shall be sold under execution or other legal process; (iv) Tenant fails to deliver to Landlord an executed estoppel certificate of SNDA Agreement as required by Paragraphs 17 and 18 of this Lease and such failure continues for more than five (5) consecutive business days after written notice thereof to Tenant (which notice shall be in addition to Landlord's initial written request made pursuant to Paragraph 17 or 18 (as the case may be) that Tenant deliver said instruments to Landlord; or (v) Tenant fails to observe or perform any of the other agreements, covenants or conditions in this Lease which Tenant is required to observe and perform and such failure continues for 30 days after written notice is given or deemed given to Tenant (or, if the default is not reasonably susceptible of cure within 30 days, within such longer period as is reasonable, provided Tenant commences to cure the default within said thirty (30) day period and thereafter at all times prosecute a cure with reasonable diligence in a manner reasonably acceptable to Landlord);

then, not withstanding the occurrence of any Bankruptcy (as defined in Paragraph 24(b)), Landlord may treat the occurrence of any one or more of the foregoing events as a breach of this Lease which shall constitute an "Event of Default," and thereupon at its option may, without notice or demand of any kind to Tenant or any other person, have any one or more of the following described remedies in addition to all other rights and remedies provided at law or in equity or elsewhere herein:

                  (a) The whole balance of rent, charges and all other sums payable hereunder, whether or not payable as rent, for the entire balance of the Term, and any renewal or extension thereof, herein reserved or agreed to be paid by Tenant, or any part of such rent, charges and other sums, and also all or any costs and sheriff's, marshal's, constable's or other official's commissions, whether chargeable to Landlord or Tenant, including watchman's wages, shall be taken to be due and payable from Tenant and in arrears as if by the terms of this Lease said balance of rent, charges and other sums and expenses were on that date payable in advance; provided, however, that if Landlord elects the remedy set forth in this susbclause (a), Tenant may pay to Landlord, in lieu of the accelerated rent set forth above, the Base Rent plus estimated additional rent on account of Taxes and Operating Expenses for the succeeding one (1) year period, and so forth from year to year as if such Base Rent and additional rent were payable in advance in yearly installments, and so long as Tenant timely makes such annual payments to Landlord, the remedy of acceleration of all rent for the balance of the Term shall be suspended; and/or

                  (b) Landlord may terminate this Lease and the Term, in which event Landlord may forthwith repossess the Premises by legal proceedings, force or otherwise; and/or

                  (c) Landlord may terminate Tenant's right of possession and may repossess the Premises by legal proceedings, force or otherwise, without terminating this Lease. After reentry or retaking or recovering of the Premises, whether by termination of this Lease or not, Landlord shall use commercially reasonable efforts to relet the same or a portion thereof for such rent and upon such terms as shall be deemed advisable by Landlord; and whether or not the Premises are relet, Tenant shall be liable for any loss of rent for such period as would be the balance of the Term and any renewals thereof plus the costs and expenses of reletting and of redecorating, remodeling and making repairs and alterations to the Premises for the purpose of reletting, the amount of such liability to be computed monthly and paid by Tenant to Landlord at the end of each month. Landlord shall in no event be liable for, nor shall any damages or other sums to be paid by Tenant to Landlord be reduced by, failure to relet the Premises or failure to collect the rent from any reletting except to the extent that Landlord breaches its obligation to use reasonable commercial efforts to relet the Premises. Tenant acknowledges and agrees that Landlord will be deemed to have used reasonable commercial efforts to relet the Premises if Landlord markets the Premises as available lease, it being understood that Landlord will have no obligation to lease the Premises to a party at below market rates (or below the rate being paid by Tenant) or in lieu of other space located within the Building. Tenant shall not be entitled to any rents received by Landlord in excess of the rents provided for in this Lease except in reduction of Tenant's aggregate liability to Landlord. Tenant agrees that Landlord may file suit to recover any sums falling due under the terms of this Paragraph 21 from time to time and that no suit or recovery of any portion due Landlord hereunder shall be any defense to any subsequent action brought for any amount not theretofore reduced to judgment in favor of Landlord; and/or

                  (d) Landlord may enforce the provisions of this Lease and may enforce and protect the rights of Landlord hereunder by a suit or suits in equity or at law for the specific performance of any covenant or agreement contained herein (to the extent that specific performance would otherwise be available as a legal right), and for the enforcement of any other appropriate legal or equitable remedy, including, without limitation, injunctive relief, and for recovery of all moneys due or to become due from Tenant under any of the provisions of this Lease; provided that in no event shall Tenant be liable for consequential damages (except as expressly provided in this Lease) or punitive damages.

                  (e) If any payment of Base Rent, Expense Adjustment Amount or any other regularly scheduled sum, or any part of any such payment, to be made by Tenant under the terms of this Lease shall become overdue for a period in excess of five (5) business days, Tenant shall pay to Landlord, a "late charge" in an amount which is the lesser of $5,000.00 or 4% of the amount so overdue, for the purpose of defraying Landlord's administrative expense incident to handling such overdue or delinquent payment. If any payment of rent or any other sum, or any part of any such payment, to be made by Tenant under the terms of this Lease shall become overdue for a period in excess of five (5) business days, Tenant shall pay to Landlord interest on the overdue amount at the Lease Interest Rate (defined below) from the date when such payment was due until the date paid, but in no event more than the amount or rate which is the maximum amount or rate Landlord may lawfully charge in respect of Tenant in such circumstances under applicable law. The "Lease Interest Rate" shall mean the greater of 10% per annum or such variable per annum rate which is from time to time equal to 4% above the base rate as stated by Citibank, N.A. or its successor, or, in the absence of there being a successor to Citibank, N.A. by such other bank having an office in the City of New York as Landlord may from time to time select. Nothing herein shall be construed as waiving any rights of Landlord arising out of any default of Tenant by reason of Landlord's accepting any such late charge and/or interest; the right to collect a late charge or interest is separate and apart from any other rights or remedies of Landlord after default by Tenant.

                  (f) Without limiting the generality of the foregoing, if Tenant shall be in default in the performance of any of its obligations hereunder beyond the applicable period of grace expressly set forth in this Lease, Landlord, and upon giving Tenant a further notice at least 3 business days in advance of its intention to cure as hereinafter set forth (except that no such notice shall be required in the case of an emergency), may (but shall not be obligated to do so), in addition to any other rights it may have in law or in equity, cure such default on behalf of Tenant, and Tenant shall reimburse Landlord upon demand for any sums paid or costs incurred by Landlord in curing such default, including reasonable attorneys' fees and other legal expenses, together with interest at the Lease Interest Rate from the dates of Landlord's incurring of costs or expenses. As a corresponding right of Tenant, if Landlord shall, following the giving of written notice and the expiration of a reasonable period for cure, fail to perform or commence performance (and thereafter pursue with reasonable diligence) any one or more of its obligations under this Lease which results in a material impediment to the conduct of Tenant's business operations in the Premises, Tenant may, without limiting its other rights and remedies, and on five (5) business days additional notice to Landlord (except in emergency) take such reasonable action as may be necessary to correct or cure the failure of performance, and Tenant's reasonable out-of-pocket expenditures actually spent in so doing, shall be payable from Landlord to Tenant within thirty (30) days after the date on which Landlord receives a written invoice itemizing the same, subject to Landlord's right to dispute both that (i) it is Landlord's obligation to perform the act in question and (ii) the charges set forth in the invoice. Notwithstanding anything to the contrary contained in this Lease, in no event shall Landlord be liable to Tenant for consequential or punitive damages.

                  (g) Tenant further waives the right to any notices to quit as may be specified in the Landlord and Tenant Act of Pennsylvania, Act of April 6, 1951, as amended, or any similar or successor provision of law, and agrees that five days notice shall be sufficient in any case where a longer period may be statutorily specified.

                  (h) Notwithstanding the foregoing or anything else to the contrary in this Lease, Landlord shall not seek to accelerate the rent due hereunder, to terminate this Lease or Tenant's right to occupy and possess the Premises (i) on account of a monetary or non-monetary default, other than a default in the payment of Base Rent or a regularly recurring installment of additional rent on account of Taxes or Operating Expenses, if Tenant shall contest the default in good faith (or the amount or validity of the monetary amount in question), shall pay to Landlord the amount Tenant concedes to be due and 50% of the disputed amount, and shall agree in writing to remedy the default if the Landlord's position is sustained, and (ii) in addition to the limitation of subclause (i) above, in the case of a monetary default for Base Rent, unless the amount due and unpaid shall equal or exceed two (2) months' Base Rent and in the case of any other monetary default, unless the amount due and unpaid, including any amounts which may be due and unpaid on account of Base Rent, shall exceed $50,000. The limitations of this subclause apply only to acceleration, termination and remedies impacting Tenant's occupancy rights, and not to other rights and remedies of Landlord.

                  (i) All remedies available to Landlord hereunder and otherwise available at law or in equity shall be cumulative and concurrent. No determination of this Lease nor taking or recovering possession of the Premises shall deprive Landlord of any remedies or actions against Tenant for rent, for charges, or for damages for the breach of any term, covenant or condition herein contained, nor shall the bringing of any such action for rent, charges or breach of term, covenant or condition, nor the resort to any other remedy or right for the recovery of rent, charges or damages for such breach be construed as a waiver or release of the right to insist upon the forfeiture and to obtain possession. The failure of Landlord to insist upon strict and/or prompt performance of the terms, agreements, covenants and conditions of this Lease or any of them, and/or the acceptance of such performance thereafter shall not constitute or be construed as a waiver of Landlord's right to thereafter enforce the same strictly according to the tenor thereof in the event of a continuing or subsequent default.

                  (j) Landlord shall not have any right to exercise a remedy of "distraint" against Tenant (or with respect to the property of any other party located on the Premises) for any default or event of default, as might arguably be available under Pennsylvania law. Landlord will, from time to time upon request of Tenant, deliver to any party which has a security interest or lessor's interest in any tangible property belonging to or used by Tenant and located on the Premises, a waiver of any of right of Landlord to distrain on Tenant's personal property and a subordination of any lien Landlord may have to the liens and rights of the secured party/equipment lessor. Such documents shall be in a form reasonably acceptable to Landlord. Notwithstanding anything to the contrary contained in this Lease, in the exercise of any rights or remedies of Landlord, Landlord will afford Tenant the opportunity to remove any files, written or computer records (but excluding the actual computers), records, reports or the like belonging to clients or customers of Tenant or related to Tenant's business operations, which may be located in the Premises or which contain proprietary or confidential information

         22. Expenses of Enforcement. Tenant shall pay upon demand all Landlord's reasonable costs, charges and expenses including the reasonable fees and out-of-pocket expenses of counsel, agents and others retained by Landlord incurred in enforcing Tenant's obligations hereunder following an Event of Default. In the event of any litigation between Landlord and Tenant relating to the subject matter of this Lease, the prevailing party shall be entitled to recover from the other its reasonable fees and costs in connection therewith, including reasonable legal fees.

         23. Covenant of Quiet Enjoyment. Landlord covenants that Tenant, on paying the rent, charges for services and other payments herein reserved or required and on keeping, observing and performing all the other material terms, covenants, conditions, provisions and agreements herein contained on the part of the Tenant to be kept, observed and performed, shall, during the Term, peaceably and quietly have, hold and enjoy the Premises subject to the terms, covenants, conditions, provisions and agreements hereof.

         24. Security Deposit. Within thirty (30) days following the Effective Date of this Lease or by the third (3rd) business day after Tenant receives Landlord's written notice waiving the contingency set forth in Paragraph 31(a), whichever occurs first, in lieu of a cash security deposit, Tenant shall deposit with Landlord an irrevocable, unconditional and fully transferable (on multiple occasions) letter of credit (as substituted, amended or supplemented from time to time, the "Letter of Credit") in the amount of $6 million. On or before the ninetieth (90th) day following the Delivery Date (time being of the essence), Tenant shall deposit with Landlord (in exchange for the Letter of Credit previously delivered) an irrevocable, unconditional and fully transferable (on multiple occasions) letter of credit in the amount of $8 million, or an amendment or supplement to the Letter of Credit increasing the amount thereof to $8 million (the "Letter of Credit Condition"). Upon substitution, amendment or supplementation of the $6 million Letter of Credit as provided in this Paragraph, the substituted, amended or supplemented Letter of Credit in the amount of $8 million shall be referred to as the "Letter of Credit". If Tenant fails to satisfy the Letter of Credit Condition, then such failure will not be a default by Tenant of its obligations hereunder, provided that the $6 million Letter of Credit remains valid and in effect as required by this Paragraph. The Letter of Credit shall be in a form and substance and issued by a banking institutions reasonably acceptable to Landlord. The Letter of Credit shall serve as security for the full and faithful performance by Tenant of each and every provision of the Lease and all obligations of Tenant thereunder. Each Letter of Credit deposited by Tenant during the Term shall have an expiration date which is one (1) year from its delivery date, except that the initial Letter of Credit deposited by Tenant may have an expiration date which is less than one (1) year from its delivery date.

         Tenant shall deliver a replacement Letter of Credit no later than thirty (30) days prior to the expiration of the then outstanding Letter of Credit, except as follows: on or after the 10th day prior to the expiration of the then outstanding Letter of Credit, but on or before the 7thrd day prior to the expiration of the then outstanding Letter of Credit, Tenant may deliver to Landlord a cash security deposit in the amount of and as a temporary replacement for the existing Letter of Credit, provided that (i) no Event of Default or Bankruptcy has occurred and is continuing and (ii) Tenant delivers to Landlord written notice during the five (5) business days preceding said thirty (30) day period stating that (a) Tenant is in the process of finalizing a new banking relationship with the issuing bank and the documents associated with the replacement Letter of Credit and (b) Tenant intends to temporarily substitute a cash security deposit for and in the amount of the existing Letter of Credit. In the event of the foregoing, and so long as none of the conditions stated in Paragraph 24(b) have occurred that would permit Landlord to draw on the Letter of Credit (e.g. an Event of Default or a Bankruptcy), Landlord will not draw on the Letter of Credit by reason of Tenant having failed to deliver a replacement Letter of Credit before the 6thrd day prior to the expiration of the then outstanding Letter of Credit. Within ten (10) business days after the end of said thirty (30) day period, Tenant shall deliver to Landlord the replacement Letter of Credit in exchange for said cash deposit.

         The face amount of the Letter of Credit may be reduced as follows: if the Letter of Credit Condition is not satisfied, and the face amount of the Letter of Credit is $6 million, then the face amount of the Letter of Credit may be reduced as follows:

                  Lease
                   Year                              Amount of Letter of Credit
                    1.                                        $6 million
                    2.                                        $6 million
                    3.                                        $6 million
                    4.                                        $6 million
                    5.                                        $5 million
                    6 through the end of the initial Term     $4 million


         If the Letter of Credit Condition is satisfied, or if not but Landlord subsequently accepts a Letter of Credit with a face amount increased to $8 million, then the face amount of the Letter of Credit may be reduced as follows:

                  Lease
                   Year                              Amount of Letter of Credit
                    1.                                        $8 million
                    2.                                        $8 million
                    3.                                        $7 million
                    4.                                        $6 million
                    5.                                        $5 million
                    6 through the end of the initial Term     $4 million


         Notwithstanding the foregoing, there shall be no reduction of the face amount of the Letter of Credit as otherwise permitted above following the filing of a Bankruptcy (as defined below) unless and until the Lease has been assumed (or assumed and assigned) pursuant to a final, unappealable order of the court with appropriate jurisdiction which is not subject to any stay (an "Assumption"). Once an Assumption has occurred, the face amount of the Letter of Credit may be reduced to the amount it would have been were it not for the occurrence of the Bankruptcy and the application of this provision.

         At the expiration of the initial Term, the Letter of Credit (to the extent not theretofore drawn upon pursuant to the terms of this Lease and provided that there is not then an outstanding default, but with the understanding that if the default is thereafter cured then the provisions of this sentence shall apply) shall be surrendered for cancellation and no further security deposit in excess of one (1) month's then-applicable Base Rent and Additional Rent shall be required. If Tenant shall fail to so replace the Letter of Credit no later than thirty (30) days prior to its stated expiration date, then Landlord shall be entitled to draw immediately under the Letter of Credit, without being required to give notice or provide a grace period to Tenant, and to hold the funds so drawn as a cash security deposit in accordance with the provisions hereunder. In the event that Landlord shall be entitled to draw upon a Letter of Credit, the required certifications set forth in the Letter of Credit as prerequisites may be made by an authorized officer, partner, employee or agent of Landlord. If any dispute arises as to the improper drawing upon the Letter of Credit by Landlord or improper attempts by Tenant to impede the drawing upon the Letter of Credit, Tenant shall be responsible for the Landlord's legal fees and costs incurred in such dispute, provided Landlord is the prevailing party. The Letter of Credit and the proceeds thereof, including any replacement funds are hereinafter referred to as the "Collateral." No interest shall be paid to Tenant on the Collateral, nor shall Landlord be required to hold the Collateral in trust or in a separate account and Landlord may commingle the proceeds of the Letter of Credit with other funds of Landlord. Tenant shall have the right during the Term to replace the Letter of Credit with a cash security deposit in the amount required under this Paragraph.

                  (a) Notwithstanding anything to the contrary contained in this Lease, Landlord shall be responsible for the return or credit to Tenant of funds to the extent that the amount in question was wrongfully drawn by Landlord under the Letter of Credit (or substitute cash Collateral) or was wrongfully applied by Landlord. After the date on which Tenant obtains a final court order and judgment stating that Landlord has wrongfully drawn an amount under the Letter of Credit or wrongfully failed to return to Tenant the Letter of Credit as required by the terms of this Lease, and after the expiration of any appeal period applicable to such order and judgment, Tenant may collect said judgment from Landlord (but not from the partners, shareholders, members of Landlord, as the case may be, or Beneficiary, nor from any other person having any interest, direct or indirect, immediate or more removed than immediate, in Landlord or Beneficiary) in satisfaction of Tenant's remedies.

                  (b) If there shall be an Event of Default, Landlord may draw upon, use, apply and/or retain the whole or any part of the Collateral for the payment of (i) any rent or other sums of money which Tenant may not have paid when due, (ii) any sum expended by Landlord on Tenant's behalf in accordance with the provisions of this Lease, and/or (iii) any sum which Landlord may expend or be required to expend by reason of Tenant's default, including, without limitation, any damage or deficiency in or from the reletting of the Premises as provided in Paragraph 21. If any voluntary petition in bankruptcy or for corporate reorganization under bankruptcy or insolvency laws or any similar relief shall be filed by Tenant, or if any involuntary petition in bankruptcy shall be filed against Tenant under any federal or state bankruptcy or insolvency act and such involuntary petition is not dismissed within sixty (60) days after filing (a "Bankruptcy"), then Landlord may (but shall not be obligated to) draw upon the entire Letter of Credit and deposit the proceeds thereof in a segregated interest-bearing account of Landlord and/or Landlord's Mortgagee and thereafter draw upon, use, apply and/or retain the whole or any part of thereof for the purposes listed in subclauses (i) - (iii) of this subsection. Interest on said deposit shall be deemed a part of the Collateral; provided, however, that upon Tenant's written request (which shall be made no more frequently than once per calendar quarter), Landlord shall on a quarterly basis pay to Tenant an amount equal to the accrued interest. The use, application or retention of the Collateral, or any portion thereof, by Landlord shall not prevent Landlord from exercising any other right or remedy provided by this Lease or by law (it being intended that Landlord shall not first be required to proceed against the Collateral) and shall not operate as a limitation on any recovery to which Landlord may otherwise be entitled. If any portion of the Collateral is used, applied or retained by Landlord for the purposes set forth above, Tenant agrees, within ten days after the written demand therefor is made by Landlord, to deposit cash or a new letter of credit with the Landlord in an amount sufficient to restore the Collateral to its original amount. Without limiting the claims Tenant may have, if any, against Landlord for Landlord's draw against the Letter of Credit in violation of the terms of this Lease, Tenant acknowledges and agrees that the Letter of Credit and any cash collateral or security deriving therefrom are not and shall not be construed to be property of the Tenant's bankruptcy estate within the meaning of 11 U.S.C. Sec. 541 or otherwise and that Landlord need not obtain relief from the automatic stay (to the extent applicable) before exercising its rights and remedies under this Section. If this Lease is rejected during any Bankruptcy, Landlord shall have the right to draw the Letter of Credit and apply and retain the proceeds thereof towards the payment of all costs, expenses and damages to which Landlord is entitled under this Lease and applicable law. If Landlord draws on the Letter of Credit following the filing of a Bankruptcy and holds the proceeds thereof as permitted in this Section, then following an Assumption and at the request of either Landlord or Tenant, Tenant shall promptly deliver a replacement Letter of Credit for the amount required herein in exchange for the cash deposit then held by or for the benefit of Landlord.

                  (c) If Tenant shall fully and faithfully comply with all of the provisions of this Lease, the Collateral, or any balance thereof, shall be returned to Tenant after the expiration of the Term or upon any later date after which Tenant has vacated the Premises. In the absence of evidence satisfactory to Landlord of any permitted assignment of the right to receive the Collateral, or of the remaining balance thereof, Landlord may return the same to the original Tenant, regardless of one or more assignments of Tenant's interest in this Lease or the Collateral. In such event, upon the return of the Collateral, or the remaining balance thereof to the original Tenant, Landlord shall be completely relieved of liability under this Paragraph 24 or otherwise with respect to the Collateral.

                  (d) Tenant acknowledges that Landlord has the right to transfer or mortgage its interest in the Property and in this Lease and Tenant agrees that in the event of any such transfer or mortgage, Landlord shall have the right to transfer or assign the Collateral to the transferee or mortgagee. Upon written acknowledgement to Tenant of transferee's or mortgagee's receipt of such Collateral, Landlord shall, subject to the provisions of subparagraph (a) above in the event of a wrongful draw or disposition of the Collateral by Landlord, thereby be released by Tenant from all liability or obligation for the return of such Collateral and Tenant shall look solely to such transferee or mortgagee for the return of the Collateral.

                  (e) The Collateral shall not be mortgaged, assigned or encumbered in any manner whatsoever by Tenant without the prior written consent of Landlord. Without the consent of Tenant, Landlord shall, at its sole cost and expense (except for any fee charged by the bank issuing the Letter of Credit, if any), have the right at any time and from time to time to deliver the Letter of Credit and/or its proceeds to or into escrow with a Mortgagee and/or to collaterally assign the Letter of Credit and/or the proceeds thereof to a Mortgagee and/or to name the Mortgagee as a co-payee of the Letter of Credit.

         25. Real Estate Broker. Landlord and Tenant each represents to the other that it has dealt with (and only with) Smith Mack & Co., Inc. and Colliers Lanard & Axilbund as brokers in connection with this Lease, and that insofar as the representing party knows, no other broker negotiated this Lease or is entitled to any commission in connection therewith. Tenant agrees to indemnify, defend and hold Landlord harmless from and against any suits, proceedings, damages, obligations, liabilities, counsel fees, costs, losses, expenses, orders and judgments imposed upon, incurred by or asserted against Landlord by reason of the falsity or error of the aforesaid warranty. Landlord agrees to indemnify, defend and hold Tenant harmless from and against any suits, proceedings, damages, obligations, liabilities, counsel fees, costs, losses, expenses, orders and judgments imposed upon, incurred by or asserted against Tenant by reason of the falsity or error of the aforesaid warranty.

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         26. Miscellaneous.

                  (a) Rights Cumulative. All rights and remedies of Landlord under this Lease shall be cumulative and none shall exclude any other rights or remedies allowed by law, in equity or otherwise.

                  (b) Captions and Usage. The titles appearing in connection with the various sections and paragraphs of this lease are for convenience only; they are not intended to indicate all of the subject matter in the text and they are not to be used in interpreting this Lease nor for any other purpose in the event of any controversy. As used herein (i) the term "person" shall be deemed to include a natural person, a trustee, a corporation, a joint venture, a partnership, a limited liability company, a governmental unit and any other form of legal entity; (ii) all usages in the singular or plural number shall be deemed to have been made, respectively, in the plural or singular number as well; the use of any gender includes all genders.

                  (c) Binding Effect. Each of the provisions of this Lease shall extend to and shall, as the case may require, bind or inure to the benefit not only of the Landlord and of Tenant, but also of their respective successors or assigns, provided this clause shall not permit any assignment by Tenant contrary to the provisions of Paragraph 15 hereof.

                  (d) Lease Contains All Terms. All of the representations and obligations of Landlord are contained herein, and no modification, waiver or amendment of this Lease or of any of its conditions or provisions shall be binding upon the Landlord unless in writing signed by Landlord or by a duly authorized agent of Landlord empowered by a written authority signed by Landlord.

                  (e) Delivery for Examination. Submission of the form of the Lease for examination shall not bind Landlord in any manner, and no Lease or obligations of the Landlord shall arise until this instrument is signed by both Landlord and Tenant and delivery is made to each; provided, however, the execution and delivery by Tenant of this Lease to Landlord or Manager, or the leasing agent of the Building shall constitute an irrevocable offer by Tenant to lease the Premises on the terms and conditions herein contained, which offer may not be revoked for thirty (30) days after such delivery.

                  (f) No Air Rights. No rights to any view or to light or air over any property, whether belonging to Landlord or any other person, are granted to Tenant by this Lease.

                  (g) Modification of Lease. If any prospective Mortgagee or Paramount Lessor requires that certain modifications be made to this Lease, which modifications will not require Tenant to pay any additional amounts or otherwise change to any material degree the rights, options, powers, privileges or obligations of Tenant hereunder, Tenant shall, within twenty (20) days following Landlord's request, execute and deliver appropriate instruments effecting such modifications.


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                  (h) Transfer of Landlord's Interest. Notwithstanding anything contained herein to the contrary, Tenant agrees that, except as set forth in Paragraph 24(a) above, neither Landlord nor any partner in Landlord or Beneficiary, as the case may be, nor any other person having any interest, direct or indirect, immediate or more removed than immediate, in Landlord or Beneficiary, as the case may be, shall have any personal liability with respect to any of the provisions of this Lease and Tenant shall look solely to the estate and property of Landlord in the Property for the satisfaction of Tenant's remedies, including without limitation, the collection of any judgment or the enforcement of other judicial process requiring the payment or expenditure of money by Landlord, and no other assets of Landlord and Beneficiary (if Landlord is a trustee of a land trust) or its partners, or of any other aforesaid person having an interest in Landlord or Beneficiary, as the case may be, shall be subject to levy, execution or other judicial process for the satisfaction of Tenant's claims; provided that the foregoing shall not limit Tenant's rights to injunctive relief or specific performance, to the extent applicable. Without limitation of the foregoing, upon each transfer of the Property and the landlord's interest in this Lease, the transferor shall automatically be released from all liability under this Lease except to the extent Tenant asserts a specific liability prior to such transfer and except as set forth in Paragraph 24(a) above. Tenant further acknowledges that Landlord may assign its interest in this Lease to a mortgage lender as additional security and agrees that such an assignment shall not release Landlord from its obligations hereunder and that, subject to the other provisions of this Paragraph, Tenant shall continue to look to Landlord for the performance of its obligations hereunder.

                  (i) Prohibition Against Recording. This Lease shall not be recorded by Tenant or by anyone acting through, under or on behalf of Tenant; but at Tenant's request and expense a memorandum of this Lease, in form and substance reasonably satisfactory to Landlord, shall be recorded, provided that Tenant executes and delivers to Landlord a recordable instrument in form and substance reasonably acceptable to Landlord confirming the termination of this Lease (the "Lease Termination"). Landlord shall hold the Lease Termination in trust and shall not release or record the same, except that Landlord may release and record the Lease Termination following an Event of Default by Tenant.

                  (j) Covenants and Conditions. Except to the extent expressly provided to the contrary in this Lease or by law, all of the covenants of Tenant hereunder shall be deemed and construed to also be "conditions", if Landlord so elects, as well as "covenants" as though the words specifically expressing or importing covenants and conditions were used in each separate instance.

                  (k) Application of Payments. So long as an Event of Default exists, Landlord shall have the right to apply payments received from Tenant pursuant to this Lease (regardless of Tenant's designation of such payments) to satisfy any obligations of Tenant hereunder, in such order and amounts, as Landlord in its sole discretion, may elect.

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

                  (l) Relationship of Parties. Nothing contained in this Lease shall be deemed or construed by the parties hereto or by any third party to create the relationship of principal and agent, partnership, joint venturer or any association between Landlord and Tenant, it being expressly understood and agreed that neither the method of computation of rent nor any act of the parties hereto shall be deemed to create any relationship between Landlord and Tenant other than the relationship of landlord and tenant.

                  (m) Partial Invalidity. If any term, provision or condition contained in this Lease shall, to any extent, be invalid or unenforceable, the remainder of this Lease (or the application of such term, provision or condition to persons or circumstances other than those in respect of which it is invalid or unenforceable) shall not be affected thereby, and each and every other term, provision and condition of this Lease shall be valid and enforceable to the fullest extent possible permitted by law.

                  (n) Waiver of Trial by Jury. Landlord and Tenant hereby do waive trial by jury in any action, proceeding or counterclaim brought by either of the parties hereto against the other on any matter whatsoever arising out of, or in any way connected with, this Lease, the relationship of Landlord and Tenant, Tenant's use or occupancy of the Premises, or any claim of injury or damage in any emergency statutory or any other statutory remedy. If Landlord commences any summary proceeding for non-payment of rent, Tenant will not interpose any counterclaim of whatever nature or description in any such proceeding.

                  (o) Tenant's Authority. Tenant hereby represents that Tenant is a corporation duly organized pursuant to the laws of the State of Delaware, and is authorized to conduct business in the Commonwealth of Pennsylvania. Upon the execution of this Lease, Tenant shall furnish Landlord with a certified copy of a resolution, certified by Tenant's secretary or assistant secretary as being a true and correct copy of such resolution, authorizing Tenant to execute and deliver this Lease and the documents relating thereto, and further authorizing the person signing said documents on behalf of Tenant. The persons executing this Lease on behalf of Tenant further represent and warrant that they are duly authorized to do so, and that they occupy the positions with Tenant as delineated on the signature page(s) of this Lease.

                  (p) Americans with Disabilities Act of 1990. Landlord shall indemnify, defend and hold Tenant harmless from all damages, losses, costs and expenses arising from or in connection with any clauses, actions, penalties or fines as a result of Landlord's failure to comply with the Americans with Disabilities Act of 1990 in the Common Areas of the Building.



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                  (q) Antenna. Tenant shall have the right, at Tenant's sole cost, to install and maintain on the roof of the Building one or more (but not more than four) microwave, satellite or telemetry dish or antenna (the "Antennas" and each an "Antenna") solely for use by Tenant for transmitting or receiving voice, video or other data, and to connect such devices to Tenant's equipment located within the Premises with cabling and wiring ("Antenna C&W") through horizontal and vertical pathways located within the Building as approved by Landlord, under and subject to the conditions that: (i) Tenant shall comply with all laws, codes and requirements applicable thereto, (ii) Tenant shall obtain Landlord's prior approval of the location of each of the Antennas and the Antenna C&W and of the plans and specifications for the same, such approval not to be unreasonably withheld or delayed, and which approval may be withheld if the Antenna or the Antenna C&W exceeds the safe capacity of the Building's structural limitations, electrical systems, mechanical systems, or other Building systems, (iii) no later than the expiration or sooner termination of the Term, at Tenant's sole expense, Tenant shall remove all of the Antennas and all Antenna C&W and repair any resulting damage, (iv) Tenant shall maintain each Antenna and the Antenna C&W in a safe, good, and orderly condition, (v) the installation, maintenance, repair, and removal of all of the Antennas and the Antenna C&W shall be performed at Tenant's sole expense in a manner which will not impair the integrity of, damage, or adversely affect the warranty applicable to, the roof or any other portion of the Property, (vi) Tenant's right to install and use the Antennas and the Antenna C&W shall be limited to Tenant's (and Tenant's affiliates, subtenants' and assignees') business operations on the Premises and (vi) the Antennae and the Antenna C&W will not materially impair or interfere with any electrical systems, alarm systems, security devices, or utility services or other Building systems in use on the Property. Tenant shall not permit any of the Antennas and the Antenna C&W to be used by other entities. No installation of Tenant's Antennae or the Antenna C&W shall be done in such a manner as to penetrate the Building roof unless such work is performed by Landlord's designated roofing contractor. If Landlord approves installation of the Antenna on the roof of the Building, Tenant agrees to consult with Landlord's roofing contractor prior to installation and strictly to comply with the roofing contractor's recommendations and requirements, in order to maintain any existing warranties on the roof. Tenant shall pay all costs incurred by Landlord in connection with the Antenna and the Antenna C&W including without limitation all architectural, engineering, contractors' and legal fees. Tenant shall indemnify and hold Landlord and its managing agent harmless from and against all loss, liability and damage suffered or incurred in connection with Tenant's construction, use, repair or maintenance of any Antennas and the Antenna C&W. If the location or operation of such Antenna or the Antenna C&W interferes any electrical systems, alarm systems, security devices, or utility services or other Building systems in use on the Property or any other antenna or other similar communication device located on or within the Building, Tenant shall, upon five (5) days written notice (or immediately in case of an emergency), correct to Landlord's reasonable satisfaction such interference or remove the Antenna or the Antenna C&W as required by Landlord. With respect to
(i) future changes to the Antenna and Antenna C&W Tenant installs in connection with its initial occupancy of the Premises and (ii) Antenna and Antenna C&W Tenant installs following its initial occupancy of the Premises, such future changes and installations shall not interfere with the systems of the Building or its tenants which exist as of the date of such future changes or installations. If such future change or installation causes such interference, Tenant shall, upon ten (10) days written notice from Landlord, correct to Landlord's reasonable satisfaction such interference. Tenant shall not install an Antennae on the Property that emits EMF radiation at levels which, based upon well established or widely accepted studies or other evidence, threatens the health of the Building tenants, occupants, guests and invitees. If an Antennae installed by Tenant emits EMF radiation in excess of such threshold, Tenant shall, within five (5) business days after receiving notice of such condition, either repair or replace the Antennae so that the EMF radiation it emits is below said threshold.

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

                  (r) Consent. Whenever it is provided in this Lease that consent of a party will not be unreasonably withheld, it shall be deemed to likewise mean that such consent will not be unreasonably conditioned or delayed.

         27. Notices. All notices to be given under this Lease shall be in writing and delivered personally or deposited in the United States mail, certified or registered mail with return receipt requested, postage prepaid, addressed as follows:

                  If to Landlord:

                           Wanamaker, L.L.C.
                           c/o Amerimar Wanamaker Management Company, Inc. 210 W. Rittenhouse Square
                           Suite 1900
                           Philadelphia, PA  19103
                           Attention:  Gerald M. Marshall

                  with a copy to:

                           Wanamaker, L.L.C.
                           c/o Amerimar Wanamaker Management Company, Inc. 210 W. Rittenhouse Square
                           Suite 1900
                           Philadelphia, PA  19103
                           Attention:  Stephen J. Gleason

         or to such other address as is designated by Landlord in a notice to Tenant.

         If to Tenant prior to the Commencement Date, and the same is an invoice for an amount due:

                           111 Presidential Boulevard, Suite 215
                           Bala Cynwyd, Pennsylvania 19004
                           Attention:  Karin MacBride

         If to Tenant prior to the Commencement Date for any other reason:

                           111 Presidential Boulevard, Suite 103,
                           Bala Cynwyd, Pennsylvania 19004
                           Attention:  Stephen M. Giroux, General Counsel


         If to Tenant after the Commencement Date, at the address of the Premises to the party identified above, or to such other address as is designated by Tenant in a notice to Landlord. A copy of any notice to Tenant alleging any default or noncompliance must be addressed to Tenant's General Counsel at the above address.

         Notice by mail shall be deemed to have been given when deposited in the United States mail as aforesaid. Notice from the building or property manger shall be deemed to be notice from Landlord. If Tenant vacates the Premises, then notices may be served on the Tenant's registered agent, or if there be no agent, then notices may be by publication, unless Tenant has provided Landlord with a written notice of a forwarding address for notices.

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         28. Hazardous Materials.

                  (a) Neither Landlord nor Tenant shall transport, use, store, maintain, generate, manufacture, handle, dispose, release or discharge any "Hazardous Material" (as defined below) upon or about the Property, nor permit their respective employees, agents, contractors, and other occupants of the Premises to engage in such activities upon or about the Property. However, the foregoing provisions shall not prohibit the transportation to and from, and use, storage, maintenance and handling within, the Property or Premises of substances customarily used in offices (or such other business or activity expressly permitted to be undertaken in the Premises under Paragraph 5); provided that such substances shall be used and maintained only in such quantities as are reasonably necessary for such permitted use, strictly in accordance with applicable law and the manufacturers' instructions thereto, and Tenant shall completely, properly and lawfully remove any remaining such substances introduced by Tenant upon expiration or earlier termination of this Lease.

                  (b) Tenant and Landlord shall promptly notify the other of:
(i) any enforcement, cleanup or other regulatory action taken or threatened by any governmental or regulatory authority with respect to the presence of any Hazardous Material on the Premises or Property or the migration thereof from or to other property, (ii) any demands or claims made or threatened by any party against notifying party or the Property or Premises relating to any loss or injury resulting from any Hazardous Material, (iii) any release, discharge or nonroutine, improper or unlawful disposal or transportation of any Hazardous Material on or from the Property or Premises, and (iv) any matters where Tenant or Landlord is required by law to give a notice to any governmental regulatory authority respecting any Hazardous Materials on the Premises or Property. Landlord shall have the right (but not the obligation) to join and participate, as a party, in any legal proceedings or actions affecting the Premises initiated in connection with any environmental, health or safety law. At such times as Landlord or Tenant may reasonably request from the other, the other party shall provide the requesting party with a written list identifying any Hazardous Material then used, stored, or maintained by the other party upon the Premises or Property, the use and approximate quantity of each such material, a copy of any material safety data sheet ("MSDS") issued by the manufacturer therefor, written information concerning the removal, transportation and disposal of the same, and such other information as Landlord or Tenant may reasonably require or as may be required by law. The term "Hazardous Material" for purposes hereof shall mean any chemical, substance, material or waste or component thereof which is now or hereafter listed, defined or regulated as a hazardous toxic chemical, substance, material or waste or component thereof by any federal, state or local governing or regulatory body having jurisdiction, or which would trigger any employee or community "right-to-know" requirements adopted by any such body, for which any such body has adopted any requirements for the preparation or distribution of an MSDS, and shall include asbestos.

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

                  (c) If any Hazardous Material is released, discharged or disposed of by Tenant or any other occupant of the Premises, or by Landlord (in each case, including their employees, agents or contractors who may have caused the discharge, release or disposal, a "Discharging Party"), anywhere on or about the Property or Premises in violation of the foregoing provisions, Landlord or Tenant, depending upon which is the Discharging Party, shall immediately, properly and in compliance with applicable laws clean up and remove the Hazardous Material from the Property or Premises and any other affected property and clean or replace any affected personal property (whether or not owned by Landlord or Tenant), at the Discharging Party's expense. Such clean up and removal work shall by Tenant be subject to Landlord's reasonable prior written approval (except in emergencies), and shall include, without limitation, any testing, investigation, and the preparation and implementation of any remedial action plan required by any governmental body having jurisdiction or reasonably required by the Discharging Party. If the Discharging Party shall fail to commence to comply with the provisions of this Article within ten (10) days after written notice to do so, or such shorter time as may be required by law or in order to minimize any hazard to persons or property, (i) if Tenant is the Discharging Party, Landlord may (but shall not be obligated to) arrange for such compliance directly or as Tenant's agent through contractors or other parties selected by Landlord, at Tenant's expense (without limiting Landlord's other remedies under this Lease or applicable law), and (ii) if Landlord is the Discharging Party and the matter directly affects the Premises, Tenant may (but shall not be obligated to) arrange for such compliance directly or as Landlord's agent through contractors or other parties selected by Tenants, at Landlord's expense (without limiting Tenant's other remedies under this Lease or applicable law). Without limiting the foregoing, if there shall be a release or discharge of Hazardous Materials on the Property by any other tenant or third party, other than Tenant or Tenant's invitees, agents, contractors or their respective employees, and if the release or discharge impacts or affects Tenant or the Premises, Landlord shall use its diligent efforts to cause the responsible party to remediate, clean up or remove the resulting condition or Hazardous Materials and to the extent Landlord is unsuccessful in such efforts, Landlord shall thereupon undertake such efforts through its own forces.

                  (d) Landlord represents to Tenant that, to the best of its actual knowledge, the Premises and Common Areas shall on the date of delivery thereof to Tenant be free from Hazardous Materials and in compliance with all State, Federal and local laws, codes, regulations and requirements relating to environmental matters. Landlord shall indemnify and hold Tenant harmless from and against any and all damage, loss or liability (excluding consequential and punitive damages) actually incurred by Tenant directly resulting from the breach by Landlord of the foregoing representation and warranty, and shall be responsible for the remediation (in accordance with applicable laws) of Hazardous Materials located in the Premises on the date Landlord delivers the same to Tenant. Landlord further represents that it has furnished to Tenant an accurate copy of the environmental letter report prepared by Dames & Moore dated March 19, 1997 relating to the environmental status of the Property. Landlord agrees to remediate any Hazardous Substances discovered at any time within the Premises and Common Areas to the extent required by and in accordance with State, Federal and local laws, codes, regulations and requirements relating to environmental matters, provided that such remediation is not required as a result of a violation by Tenant of the terms and conditions of this Paragraph 28.

         29. Common Area and Parking.

                  (a) Common Area. "Common Area" means all areas and improvements within the Property as it now exists in the future, not held or designated for the exclusive use of occupancy of Landlord, Tenant, or other tenants. Subject to the terms, conditions and limitations in this Lease, Tenant may use the Common Area on a non-exclusive basis during the terms of this Lease. Otherwise, but subject to the terms, conditions and limitations in this Lease, Landlord reserves all rights in connection with the Common Area, including, without limitation, the right to change, relocate, improve or demolish portions, promulgate rules and regulations for its use, limit the use of any portion of the Common Area by Tenant, and place certain portion of the Common Area off limits to Tenant, including, without limitation, janitorial, maintenance, equipment and storage areas, and entrances, loading docks, corridors, elevators and parking areas. Subject to the terms, conditions and limitations in this Lease, Landlord's exercise of these rights will not entitle Tenant to abate rent, or reduce Tenant's Lease obligations. Landlord reserves the right to install, relocate, remove, use, maintain, repair and replace systems and equipment within or serving the Premises or other parts of the Property, subject to the terms, conditions and limitations in this Lease.

                  (b) Parking.

                           (i) Parking Allowance. Landlord shall provide Tenant
an allowance equal to Three Hundred Fifty Thousand Dollars ($350,000.00) (the "Parking Allowance"). The Parking Allowance shall be used only to pay or reimburse Tenant for parking fees owed by Tenant pursuant to a written agreement with a parking facility owner or manager. The Parking Allowance shall be paid commencing on the Commencement Date in monthly installments not to exceed Twenty-Nine Thousand One Hundred Sixty-Six Dollars and 67/100 ($29,166.67) either (A) directly to said owner or manager of a parking facility used by Tenant's employees or (B) to Tenant to reimburse Tenant for parking fees actually paid by Tenant pursuant to a written agreement with said parking facility owner or manager, provided that in the case of (B), Tenant shall submit to Landlord on a monthly basis documentation reasonably satisfactory to Landlord confirming that the fees for which permitted reimbursement is requested have in fact been paid.

                           (ii) Parking Rights. Tenant will contract directly
with and pay all agreed upon charges directly to the parking garage operator, lessee or manager. Tenant understands and agrees that so long as Landlord or its affiliates do not assume responsibility for the activities of the parking garage operator, lessee or manager, Landlord will not be responsible for, and will not incur any liabilities to Tenant with respect to, any acts or omissions occurring within the parking garage or any entrances and exits thereto or therefrom, including, without limitation, any injuries, death, or loss or damage to cars or other property, and Tenant will not name Landlord, or bring any actions of any kind against them, in connection therewith or as a result thereof. Subject to the terms and conditions of any agreement between Tenant and the parking garage operator, lessee or manager, Tenant further understands and agrees that the parking garage operator, lessee or manager may: limit access to portions of the parking areas; change signs, lanes and the direction of traffic within the parking areas; change, eliminate or add parking spaces or areas devoted to parking; set parking rates and allow free parking or parking with a validation, valet, sticker or other system; promulgate rules and regulations; and take any other actions deemed necessary by the parking garage operator or manager.

         30. Expansion Right of First Offer. Tenant shall have the right (the "Expansion Option") during the Term to elect to lease space located on the 6th, 7th, 8th, 9th and 12th floors of the Building identified on Exhibit "A-4" (the "Expansion Space") attached hereto, together with, in special instances expressly defined herein, certain other space located on the 9th, 10th and 11th floors of the Building and identified on Exhibit "A-5" attached hereto (collectively, the "Co-joined Space"). Co-Joined Space is space which is leased by a tenant as part of a lease which also includes Expansion Space to the extent that such Expansion Space is or becomes Available Space and is identified in notices to Tenant as provided below, and to the extent that such Co-Joined Space is identified in notices to Tenant as provided below. In no event will the space leased to Tenant pursuant to this Paragraph 30 exceed a total area of 100,000 rentable square feet, except that if (a) space leased to Tenant pursuant to this Paragraph 30 consists of less than 100,000 rentable square feet and (b) a subsequent notice of Available Space identifies both Expansion Space and corresponding Co-Joined Space the total area of which, when added to the area of the space leased to Tenant pursuant to this Paragraph 30, exceeds 100,000, then upon Tenant's election to lease all of said Expansion Space and Co-joined Space, such excess shall be permitted hereunder.

                  (a) With respect to the Expansion Space that is leased to a third party as of the date of this Lease, such space shall constitute "Available Space" upon the expiration of the occupancy rights of the existing tenants or occupants of such space as are contained in their leases or upon any earlier termination or expiration of such occupancy rights, including without limitation
(i) the lease currently in effect, (ii) any rights or options of the tenant thereunder to renew or extend such lease as are currently existing by virtue of options contained in such lease, and (iii) subject to Paragraph (b) below, any renewal or extension of such lease and occupancy rights granted hereinafter after the date of this Lease. Expansion Space that is not leased to a third party as of the date of this Lease is also hereby deemed Available Space.

                  (b) At such time as Landlord decides to lease Available Space and before offering such Available Space to a third party, Landlord shall deliver to Tenant a written proposal identifying the Available Space, Landlord's determination of the Base Rent with respect to the applicable Available Space, the proposed lease term for said Available Space and the other terms, provisions and conditions which Landlord would accept for Tenant's lease of the Available Space (the "Landlord's Proposal"). Similarly, if Landlord desires to renew or extend the lease and occupancy rights of a single tenant leasing space located within both the Expansion Space and the Co-Joined Space, before renewing or extending such lease and occupancy rights (unless Landlord and the tenant of such space desire only to renew the lease as to the Expansion Space), Landlord shall deliver to Tenant a Landlord's Proposal for the entirety of such space. The term "Offer Space" shall mean the Available Space or Co-Joined Space identified in the Landlord's Proposal.

                  (c) Following the delivery of Landlord's Proposal, Landlord will meet with Tenant, at Tenant's request, to discuss Landlord's Proposal and to refine same if mutually agreed by Landlord and Tenant. If Tenant agrees to the terms, provisions and conditions set forth in the Landlord's Proposal, Tenant may elect to lease all of the Offer Space identified in the Landlord's Proposal by giving Landlord written notice of such election (the "Acceptance Notice") within twenty five (25) days after receipt of the Landlord's Proposal, time being of the essence and timely notice being an express condition of valid exercise of the Expansion Option. If Tenant does not give the Acceptance Notice within such ten (10) day period, the Expansion Option for the Offer Space identified in the Landlord's Proposal shall thereupon automatically terminate and be null and void, and Tenant shall not thereafter have any right to lease said Offer Space, except that, unless Tenant has specifically waived in writing its right to lease the Offer Space at any future time, Landlord shall not enter into a lease for the Offer Space on terms substantially more favorable to a third party tenant than are specified in Landlord's Proposal, without first re-offering the space in question to Tenant on the revised terms in accordance with the foregoing procedures. For purposes of the immediately preceding sentence, (i) terms will be deemed substantially more favorable if the effective rent (after factoring in applicable concessions) is five percent (5%) less, and
(ii) if the brokerage commissions payable by Landlord for a lease by Tenant of the Offer Space would be less than for a third party tenant, Tenant shall be entitled to the benefit of such difference in computing the rent to be paid under Landlord's Proposal.

                  (d) If Tenant has validly exercised the Expansion Option as provided above, then within twenty (20) days after the date on which Landlord received the Acceptance Notice, Landlord and Tenant shall enter into a written amendment to this Lease in the form prepared by Landlord adding to the Premises the Offer Space which Tenant has elected to lease, and confirming the terms, conditions and provisions applicable to the Offer Space as determined in Landlord's Proposal and in accordance herewith. If Tenant fails to validly exercise the Expansion Option, or if Tenant has validly exercised the Expansion Option but such amendment is not executed and delivered by Landlord and Tenant within such twenty (20) day period, the Expansion Option shall thereupon automatically terminate and be null and void, and Tenant shall not thereafter have any right to lease the Offer Space identified in the Landlord's Proposal.

                  (e) Landlord's Proposal may include two or more alternate sets of leasing proposals for the Offer Space identified therein. The alternatives may vary based upon Landlord's determination of the Base Rent with respect to the applicable Offer Space, the proposed lease term for the Offer Space and the other terms, provisions and conditions which Landlord would accept for Tenant's lease of the Offer Space. By way of example only, the alternatives may be for a term (i) which is co-terminous with the remaining Term of this Lease or (ii) a longer or shorter term than the remaining Term of this Lease, and with corresponding economic variations. If Landlord's Proposal includes two or more alternate sets of leasing proposals, Tenant may give an Acceptance Notice for any one said proposals within the time period and in the manner required by this Lease. Should Tenant fail to validly exercise the Expansion Option as provided above with respect to any one of such proposals, Landlord may enter into a lease with a third party for the Offer Space on the terms of any of the proposals set forth in Landlord's Proposal, subject to the limitations set forth above. Notwithstanding the foregoing, if Landlord's Proposal does not include a proposal for a term which is co-terminous with the remaining Term of this Lease, if Tenant accepts Landlord's Proposal, Tenant shall have the right to lease the Offer Space for a term (i) set forth in Landlord's Proposal, or (ii) for a term which is co-terminous with the remaining term of this Lease, but not less than two (2) years, in which case Landlord shall have the right to modify Landlord's Proposal so that any concessions embodied therein are re-amortized over the actual term.

                  (f) Subject to the terms and conditions of Paragraph 1(d)(i), if Tenant leases the Offer Space, and if Tenant thereafter desires to exercise the Renewal Option, Tenant may include, or exclude, the Offer Space then leased by Tenant from its Renewal Option, as Tenant may irrevocably elect in writing at the time Tenant exercises the Renewal Option, with the rent for the Offer Space to be determined, in the case of renewal thereof, in the same manner as for the remaining Premises.

                  (g) Tenant may only exercise the Expansion Option, and an exercise thereof shall only be effective, if (i) at the time of Tenant's exercise of the Expansion Option this Lease is in full force and effect, and there is no outstanding Event of Default, and (ii) at least two (2) years remain in the Term (and for such purposes Tenant may exercise a renewal option to meet this requirement). If Landlord wishes to assert that Tenant may not exercise an Expansion Option by reason of an outstanding default by Tenant of its obligations under the Lease, Landlord must so notify Tenant and afford Tenant the opportunity to cure the default in accordance with and within the cure period provided by the provisions of this Lease, after which cure (if any) Tenant's notice of exercise shall be deemed effective. If Tenant fails to cure such default in accordance with and within the cure period provided by the provisions of this Lease, Tenant's notice of exercise shall be deemed ineffective.

                  (h) Unless contrary terms are included in the Landlord's Proposal, Tenant shall accept any Offer Space in its "as is" condition as of the applicable commencement date for the term applicable to the Offer Space and Landlord shall not be obligated to make any improvements to any Offer Space and Tenant shall not be entitled to any construction, build out or other allowance with respect thereto.

                  (i) If Tenant has validly exercised the Expansion Option, the Offer Space identified in the Landlord's Proposal shall be included in the Premises, subject to all of the terms, conditions and provisions of this Lease, except to the extent inconsistent with the Landlord's Proposal and the terms of this Paragraph 30.

                  (j) No provision of this Lease constitutes a representation, warranty, covenant or guarantee by Landlord that any Expansion Space will be available for lease by Tenant at any time. Landlord shall not be liable if Landlord is unable for any reason to deliver or timely deliver to Tenant possession of Offer Space identified in a Landlord's Proposal. Such failure to deliver or timely deliver possession shall not affect either the validity of this Lease or the obligations of Tenant hereunder, or be construed to extend the expiration of the Term either as to the Expansion Space or the balance of the Premises; provided, however, that under such circumstances, Base Rent or Additional Rent shall not commence as to the Offer Space identified in the Landlord's Proposal until Landlord delivers possession of the same to Tenant.

         31. Public Funds.

                  (a) Landlord Contingency. The terms and conditions of this Lease, and the rights and obligations of Landlord hereunder, are subject to and conditioned upon: (i) Landlord entering into written commitments (the "Landlord HUD Loans Commitments") executed by PIDC Local Development Corporation ("PIDC") and obligating PIDC to lend to Landlord (A) not less than $15 million pursuant to the HUD Section 108 Loan Guarantee Assistance Program and (B) not less than $1 million pursuant to the HUD Economic Development Initiative and/or Recycled UDAG Funds (the foregoing two loans being referred to herein as the "HUD Loans"), each on terms and conditions reasonably acceptable to Landlord; and
(ii) the Board of Directors of PIDC approving the Landlord HUD Loans Commitments and the HUD Loans, subject only to the conditions set forth in the Landlord HUD Loans Commitments. The foregoing conditions automatically shall be deemed satisfied and waived unless Landlord delivers to Tenant written notice terminating this Lease on or before on or before December 3, 2002 specifically citing the failure of either of said conditions. Upon any termination of the Lease pursuant to this paragraph, neither party shall have any further obligation or liability to the other party. Landlord may waive the contingency set forth in this paragraph by delivering written notice to Tenant.

                  (b) Tenant Contingency. The terms and conditions of this Lease, and the rights and obligations of Tenant hereunder, are subject to and conditioned upon: (i) Tenant entering into a written commitment (the "Tenant HUD Loan Commitment") executed by PIDC and obligating PIDC to lend to Tenant not less than $2 million pursuant to the HUD Economic Development Initiative and/or Recycled UDAG Funds Program, the principal of which shall be forgiven at a rate of $200,000 per year so long as Tenant occupies the Premises and employs a minimum of 700 people on a full time basis within the City of Philadelphia (the "Tenant HUD Loan"); (ii) the Board of Directors of PIDC approving the Tenant HUD Loan Commitment and the Tenant HUD Loan, subject only to the conditions set forth in the Tenant HUD Loan Commitment; and (iii) Tenant being satisfied with the terms and conditions of the Landlord HUD Loans Commitments that directly or indirectly impose upon Tenant an obligation to maintain or create at the Premises a stated number of jobs within a stated period of time or that directly impose upon Tenant other performance obligations, each on terms and conditions reasonably acceptable to Tenant. The foregoing conditions automatically shall be deemed satisfied and waived unless Tenant delivers to Landlord written notice terminating this Lease on or before December 3, 2002 specifically citing the failure of one of said conditions. Upon any termination of the Lease pursuant to this paragraph, neither party shall have any further obligation or liability to the other party. Tenant may waive the contingency set forth in this paragraph by delivering written notice to Landlord.

                  (c) Additional Lease Terms. If the Lease is not terminated pursuant to either Paragraphs 31(a) and (b), then the additional terms and conditions of Exhibit "K" shall apply.

         32. Emergency Generator; Alternative Back-up System.

                  (a) Use of Generator. Landlord has installed at the Building a backup diesel-powered electricity generator capable of producing 1,250 kw of 480/277 volts, 3-phase, 4-wire service (the "Generator") for the purposes of offering to certain tenants of the Building the opportunity to purchase or secure a limited quantity of back-up emergency electrical energy on a non-exclusive basis. Tenant shall have the non-exclusive right (which right shall be in common with the rights of Landlord and other occupants of the Building) to use emergency electrical energy produced by the Generator, not to exceed 300 kw. Said right shall be subject to those non-discriminatory rules, regulations and polices as Landlord may adopt from time to time.

                  (b) Ownership and Control of Generator. Notwithstanding any provision of this Lease to the contrary, the Generator shall at all times be owned solely by and under the exclusive control of Landlord. Tenant shall have no right to access the Generator for any purpose without the prior written consent of Landlord, which consent Landlord may withhold at its sole discretion, and which consent may be made subject to such conditions as Landlord shall reasonable determine. Tenant shall execute such commercially reasonable documentation and take such commercially reasonable measures as Landlord may require to confirm Landlord's ownership rights, title and interest in and to the generator.

                  (c) Connection to Generator. Tenant shall enter into a written agreement (the "Contractor Agreement") with an electrical contractor designated by Landlord (the "Contractor") for the purpose of connecting the Generator and Tenant's submeter to the electric service provided to the Premises. Connection shall include a control system (the cost of which, estimated to be approximately $15,000.00, Tenant shall pay) to interrupt Tenant's Generator service and shed load in case the Building's fire pump is activated. Landlord shall not be a party to the Contractor Agreement. The Contractor Agreement shall be subject to the prior written approval of Landlord, which approval shall not be unreasonably withheld, conditioned or delayed. Tenant shall be fully responsible for all fees, charges and expenses arising in connection with the Contractor Agreement and the work performed by the Contractor.

                  (d) Monthly Maintenance Charge. Tenant agrees to pay Landlord a monthly maintenance charge (the "Monthly Maintenance Charge") in an amount equal to $500.00 to pay Tenant's share of the Landlord's costs and expenses associated with operation, maintenance, repair and replacement of the Generator. Tenant shall pay to Landlord the Monthly Maintenance Charge in advance on the first day of each calendar month (together with payments of Base Rent) commencing on the date on which Contractor completes the connection of the Generator to the electrical service provided to the Premises. All payments of Monthly Maintenance Charge due to Landlord under this Lease shall be deemed Rent.

                  (e) Usage Charges. If Tenant consumes electrical energy produced by the Generator, Tenant shall pay on a monthly basis the cost thereof as shown on and measured by the meter installed pursuant to the Contractor Agreement and other meters for the Premises, which amount shall be set forth on a written invoice prepared by Landlord and delivered to Tenant (said amount being referred to as the "Usage Charge"). Tenant shall pay to Landlord the Usage Charge within thirty (30) days following the date on which Tenant receives Landlord's written invoice. All payments of Usage Charges due to Landlord under this Lease shall be deemed Rent.

                  (f) Tenant Indemnification of Landlord. Tenant hereby agrees to defend, indemnify and hold harmless Landlord from and against all loss, cost, liability and expenses (including reasonable counsel fees and costs of litigation) which Landlord may suffer, incur or be exposed to as a result of (i) the Contractor Agreement and work performed in connection therewith; (ii) the negligent connection of the Generator to the electrical service provided to the Premises and (iii) Tenant's negligent use of the Generator.

                  (g) Interruption of Generator Service. Landlord does not warrant that the emergency electrical energy service provided from the Generator to the Premises shall be free from any slow-down, interruption or stoppage. No such slow-down, interruption or stoppage shall be construed as an eviction, actual or constructive, of Tenant, nor shall the same cause any abatement of Base Rent or other charges payable under this Lease or for any purpose relieve Tenant from any of its obligations thereunder. Landlord shall have the right to curtail or temporarily interrupt emergency electrical service provided by the Generator to the Premises to safeguard the integrity of the Generator or the Building and its systems or its tenants or the safety of any person. In the event of an emergency, Landlord shall have the right to curtail or temporarily interrupt service from the Generator without prior notice to Tenant, in which event notice shall be given to Tenant as soon as possible. Service from the Generator shall be interrupted automatically any time the fire pump activates. Back-up generator services will be resumed as soon as reasonably possible consistent with due care in the sole judgment of Landlord. In no event shall Landlord be liable for damage to persons, property or otherwise, or be in default under the Lease as a result of any slow-down, interruption or stoppage of Generator electrical service.

                  (h) Alternate Back-up System. Landlord and Tenant acknowledge and agree that Tenant may, at its sole cost and expense, install the wiring and equipment necessary to connect a temporary, portable backup electricity generator to the electric service provided to the Premises. All plans and specifications for such work and materials shall be subject to the prior written approval of Landlord, which approval shall not be unreasonably withheld, conditioned or delayed. If installed, Tenant shall be responsible for the maintenance, repair, replacement and removal of such wiring and equipment at its sole cost and expense. Tenant hereby agrees to defend, indemnify and hold harmless Landlord from and against all loss, cost, liability and expenses (including reasonable counsel fees and costs of litigation) which Landlord may suffer, incur or be exposed to as a result of the installation, operation, maintenance, repair, replacement and removal of such wiring and equipment. Tenant's use of the foregoing alternate back-up system shall be at its sole risk and without representation or warranty by Landlord. No slow-down, interruption or stoppage of the foregoing alternate back-up system shall be construed as an eviction, actual or constructive, of Tenant, nor shall the same cause any abatement of Base Rent or other charges payable under this Lease or for any purpose relieve Tenant from any of its obligations thereunder. Tenant's right to temporarily locate and connect to a portable backup electricity generator during periods where electrical service is not available to the Premise shall be subject to such reasonable security and safety rules as Landlord may require, and subject further to all applicable laws, rules, orders, ordinances and regulations at any time issued or in force by any lawful authority, applicable to such activity.

         The remainder of this page is intentionally left blank and the signatures follow on the next page.

         IN WITNESS WHEREOF, Landlord and Tenant, intending to be legally bound hereby, have executed this Agreement of Office Lease as of the day and year first above written.

TENANT:                                               LANDLORD:

American BUSINESS FINANCIAL SERVICES, INC.            WANAMAKER, L.L.C.

                                                      By:  Amerimar Wanamaker Management
By:      /s/ Anthony J. Santilli, Jr.                      Co., Inc., as Agent for Owner
Name:    Anthony J. Santilli, Jr.
Its:     Chairman
                                                           By:     /s/ Stephen Gleason
                                                           Name:   Stephen Gleason
                                                           Its:    Vice President


Attest:  /s/ Beverly Santilli
         Name:    Beverly Santilli
         Its:     Secretary




         The undersigned hereby executes this Lease solely for the purpose of acknowledging and agreeing to the terms of Section 18(f) hereof.

Philadelphia Center Realty Associates, L.P.

By:      1301 Chestnut Associates, L.P.
         Its general partner

         By:      AE-Penn Square, Inc.
                  Its general partner

                  By:      /s/ Gerald M. Marshall
                  Name:    Gerald M. Marshall
                  Title:   President

                            ADDENDUM TO OFFICE LEASE

                             THE WANAMAKER BUILDING
                              100 PENN SQUARE EAST
                                PHILADELPHIA, PA

         THIS ADDENDUM TO OFFICE LEASE (hereinafter referred to as the "Addendum") is made as of the 27th day of November, 2002 between WANAMAKER, L.L.C., a Delaware limited liability company (hereinafter referred to as "Landlord"), and American BUSINESS FINANCIAL SERVICES, INC., a Delaware corporation whose present address is 111 Presidential Boulevard, Suite 127, Bala Cynwyd, Pennsylvania 19004 (hereinafter referred to as "Tenant") and shall be deemed a part of the office lease dated as of the 27th day of November, 2002 between Landlord and Tenant (the "Lease").

         Landlord and Tenant, intending to be legally bound, hereby agree that the terms of the Lease are modified as follows:

         1. The "WITNESSETH" paragraph on the first page of the Lease is hereby deleted and replaced with the following paragraph:

                   "Landlord hereby leases to Tenant, and Tenant hereby accepts from Landlord, the premises (hereinafter referred to as the "Premises") containing approximately two hundred thirty-four thousand eight hundred seven (234,807) square feet of rentable area on the 6th, 7th, 8th and 12th floors depicted on the plan attached hereto as Exhibit "A-1", in the building known as The Wanamaker Building, 100 Penn Square East, Philadelphia, Pennsylvania (hereinafter referred to as the "Building") located on land described with the Building on Exhibit "A-2" hereto (the Building and said land are sometimes hereinafter together called the "Property"), subject to the covenants, terms, provisions and conditions of this Lease. The term "Office Portion" shall mean the entire Building other than the portion thereof located on the first three (3) floors of the Building and leased or available for lease from time to time as a retail department store or for any other retail purposes (collectively, the "Department Store," and presently comprising approximately 435,000 rentable square feet of space in the Building). The term "Pocket Space" shall refer to the portion or portions of space located within and comprising a part of the Premises, the total area of which equals approximately ten thousand (10,000) rentable square feet. The term "Health Club Space" shall refer to the portion of space located within and comprising a part of the Premises and depicted on Exhibit "A-6" attached hereto, the total area of which equals approximately three thousand eight hundred ninety-two (3,892) rentable square feet. The Premises includes thirteen thousand one hundred and seven (13,107) rentable square feet of space located on the eighth floor of the Building and referred to herein as the "Special 8th Floor Space." The ten thousand (10,000) rentable square feet of Pocket Space and the three thousand eight hundred ninety-two (3,892) rentable square feet of the Health Club Space are included within the two hundred thirty-four thousand eight hundred seven (234,807) square feet of the Premises."

         2. Paragraph 2(a)(i) of the Lease is hereby deleted and replaced with the following:

         (i) Premises. Subject to adjustment as herein provided, the Base Rent to be paid hereunder shall equal the sum of (A) the Base Rent for the Pocket Space plus (B) the Base Rent for the Special 8th Floor Space plus (C) the Base Rent for the portion of the Premises that excludes Pocket Space and the Special 8th Floor Space. Such amounts are set forth on the applicable table below for the periods designated.

         If Tenant does not exercise the 12th Floor Extension Option as permitted herein, then the following table shall apply:


          Base Rent per                  Base Rent per
Total     rentable square foot           rentable square foot    Base Rent per            Total
Lease     (excludes Special 8th Floor    of Special 8th          rentable square foot     Base Rent           Annual Base Rent
Year      Space and Pocket Space)        Floor Space             of any Pocket Space      per Lease Year*     per Month
----      ---------------------------    -----------             -------------------      ---------------     ----------------
1.*       $ 0.00                         $0.00                   0.00                     $0.00               $ 0.00
2.        $17.75                         $16.75                  9.00                     $4,067,217.25       $338,934.77
3.        $18.25                         $17.25                  9.25                     $4,182,120.75       $348,510.06
4.        $18.75                         $17.75                  9.50                     $4,297,024.25       $358,085.35
5.        $19.25                         $18.25                  9.75                     $4,411,927.75       $367,660.65
6.        $19.75                         $18.75                  10.00                    $4,526,831.25       $377,235.94
7.        $20.25                         $19.25                  10.25                    $4,641,734.75       $386,811.23
8.        $20.75                         $19.75                  10.50                    $4,756,638.25       $396,386.52
9.        $21.25                         $20.25                  10.75                    $4,871,541.75       $405,961.81
10.       $21.75                         $20.75                  11.00                    $4,986,445.25       $415,537.10
11.       $22.25                         $21.25                  11.25                    $5,101,348.75       $425,112.40


         *As used herein, the "Rent Abatement Period" means the period following the Commencement Date that no Base Rent shall accrue under this Lease. The Rent Abatement Period shall be one (1) year, as set forth in the above table. If Tenant exercises the 12th Floor Extension Option as permitted herein, then the above chart shall be deemed revised to reflect that (i) the one (1) year Rent Abatement Period with respect to the 12th Floor Space only shall commence on the 12th Floor Commencement Date; (ii) as provided below, Tenant begins paying Base Rent with respect to the 12th Floor Space following the expiration of said Rent Abatement period for the 12th Floor Space; and (iii) the period of time during which Tenant pays Base Rent for the portion of the Premises other than the Pocket Space and the 12th Floor Space at the annual rate of $17.75/rentable square foot and $16.75/rentable square foot with respect to the Special 8th Floor Space (the 2nd Lease Year on the above chart) shall be extended to the end of the second Lease Year following the 12th Floor Commencement Date so that each of the subsequent annual increases in Base Rent designated on the chart above occur for the entire Premises on the same date effective as of the end of each Lease Year following the 12th Floor Commencement Date. The Confirming Memorandum executed after the 12th Floor Commencement Date shall reflect the foregoing.

         3. Paragraph 4(a)(iv) of the Lease is hereby deleted and replaced with the following:

         "Tenant's Proportionate Share" shall mean 23.78%, which is the percentage calculated by dividing (a) the sum of the rentable area of the Premises (excluding the rentable area of the Pocket Space) plus one-half of the rentable area of the Pocket Space (which sum equals as of the date hereof 229,807 square feet), the agreed-upon rentable area of the Premises and the Pocket Space provided at the beginning of this Lease, by (b) 966,459 square feet. As Pocket Space is converted to office use as permitted by this Lease, Tenant's Proportionate Share will be adjusted to include 100% of the rentable area of the Pocket Space. The rentable area of the Premises has been calculated according to a method pursuant to which a portion of the Common Areas has been deemed included in the Premises. Landlord and Tenant irrevocably acknowledge and agree that the rentable area of the Premises for the purposes of calculation of Additional Rent and Tenant's Proportionate Share shall be deemed to be 234,807 square feet and the area of the rentable office space in the portion of the Building which is intended for office occupancy (the "Office Portion") shall be deemed to be 966,459 square feet (and Landlord represents that the total rentable area of the Office Portion is 966,459 square feet).

         4. Paragraph 2(c) of Exhibit K of the Lease is hereby deleted and replaced with the following:

         c. Tenant Hiring Covenant: Within six (6) years following the effective date of the HUD Loan Documents, Tenant will achieve the Employment Objective. If Tenant fails to perform the foregoing covenant, and if (i) the note holder(s) of the HUD Loans accelerate and demand in writing the payment in full of the entire original principal balance thereof, then annual Base Rent per rentable square foot of the Premises payable during the entire remaining Term following Landlord's receipt of said demand (excluding extensions thereof) shall increase by $1.00, or (ii) said note holder(s) demand repayment of an amount less than the entire original principal balance of the HUD Loans, then annual Base Rent per rentable square foot of the Premises payable during the remaining Term shall increase by a lesser amount in proportion to the amount so demanded (inclcuding all fees or charges said note holder is entitled to recover and similarly demands, in connection with said failure.) For example, if the total amount demanded is one-half of the entire original principal balance of the HUD Loans, then annual Base Rent per rentable square foot of the Premises payable during the remaining Term shall increase by $0.50. As an example of a $1.00 increase, in the fourth Lease Year, the annual Base Rent per rentable square foot of the Premises (excluding Special 8th Floor Space and Pocket Space) shall increase from $18.75 to $19.75, the annual Base Rent per rentable square foot of the Special 8th Floor Space shall increase from $17.75 to $18.75, and the annual Base Rent per rentable square foot of the Pocket Space shall increase from $9.50 to $10.50. There will be a similar increase for each of the other Lease Years of the Term. Landlord's right to receive said increased Base Rent shall be Landlord's sole remedy against Tenant as a result of Tenant's failure to achieve the Employment Objective; however Tenant's failure to timely pay such increased Base Rent as specified in this paragraph shall be a type of failure as described in subclause (i) of Paragraph 21 and accordingly Landlord may treat such failure in the same manner as other monetary defaults covered by that provision. Upon satisfaction of the Employment Objective, Landlord shall not be entitled to any increase in Base Rent pursuant to this paragraph.

         5. Replacement of Exhibits.

         (a) Page three (3) of Exhibit A-1 is hereby deleted and replaced with the exhibit marked as such attached hereto.

         (b) Exhibit A-3 is hereby deleted and replaced with the exhibit marked as such attached hereto.

         (c) Page three (3) of Exhibit A-4 is hereby deleted and replaced with the exhibit marked as such attached hereto.

         The remainder of this page is intentionally left blank and the signatures follow on the next page.

         IN WITNESS WHEREOF, Landlord and Tenant, intending to be legally bound hereby, have executed this Addendum as of the day and year first above written.



TENANT:                                          LANDLORD:

American BUSINESS FINANCIAL SERVICES, INC.       WANAMAKER, L.L.C.

                                                 By:    Amerimar Wanamaker Management
By:    ___________________________                      Co., Inc., as Agent for Owner
Name:  Anthony J. Santilli, Jr.
Its:   Chairman
                                                        By:      ________________________
                                                        Name:    ________________________
                                                        Its:     ________________________


Attest:___________________________
       Name:    Beverly Santilli
       Its:     Secretary



